Exhibit 10.1

Execution Version
[Published CUSIP Number: ____]

CREDIT AGREEMENT

Dated as of May 19, 2008

among

KINETIC CONCEPTS, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

L/C Issuer,

and

The other LENDERS party hereto
_________________________________________

BANC OF AMERICA SECURITIES LLC and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

SUNTRUST BANK, DNB NOR BANK ASA,
GENERAL ELECTRIC CAPITAL CORPORATION and
THE BANK OF NOVA SCOTIA,
as Co-Documentation Agents

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, BNP PARIBAS,
HSBC BANK USA, NATIONAL ASSOCIATION,
ING CAPITAL LLC, RBS CITIZENS, NATIONAL ASSOCIATION,
WACHOVIA BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A.,
as Senior Managing Agents

TABLE OF CONTENTS

Page

ARTICLE 1

Definitions and Accounting Terms

Section 1.01. Defined Terms[INSERT PAGE NUMBER]
Section 1.02. Other Interpretive Provisions[INSERT PAGE NUMBER]
Section 1.03. Accounting Terms[INSERT PAGE NUMBER]
Section 1.04. Rounding[INSERT PAGE NUMBER]
Section 1.05. Times of Day[INSERT PAGE NUMBER]
Section 1.06. Letter of Credit Amounts[INSERT PAGE NUMBER]
Section 1.07. Currency Equivalents Generally; Change of Currency[INSERT PAGE NUMBER]
Section 1.08. Additional Alternative Currencies.[INSERT PAGE NUMBER]

ARTICLE 2

The Commitments and Credit Extensions

Section 2.01. The Loans.[INSERT PAGE NUMBER]
Section 2.02. Borrowings, Conversions and Continuations of Loans.[INSERT PAGE NUMBER]
Section 2.03. Letters of Credit[INSERT PAGE NUMBER]
Section 2.04. Swing Line Loans[INSERT PAGE NUMBER]
Section 2.05. Prepayments.[INSERT PAGE NUMBER]
Section 2.06. Termination or Reduction of Commitments.[INSERT PAGE NUMBER]
Section 2.07. Repayment of Loans.[INSERT PAGE NUMBER]
Section 2.08. Interest.[INSERT PAGE NUMBER]
Section 2.09. Fees[INSERT PAGE NUMBER]
Section 2.10. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.[INSERT PAGE NUMBER]
Section 2.11. Evidence of Debt.[INSERT PAGE NUMBER]
Section 2.12. Payments Generally; Administrative Agent’s Clawback.[INSERT PAGE NUMBER]
Section 2.13. Sharing of Payments by Lenders[INSERT PAGE NUMBER]

ARTICLE 3

Taxes, Yield Protection and Illegality

Section 3.01. Taxes[INSERT PAGE NUMBER]
Section 3.02. Illegality[INSERT PAGE NUMBER]
Section 3.03. Inability To Determine Rates[INSERT PAGE NUMBER]
Section 3.04. Increased Costs; Reserves on Eurocurrency Rate Loans[INSERT PAGE NUMBER]
Section 3.05. Compensation for Losses[INSERT PAGE NUMBER]
Section 3.06. Mitigation Obligations; Replacement of Lenders[INSERT PAGE NUMBER]
Section 3.07. Survival[INSERT PAGE NUMBER]

ARTICLE 4

Conditions Precedent to Credit Extensions

Section 4.01. Conditions to Closing and Tender Offer Borrowing[INSERT PAGE NUMBER]
Section 4.02. Conditions to Merger Borrowing[INSERT PAGE NUMBER]
Section 4.03. Conditions to all Credit Extensions[INSERT PAGE NUMBER]

ARTICLE 5

Representations and Warranties

Section 5.01. Existence, Qualification and Power[INSERT PAGE NUMBER]
Section 5.02. Authorization; No Contravention[INSERT PAGE NUMBER]
Section 5.03. Governmental Authorization; Other Consents[INSERT PAGE NUMBER]
Section 5.04. Binding Effect[INSERT PAGE NUMBER]
Section 5.05. Financial Statements; No Material Adverse Effect[INSERT PAGE NUMBER]
Section 5.06. Litigation[INSERT PAGE NUMBER]
Section 5.07. No Default[INSERT PAGE NUMBER]
Section 5.08. Ownership of Property[INSERT PAGE NUMBER]
Section 5.09. Environmental Compliance[INSERT PAGE NUMBER]
Section 5.10. Insurance[INSERT PAGE NUMBER]
Section 5.11. Taxes[INSERT PAGE NUMBER]
Section 5.12. ERISA Compliance[INSERT PAGE NUMBER]
Section 5.13. Subsidiaries; Equity Interests; Loan Parties[INSERT PAGE NUMBER]
Section 5.14. Margin Regulations.[INSERT PAGE NUMBER]
Section 5.15. Investment Company Act[INSERT PAGE NUMBER]
Section 5.16. Disclosure[INSERT PAGE NUMBER]
Section 5.17. Compliance with Laws[INSERT PAGE NUMBER]
Section 5.18. Intellectual Property; Licenses, Etc[INSERT PAGE NUMBER]
Section 5.19. Solvency[INSERT PAGE NUMBER]
Section 5.20. Labor Matters[INSERT PAGE NUMBER]
Section 5.21. Collateral Documents[INSERT PAGE NUMBER]

ARTICLE 6

Affirmative Covenants

Section 6.01. Financial Statements[INSERT PAGE NUMBER]
Section 6.02. Certificates; Other Information[INSERT PAGE NUMBER]
Section 6.03. Notices[INSERT PAGE NUMBER]
Section 6.04. Payment of Obligations[INSERT PAGE NUMBER]
Section 6.05. Preservation of Existence, Etc[INSERT PAGE NUMBER]
Section 6.06. Maintenance of Properties[INSERT PAGE NUMBER]
Section 6.07. Maintenance of Insurance[INSERT PAGE NUMBER]
Section 6.08. Compliance with Laws[INSERT PAGE NUMBER]
Section 6.09. Books and Records[INSERT PAGE NUMBER]
Section 6.10. Inspection Rights[INSERT PAGE NUMBER]
Section 6.11. Use of Proceeds[INSERT PAGE NUMBER]
Section 6.12. Covenant to Guarantee Obligations and Give Security[INSERT PAGE NUMBER]
Section 6.13. Compliance with Environmental Laws[INSERT PAGE NUMBER]
Section 6.14. Further Assurances[INSERT PAGE NUMBER]
Section 6.15. Interest Rate Hedging[INSERT PAGE NUMBER]
Section 6.16. Designation as Senior Debt[INSERT PAGE NUMBER]
Section 6.17. Consummation of the Merger[INSERT PAGE NUMBER]

ARTICLE 7

Negative Covenants

Section 7.01. Liens[INSERT PAGE NUMBER]
Section 7.02. Indebtedness[INSERT PAGE NUMBER]
Section 7.03. Investments[INSERT PAGE NUMBER]
Section 7.04. Fundamental Changes[INSERT PAGE NUMBER]
Section 7.05. Dispositions[INSERT PAGE NUMBER]
Section 7.06. Restricted Payments[INSERT PAGE NUMBER]
Section 7.07. Change in Nature of Business[INSERT PAGE NUMBER]
Section 7.08. Transactions with Affiliates[INSERT PAGE NUMBER]
Section 7.09. Burdensome Agreements[INSERT PAGE NUMBER]
Section 7.10. Financial Covenants.[INSERT PAGE NUMBER]
Section 7.11. Capital Expenditures[INSERT PAGE NUMBER]
Section 7.12. Amendments of Organization Documents[INSERT PAGE NUMBER]
Section 7.13. Prepayments, Etc. of Indebtedness[INSERT PAGE NUMBER]
Section 7.14. Amendment, Etc. of Related Documents, Wake Forest License Agreement and Indebtedness[INSERT PAGE NUMBER]
Section 7.15. Headquarters Transaction[INSERT PAGE NUMBER]
Section 7.16. Activities Of Certain Subsidiaries[INSERT PAGE NUMBER]

ARTICLE 8

Events of Default and Remedies

Section 8.01. Events of Default[INSERT PAGE NUMBER]
Section 8.02. Remedies upon Event of Default[INSERT PAGE NUMBER]
Section 8.03. Application of Funds[INSERT PAGE NUMBER]

ARTICLE 9

Administrative Agent

Section 9.01. Appointment and Authority[INSERT PAGE NUMBER]
Section 9.02. Rights as a Lender[INSERT PAGE NUMBER]
Section 9.03. Exculpatory Provisions[INSERT PAGE NUMBER]
Section 9.04. Reliance by Administrative Agent[INSERT PAGE NUMBER]
Section 9.05. Delegation of Duties[INSERT PAGE NUMBER]
Section 9.06. Resignation of Administrative Agent[INSERT PAGE NUMBER]
Section 9.07. Non-Reliance on Administrative Agent and Other Lenders[INSERT PAGE NUMBER]
Section 9.08. No Other Duties, Etc[INSERT PAGE NUMBER]
Section 9.09. Administrative Agent May File Proofs of Claim[INSERT PAGE NUMBER]
Section 9.10. Collateral and Guaranty Matters[INSERT PAGE NUMBER]
Section 9.11. Secured Cash Management Agreements and Secured Hedge Agreements[INSERT PAGE NUMBER]

ARTICLE 10

Miscellaneous

Section 10.01. Amendments, Etc[INSERT PAGE NUMBER]
Section 10.02. Notices; Effectiveness; Electronic Communications[INSERT PAGE NUMBER]
Section 10.03. No Waiver; Cumulative Remedies; Enforcement[INSERT PAGE NUMBER]
Section 10.04. Expenses; Indemnity; Damage Waiver[INSERT PAGE NUMBER]
Section 10.05. Payments Set Aside[INSERT PAGE NUMBER]
Section 10.06. Successors and Assigns[INSERT PAGE NUMBER]
Section 10.07. Treatment of Certain Information; Confidentiality[INSERT PAGE NUMBER]
Section 10.08. Right of Setoff[INSERT PAGE NUMBER]
Section 10.09. Interest Rate Limitation[INSERT PAGE NUMBER]
Section 10.10. Counterparts; Integration; Effectiveness[INSERT PAGE NUMBER]
Section 10.11. Survival of Representations and Warranties[INSERT PAGE NUMBER]
Section 10.12. Severability[INSERT PAGE NUMBER]
Section 10.13. Replacement of Lenders[INSERT PAGE NUMBER]
Section 10.14. [Reserved][INSERT PAGE NUMBER]
Section 10.15. Governing Law; Jurisdiction; Etc[INSERT PAGE NUMBER]
Section 10.16. Waiver of Jury Trial[INSERT PAGE NUMBER]
Section 10.17. No Advisory or Fiduciary Responsibility[INSERT PAGE NUMBER]
Section 10.18. Electronic Execution of Assignments and Certain Other Documents[INSERT PAGE NUMBER]
Section 10.19. USA PATRIOT Act[INSERT PAGE NUMBER]
Section 10.20. Judgment Currency.[INSERT PAGE NUMBER]
Section 10.21. ENTIRE AGREEMENT[INSERT PAGE NUMBER]

SIGNATURESS-1

SCHEDULES
1.01A                 Mandatory Cost Formulae
1.01B                  Existing Letters of Credit
1.01C                  Immaterial Subsidiaries
2.01                    Commitments
5.03                    Authorizations and Consents
5.06                    Litigation
5.13                    Subsidiaries and Other Equity Investments; Loan Parties
5.18                    Intellectual Property Matters
6.12                    Guarantors
7.01                    Existing Liens
7.02                    Existing Indebtedness
7.03                    Existing Investments
7.08                    Transactions with Affiliates
7.09                    Burdensome Agreements
10.02                  Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A                        Committed Loan Notice
B                         Swing Line Loan Notice
C-1                      Term Note
C-2                      Multicurrency Revolving Credit Note
C-3                      US Dollar Revolving Credit Note
D                         Compliance Certificate
E-1                      Assignment and Assumption
E-2                      Administrative Questionnaire
F                         Guarantee and Security Agreement
G-1                     Opinion Matters – Counsel to Loan Parties
G-2                     Opinion Matters – Texas Counsel to Loan Parties
H	Affiliate Subordination Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of May 19, 2008, among KINETIC CONCEPTS, INC., a Texas corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

Pursuant to the Merger Agreement, the Borrower intends to acquire all of the Shares pursuant to a two-step transaction in which (i) Acquisition Sub will acquire pursuant to the Tender Offer, for a purchase price of $51.00 per share in cash, those Shares that have been validly tendered and not withdrawn and accepted for payment pursuant to the Tender Offer (the “Tender Consideration”) and (ii) on the Merger Date and in accordance with the Merger Agreement, Acquisition Sub will be merged with and into LifeCell with LifeCell being the surviving corporation (the “Merger”), and pursuant to the Merger each Share not acquired in the Tender Offer (other than Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive $51.00 in cash (the “Merger Consideration”).

The total cash consideration required to consummate the Tender Offer and the Merger and to pay related fees and expenses is approximately $1,858,000,000.  The Borrower has requested that (i) the Lenders make available Term A Loans in an aggregate amount of $1,000,000,000 on the Closing Date, the proceeds of which will be used by the Borrower on the Closing Date to enable Acquisition Sub to pay the Tender Consideration in respect of those Shares that have been validly tendered and not withdrawn in the Tender Offer and that have been accepted for payment on the Closing Date and to pay related fees and expenses and (ii) the Lenders make available Revolving Credit Loans and the L/C Issuer issue Letters of Credit for the account of the Borrower in an aggregate amount of up to $300,000,000 from time to time on and after the Closing Date, the proceeds of which will be used, together with cash on hand (x) after the Closing Date, to enable Acquisition Sub to pay the Tender Consideration in respect of those additional Shares that are validly tendered and not withdrawn in a subsequent offering period pursuant to the Tender Offer, (y) to enable Acquisition Sub to pay the Merger Consideration on or immediately after the effective date of the Merger and to pay the appraised value of any Shares held by holders who have properly perfected rights to appraisal in accordance with Section 262 of the Delaware General Corporation Law and (z) on and after the Closing Date, to pay fees and expenses related to all of the foregoing and for general corporate purposes, all on the terms and subject to the conditions set forth herein, and the Lenders and the L/C Issuer have indicated their willingness on and subject to such terms and conditions.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions and Accounting Terms

Section 1.01 .  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Sub” means the Leopard Acquisition Sub, Inc., a Delaware corporation and wholly-owned, newly-formed Subsidiary of the Borrower.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form reasonably approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, in respect of (a) the Term A Facility, the sum of (x) the aggregate amount of the Term A Loans outstanding at such time and (y) the unused portion of the Term A Commitments at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Total Revolving Credit Outstandings at such time.

“Agreement” means this Credit Agreement.

“Aircraft Trust” means either of the grantor trusts referred to in Schedule 7.03.

“Alternative Currency” means each of Euro, Sterling, Yen, Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving Credit Commitments and $100,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Applicable Fee Rate” means, at any time, in respect of the Revolving Credit Facility (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the first fiscal quarter ending after the Closing Date, 0.50% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Leverage Ratio	Applicable Fee Rate
1	<=1.50x	0.30%
2	>1.50x but <=2.00x	0.30%
3	>2.00x but <=2.50x	0.35%
4	>2.50x but <=3.25x	0.40%
5	>3.25x	0.50%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (at which time the Applicable Fee Rate otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place), the numerator of which is the sum of the amount of such Term A Lender’s undrawn Term A Commitment and the principal amount of its Term A Loans and the denominator of which is the sum of the aggregate amount of all undrawn Term A Commitments and the aggregate principal amount of all Term A Loans, (b) in respect of the Multicurrency Revolving Credit Facility, with respect to any Multicurrency Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place), the numerator of which is the Multicurrency Revolving Credit Commitment of such Multicurrency Revolving Credit Lender and the denominator of which is the aggregate amount of the Multicurrency Revolving Credit Commitments and (c) in respect of the US Dollar Revolving Credit Facility, with respect to any US Dollar Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place), the numerator of which is the US Dollar Revolving Credit Commitment of such US Dollar Revolving Credit Lender and the denominator of which is the aggregate amount of the US Dollar Revolving Credit Commitments; provided that, in the case of the Revolving Credit Facility, if the Revolving Credit Commitments of either Class have been terminated, then the Applicable Percentage of each Revolving Credit Lender of such Class shall be determined based on the Applicable Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Applicable Rate” means (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the first fiscal quarter ending after the Closing Date, 2.25% per annum for Base Rate Loans and 3.25% per annum for Eurocurrency Rate Loans and Letter of Credit Fees and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

		Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurocurrency Rate Loans	Letter of Credit Fees	Base Rate Loans
1	<=1.50x	1.75%	1.75%	0.75%
2	>1.50x but <=2.00x	2.25%	2.25%	1.25%
3	>2.00x but <=2.50x	2.75%	2.75%	1.75%
4	>2.50x but <=3.25x	3.25%	3.25%	2.25%
5	>3.25x	3.50%	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, and shall remain in effect until the date on which such Compliance Certificate is delivered (at which time the Applicable Rate otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate under clause (b) above for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means (a) with respect to any Multicurrency Revolving Credit Lender at any time, such Multicurrency Revolving Credit Lender’s Applicable Percentage in respect of the Multicurrency Revolving Credit Facility at such time and (b) with respect to any US Dollar Revolving Credit Lender at any time, such US Dollar Revolving Credit Lender’s Applicable Percentage in respect of the US Dollar Revolving Credit Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility, the Multicurrency Revolving Credit Facility or the US Dollar Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan, a Multicurrency Revolving Credit Loan or a US Dollar Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Multicurrency Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Multicurrency Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Availability Period” means (a) in respect of the Multicurrency Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Multicurrency Revolving Credit Facility, (ii) the date of termination of the Multicurrency Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Multicurrency Revolving Credit Lender to make Multicurrency Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02, (b) in respect of the US Dollar Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the US Dollar Revolving Credit Facility, (ii) the date of termination of the US Dollar Revolving Credit Commitments pursuant to Section 2.06 and (iii) the date of termination of the commitment of each US Dollar Revolving Credit Lender to make US Dollar Revolving Credit Loans pursuant to Section 8.02 and (c) in respect of the Term A Facility, the period from and including the Closing Date to the earliest of (i) the Merger Date, (ii) the Maturity Date for the Term A Facility, (iii) the date of termination of the commitments of the Term A Lenders to make Term A Loans pursuant to Section 8.02 and (iv) August 1, 2008.

“Available Amount” means, at any time (the “Reference Time”), an amount equal at such time to:

(a) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date (commencing with and including the fiscal year ending December 31, 2008 but, in the case of the fiscal year ending December 31, 2008, for the period from July 1, 2008 through December 31, 2008) and prior to the Reference Time minus (y) the aggregate amount of such Excess Cash Flow that has been (or will be) applied (A) after the Closing Date and prior to the Reference Time plus (B) if the Reference Time is prior to the date on which a prepayment of Term A Loans in accordance with Section 2.05(b)(i) is required to be made with respect to Excess Cash Flow for the preceding fiscal year (such date, the “Upcoming ECF Payment Date”), on the Upcoming ECF Payment Date, to the prepayment of Term A Loans in accordance with Section 2.05(b)(i); minus

(b) the aggregate amount of all Available Amount Payments made at or prior to such Reference Time (determined immediately before giving effect to the Available Amount Payment for which such determination is made, but after giving effect to any other Available Amount Payment being made simultaneously therewith).

“Available Amount Payment” means (i) any Restricted Payment made pursuant to Section 7.06(b)(xi)(B) and (ii) any Restricted Prepayments made pursuant to clause (b) of Section 7.13.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2007, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date.

“Borrowing” means a Multicurrency Revolving Credit Borrowing, a US Dollar Revolving Credit Borrowing, a Swing Line Borrowing or a Term A Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within 180 days of the receipt of such proceeds or (B) the proceeds or consideration received from any sale, trade in or other Disposition of such Person’s assets (other than assets constituting Collateral consisting of inventory and accounts), to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within 180 days of the receipt of such proceeds; and provided, further, that any “Capital Expenditure” shall not constitute an “Investment” hereunder.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked account of one or more of the Loan Parties at Bank of America  in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder).

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits (including eurodollar time deposits) with, or insured certificates of deposit or bankers’ acceptances or overnight bank deposits of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) above, having a term of not more than 30 days with respect to securities issued or unconditionally guaranteed or insured by the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or at least A by Moody’s;

(f) securities with maturities of one year or less from the date of acquisition backed by a standby letter of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above;

(g) shares in money market investment programs or mutual or similar funds which have substantially all of their assets invested in investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition; and

(h) in the case of Investments by any Foreign Subsidiary (in addition to the items permitted by the foregoing clauses (a) through (g)) or Investments made in a country outside the United States of America, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency if available, (ii) investments of the type and maturity described in clauses (b) through (g) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) time deposits with any Lender or any Affiliate of any Lender and (iv) with respect to any Investment made by any Foreign Subsidiary, time deposits with any foreign bank not described in the foregoing clauses (ii) or (iii); provided, however, that the aggregate amount of Investments of the type described in this clause (h) that shall constitute “Cash and Cash Equivalents” shall not exceed $100,000,000.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Domestic Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           Continuing Directors cease to constitute at least a majority of the Borrower’s board of directors; or

(b)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing (i) in the case of a Significant Shareholder (by itself) or a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that consists solely of Significant Shareholders, 50% or more, or (ii) otherwise, 35% or more, of the combined voting power of such securities; or

(c)           a “change of control”, “fundamental change” or any comparable term under, and as defined in, the Convertible Senior Notes Indenture or any other Indebtedness having an aggregate principal amount in excess of the Threshold Amount shall have occurred.

“Class” (a) when used with respect to Revolving Credit Lenders, refers to whether such Lenders are Multicurrency Revolving Credit Lenders or US Dollar Revolving Credit Lenders, (b) when used with respect to Revolving Credit Commitments, refers to whether such Commitments are Multicurrency Revolving Credit Commitments or US Dollar Revolving Credit Commitments and (c) when used with respect to Revolving Credit Loans or a Revolving Credit Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Multicurrency Revolving Credit Loans or US Dollar Revolving Credit Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, “Collateral” shall not include any assets of any Foreign Subsidiary.  Additionally, “Collateral” shall not include Equity Interests in any Foreign Subsidiary, except that up to 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in any CFC directly owned by a Loan Party may be included as Collateral.

“Collateral Documents” means, collectively, the Guarantee and Security Agreement, the Security Agreement Supplements, the Intellectual Property Security Agreements, the KCIMR Pledge, the Mortgages and each of the collateral assignments, security agreements, pledge agreements or other similar agreements executed and delivered by a Loan Party to the Administrative Agent pursuant to Section 4.01, Section 4.02 or Section 6.12 that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations.

“Commitment” means a Term A Commitment, a Multicurrency Revolving Credit Commitment or a US Dollar Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term A Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Companies” means, collectively, the Borrower and its Subsidiaries (including, for purposes of determining “Subsidiaries” on the Closing Date, LifeCell and its Subsidiaries).

“Company Material Adverse Change” means any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have a material adverse effect on, (i) the business, results of operation, financial condition or prospects of the LifeCell Parties, or (ii) the ability of the LifeCell Parties to consummate the Tender Offer, the Merger or the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement; provided, however, that, in the case of clause (i) only, none of the following shall be deemed to be, and shall not be taken into account in determining whether there has been, a Company Material Adverse Change: facts, circumstances, events, changes, effects or occurrences (1) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (2) generally affecting the medical device industry, (3) resulting from any actions required under the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Tender Offer or the Merger, (4) resulting from changes in GAAP or authoritative interpretations thereof, (5) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, (6) resulting from any decrease in the market price of the Shares (it being understood that the exception in this clause (6) is strictly limited to any such decrease in and of itself and shall not prevent or otherwise affect a determination that any effect, event, development or change underlying such decrease has resulted in or contributed to a Company Material Adverse Change) or (7) resulting from any failure by LifeCell to meet any published analyst estimates or expectations of LifeCell’s revenue, earnings or other financial performance or results of operations for any period ending on or after the April 7, 2008 (it being understood that the exception in this clause (7) is strictly limited to any such failure in and of itself and shall not prevent or otherwise affect a determination that any effect, event, development or change underlying such failure has resulted in or contributed to a Company Material Adverse Change), except, in the case of clauses (1), (2), (4) and (5), to the extent such change, effect, event or occurrence has a materially disproportionate effect on LifeCell compared with other companies operating in the industries in which LifeCell operates.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Assets” means the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period:

(a)           increased (without duplication) by the following (in each case to the extent deducted in calculating Consolidated Net Income for such Measurement Period):

(i)           Consolidated Interest Charges; plus

(ii)           the provision for Federal, state, local and foreign income taxes payable; plus

(iii)           depreciation and amortization expense; plus

(iv)           all other non-cash charges (including non-cash impairment charges with respect to goodwill) and expenses (including non-cash option and stock-based compensation expenses) reducing such Consolidated Net Income which do not represent a cash item in such period or any future period; plus

(v)           (x) charges, expenses and fees incurred in connection with the Tender Offer, the Merger, the transactions contemplated by the Loan Documents and the Borrowings hereunder, in an aggregate amount for all such amounts under this clause (v)(x) not to exceed $100,000,000 and (y) without duplication, the cost of entering into the Convertible Note Hedge; plus

(vi)           non-recurring charges, fees and expenses incurred in connection with any transaction permitted under Section 7.03(k) or 7.03(l), in an aggregate amount not to exceed $30,000,000 in any calendar year and not to exceed $60,000,000 during the term of this Agreement; plus

(vii)           non-recurring charges, fees and expenses incurred in connection with corporate restructurings in an aggregate amount not to exceed $20,000,000 in any calendar year and not to exceed $60,000,000 during the term of this Agreement; and

(b)           decreased (without duplication) by the following (in each case to the extent included in calculating Consolidated Net Income for such Measurement Period:

(i)           Federal, state, local and foreign income tax credits; plus

(ii)           all non-cash items increasing Consolidated Net Income.

For all purposes hereunder, Consolidated EBITDA shall be calculated on a Pro Forma Basis unless otherwise specified.  Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ended September 30, 2007, December 31, 2007 and March 31, 2008 shall be deemed to be $146,500,000, $145,100,000 and $146,100,000, respectively.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all Capital Expenditures, less (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash to (b) Consolidated Fixed Charges, in each case for the most recently completed Measurement Period.

“Consolidated Fixed Charges” means, for any Measurement Period, the sum of (i) Consolidated Interest Charges, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding Indebtedness for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 and (iii) the aggregate amount of all Restricted Payments made in cash, in each case, of or by the Borrower and its Subsidiaries (other than any Restricted Payments made to a Loan Party) for such Measurement Period.  For all purposes hereunder, Consolidated Fixed Charges shall be calculated on a Pro Forma Basis unless otherwise specified.  Notwithstanding the foregoing, Consolidated Fixed Charges for the fiscal quarters ended September 30, 2007, December 31, 2007 and March 31, 2008 shall be deemed to be $44,600,000, $44,600,000 and $44,600,000, respectively.

“Consolidated Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued for the account of the Borrower or any of its Subsidiaries, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer to the extent the Borrower or such Subsidiary would be liable therefor under applicable Law or any agreement or instrument by virtue of the Borrower’s or such Subsidiary’s ownership interest in or other relationship with such entity, except to the extent such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.  For all purposes hereunder, Consolidated Indebtedness shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (including amortization of debt financing costs, debt issuance costs and debt discount and commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers acceptance financings), (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the Net Income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period determined in accordance with GAAP; provided that Consolidated Net Income shall exclude, without duplication, the following:

(a) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Measurement Period;

(b) extraordinary non-cash gains and extraordinary non-cash losses for such Measurement Period;

(c) the Net Income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such Net Income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period (except to the extent any such prohibition has been irrevocably waived), except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income; and

(d) any Net Income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the Net Income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (c) of this proviso).

“Consolidated Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of the Borrower and its Subsidiaries as of such date (excluding the current portion of Long-Term Debt).  Consolidated Working Capital at any date may be a positive or negative number.

“Continuing Director” means a director who either was a member of the Borrower’s board of directors on the date of this Agreement or who becomes a director of the Borrower subsequent to that date and whose election, appointment or nomination for election by the Borrower’s stockholders is duly approved by a majority of the Continuing Directors on the Board of Directors of the Borrower at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Borrower on behalf of the entire Board of Directors of the Borrower in which such individual is named as nominee for director.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other voluntary undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Note Hedge” means the call option, capped call option, call spread option or similar option transaction purchased by the Borrower to hedge its exposure with respect to the issuance and delivery of its Equity Interests upon conversion of the Convertible Senior Notes.

“Convertible Senior Notes” means the Convertible Senior Notes of the Borrower issued April 21, 2008 and due 2015, in an aggregate principal amount not to exceed $690,000,000.

“Convertible Senior Notes Indenture” means the Indenture dated as of April 21, 2008, by and among the Borrower, KCI USA, Inc., as guarantor, and U.S. Bank National Association, as trustee, pursuant to which the Convertible Senior Notes have been issued.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Loans and other Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that, with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term A Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment (other than a collateral assignment), transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) pursuant to a sinking fund or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) in whole or in part, (iii) provides for scheduled payments of dividends to be made in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is 91 days after the Maturity Date with respect to the Term A Facility (or, if later, the Maturity Date with respect to the Revolving Credit Facility), except, in the cases of clauses (i) and (ii), if as a result of a change of control or asset sale, but only if any rights of the holders thereof upon the occurrence of such change of control or asset sale are subject to the prior payment in full of all Obligations (other than contingent indemnification obligations), the cancellation or expiration of all Letters of Credit and the termination of the Aggregate Commitments.

“Dollar” and “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that is a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that meets the requirements to be an assignee under Section 10.06(b)(iii), 10.06(b)(v) and 10.06(b)(vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Community relating to Economic and Monetary Union.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, enforceable judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any enforceable contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, but excluding, in each case, convertible debt.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as it appears on the relevant Reuters Screen or any successor thereto (or, if such page or service shall not be available, such other commercially available source providing quotations of BBA LIBOR as reasonably determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate per annum (rounded to the nearest 1/100th of 1%) equal to the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower (or, with respect to the fiscal year ending December 31, 2008, for the period from July 1, 2008 through December 31, 2008), the excess (if any) of:

(a) the sum for such fiscal year (or period) of

(i)           Consolidated EBITDA, plus

(ii)           the amount, if any, by which Consolidated Working Capital decreased during such fiscal year (or period);

over

(b)           the sum for such fiscal year (or period) of

(i)           Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, plus

(ii)           voluntary prepayments of Term A Loans pursuant to Section 2.05(a)(i) and scheduled principal repayments of Term A Loans pursuant to Section 2.07 by the Borrower and its Domestic Subsidiaries, in each case to the extent actually made, plus

(iii)           all Taxes paid in cash by the Borrower and its Subsidiaries to the extent added back to Consolidated EBITDA pursuant to clause (a)(ii) of the definition thereof, plus

(iv)           the amount, if any, by which Consolidated Working Capital increased during such fiscal year (or period), plus

(v)           Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year (except to the extent attributable to the incurrence of Capitalized Lease Obligations by the Borrower or any of its Subsidiaries or otherwise financed by the incurrence by the Borrower or any of its Domestic Subsidiaries of Long-Term Debt), plus

(vi)           cash consideration paid by the Borrower and its Domestic Subsidiaries during such fiscal year (or period) to make acquisitions or other capital investments (except to the extent financed by incurring Long-Term Debt), plus

(vii)           all amounts paid in cash to the extent added back to Consolidated EBITDA pursuant to clauses (a)(v), (a)(vi) and (a)(vii) of the definition thereof; plus

(vii)           the amount of any cash gains from Dispositions and Casualty Events to the extent (x) included in Net Cash Proceeds and Consolidated Net Income and (y) not otherwise deducted in calculating Consolidated EBITDA or Excess Cash Flow; plus

(viii)           the aggregate principal amount of Long-Term Debt repaid or prepaid by the Borrower and its Subsidiaries and actual repayments of obligations under Capitalized Leases during such fiscal year (or period), excluding (i) Indebtedness in respect of Revolving Credit Loans and Letters of Credit (except to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments), (ii) mandatory prepayments of Term A Loans pursuant to Section 2.05(b), (iii) voluntary prepayments and scheduled repayments of Term A Loans included in clause (b)(ii) above and (iv) repayments by the Borrower and its Domestic Subsidiaries of Long-Term Debt to the extent financed by incurring other Long-Term Debt;

provided, that for purposes of both clauses (a) and (b) of this definition and notwithstanding anything to the contrary in any other definition, each of the above amounts shall be computed for the Borrower and its Domestic Subsidiaries, on a consolidated basis and, in any event, Excess Cash Flow shall not include any Consolidated EBITDA attributable to any Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations  promulgated thereunder.

“Excluded Issuance” by the Borrower or any of its Domestic Subsidiaries means an issuance of shares of capital stock of (or other ownership or profit interests in) such Person (a) upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest) and (b) to the officers, directors or employees of the Borrower or any of its Subsidiaries pursuant to purchase, incentive or option plans.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or as a result of the Administrative Agent or such Lenders, as applicable, being engaged in a trade or business in such jurisdiction (other than a trade or business that would not have arisen but for the Administrative Agent or Lender, as applicable, having executed, delivered, performed its obligations or received a payment under, or enforced the Loan Documents), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or 3.01(a)(iii).

“Existing Credit Agreement” means the Credit Agreement dated as of July 31, 2007 among the Borrower, Citibank, N.A., as administrative agent, Wells Fargo Bank, N.A., as issuing bank, and a syndicate of lenders.

“Existing Letters of Credit” means those letters of credit issued pursuant to the Existing Credit Facility and set forth on Schedule 1.01B.

“Facility” means the Term A Facility, the Revolving Credit Facility, the Multicurrency Revolving Credit Facility or the US Dollar Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 7, 2008, among the Borrower, Bank of America, JPMorgan Chase and the Lead Arrangers.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in the ordinary course of business or in connection with any acquisition or disposition of assets permitted under this Agreement.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Security Agreement” means the Guarantee and Security Agreement, dated as of the date hereof, among the Borrower, the Guarantors and the Administrative Agent, substantially in the form of Exhibit F, together with each other guarantee and security agreement and guarantee and security agreement supplement delivered pursuant to Section 6.12.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 6.12 and each other Subsidiary of the Borrower that shall be required to execute and deliver a Security Agreement Supplement pursuant to Section 6.12; provided that LifeCell shall not be a Guarantor or be required to be a Guarantor until the Merger Date.

“Guaranty” means the Guarantee made by the Loan Parties in favor of the Secured Parties pursuant to the Guarantee and Security Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous, ignitable, corrosive, reactive or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other chemicals of concern or substances or wastes similar to the foregoing regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract required or permitted under Article 6 or 7, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“I/T Restructuring” means the Borrower’s program to consolidate and upgrade its worldwide information technology systems.

“Immaterial Subsidiary” means any Subsidiary (a) the total assets of which for the most recently ended fiscal quarter (determined on a consolidated basis for such Subsidiary and its Subsidiaries) are less than or equal to 5% of the total assets of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), (b) the total revenue of which for the most recently ended fiscal quarter (determined on a consolidated basis for such Subsidiary and its Subsidiaries) was less than or equal to 5% of the total revenue of the Borrower and its Subsidiaries for the most recently ended fiscal quarter (determined on a consolidated basis in accordance with GAAP) and (c) designated by the Borrower as such by written notice to the Administrative Agent;  provided, that the Subsidiaries designated by the Borrower as Immaterial Subsidiaries on the Closing Date shall be those set forth on Schedule 1.01C; provided further, that (x) the total assets of all Immaterial Subsidiaries (and their Subsidiaries) shall not exceed 10% of the total assets of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) and (y) the total revenue of all Immaterial Subsidiaries (and their Subsidiaries) shall not exceed 10% of the total revenue of the Borrower and its Subsidiaries for the most recently ended fiscal quarter (determined on a consolidated basis in accordance with GAAP).  The Borrower shall be permitted at any time to redesignate any Subsidiary previously designated as an Immaterial Subsidiary as a Subsidiary that is not an Immaterial Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued or created by or for the account of such Person;

(c)           for purposes of Sections 7.02 and 8.01(e) only, net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and other accrued liabilities in the ordinary course of business which (i) are not past due for more than 90 days after the date on which such trade account or liability was created) or (ii) are being contested in good faith by such Person;

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, that in the case of indebtedness that has not been assumed by such Person or is limited in recourse, the amount thereof that shall be deemed to be Indebtedness shall be equal to the lesser of the fair market value of such property subject to such Lien or the amount of the indebtedness so secured;

(f)           all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all Disqualified Equity Interests of the Borrower or any of its Subsidiaries, in each case valued at the greater of its stated value, redemption value, or liquidation value or preference; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Law or any agreement or instrument as a result of such Person’s ownership interest in or other relationship with such partnership or joint venture, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b)).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum dated April 2008 used by the Lead Arrangers in connection with the syndication of the Commitments.

“Intellectual Property Security Agreement” has the meaning specified in the Guarantee and Security Agreement.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all of the Appropriate Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“International Plan” means any “defined benefit plan” as such term is defined in Section 3(35) of ERISA, whether or not such plan is subject to ERISA or the Code, which is sponsored, maintained, administered, contributed to, extended or arranged by the Borrower or its Affiliates or under which the Borrower or its Affiliates has any liability (contingent or otherwise) and covers any current or former employee, officer, director or independent contractor of the Borrower or its Affiliates who is located exclusively outside of the United States.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of a business unit of another Person, or all or a substantial part of the business or assets of another Person; provided, that “Investment” shall not include any Capital Expenditures.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested net of any return representing a return of capital with respect to such Investment, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or by the Borrower (or any Subsidiary) in favor of the L/C Issuer and relating to such Letter of Credit.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A. and its successors.

“KCI International Holding Company” means KCI International Holding Company, a Delaware corporation.

“KCI MS Unlimited” means KCI MS Unlimited, a Cayman Islands corporation.

“KCII Holdings, L.L.C.” means KCII Holdings, L.L.C., a Delaware limited liability company.

“KCIMR Pledge” means an Irish law governed pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which 65% of the Class A Ordinary Shares of KCI Medical Resources (Ireland) are pledged as Collateral to secure the Secured Obligations.

“Laws” means, in respect of any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority applicable to such Person or its properties, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Multicurrency Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Multicurrency Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (i) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (ii) solely with respect to the Existing Letters of Credit, Wells Fargo Bank, N.A.

“L/C Obligations” means, as at any date of determination, without duplication, the aggregate amount available to be drawn on such date under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts on such date, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” means each of Banc of America Securities LLC and J.P. Morgan Securities Inc., each in its capacity as a Joint Lead Arranger and Joint Bookrunner under this Agreement.

“Legal Reservations” means:

(a)           the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)           the limitation of enforcement by laws relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors;

(c)           the time barring of claims under statutes of limitations; and

(d)           principles which are set out in the qualifications as to matters of law in any legal opinion delivered on the Closing Date in connection with this Agreement.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender; provided that, after the date hereof, only Persons who become a “Lender” pursuant to Section 10.06(b) by executing an Assignment and Assumption shall be added as a “Lender” for purposes of this definition.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $75,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LifeCell” means LifeCell Corporation, a Delaware corporation.

“LifeCell Audited Financial Statements” means the audited consolidated balance sheet of LifeCell and its Subsidiaries for the fiscal year ended December 31, 2007, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of LifeCell and its Subsidiaries, including the notes thereto.

“LifeCell Parties” means LifeCell and each of its Subsidiaries (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) (if any).

“LifeCell Unaudited Financial Statements” means the unaudited consolidated balance sheet of LifeCell dated March 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date.

“Liquidity Measure” means, on any date, the sum, on such date, of (i) the excess of (x) the aggregate Revolving Credit Commitments over (y) the Total Revolving Credit Outstandings, plus (ii) the total amount of cash and Cash Equivalents to the extent (x) held by Loan Parties and (y) not subject to any Lien (other than (i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties created pursuant to the Collateral Documents and (ii) Liens permitted pursuant to Sections 7.01(c), 7.01(d) and 7.01(e)).

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term A Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents and (d) each Issuer Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.  For avoidance of doubt, from and after the Merger Date, each of the LifeCell Parties shall be a Loan Party.

“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01A.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect upon the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole or (b) a material adverse effect on (i) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents.

“Maturity Date” means, with respect to each Facility, the fifth anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Merger” has the meaning specified in the Preliminary Statements.

“Merger Agreement” means the Merger Agreement dated as of April 7, 2008 among the Borrower, Acquisition Sub and LifeCell.

“Merger Borrowing” has the meaning specified in Section 4.02.

“Merger Consideration”  has the meaning specified in the Preliminary Statements.

“Merger Date” means the date of effectiveness of the Merger.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or other similar document executed and delivered by the appropriate Loan Party, in form and substance reasonably acceptable to the Administrative Agent in order (a) to provide that such Loan Party is the mortgagor or grantor with respect to the applicable property (the “Mortgaged Property”), (b) to comply with and/or provide for specific laws of the jurisdictions in which the property to be encumbered is located, and (c) to assure that the Administrative Agent for the benefit of the Secured Parties has a perfected Lien on such property securing payment of such Loan Party’s Secured Obligations.

“Mortgage Instruments” means, with respect to any Mortgaged Property, all title reports, title insurance, opinions of counsel, surveys, appraisals and environmental reports relating thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

“Multicurrency Revolving Credit Borrowing” means a borrowing consisting of simultaneous Multicurrency Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Multicurrency Revolving Credit Lenders pursuant to Section 2.01(b).

“Multicurrency Revolving Credit Commitment” means, as to each Multicurrency Revolving Credit Lender, its obligation to (a) make Multicurrency Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar Equivalent of the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Multicurrency Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Multicurrency Revolving Credit Facility” means, at any time, the aggregate amount of the Multicurrency Revolving Credit Lenders’ Multicurrency Revolving Credit Commitments at such time.

“Multicurrency Revolving Credit Lender” means, at any time, any Lender that has a Multicurrency Revolving Credit Commitment at such time.

“Multicurrency Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Multicurrency Revolving Credit Note” means a promissory note made by the Borrower in favor of a Multicurrency Revolving Credit Lender evidencing Multicurrency Revolving Credit Loans made by such Multicurrency Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by the Borrower or any of its Domestic Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of its Domestic Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents) and the amount of any premium or penalty, if any, and interest due with respect to such Indebtedness, (B) reasonable and customary out-of-pocket commissions, costs, premiums, fees and other expenses incurred by the Borrower or such Domestic Subsidiary in connection with such Disposition or Casualty Event, including, without limitation, attorney’s fees, accountants’ fees, investment banking fees, brokerage fees, consultant fees, purchaser due diligence costs (to the extent borne by the Borrower or any Subsidiary), survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes (or if such costs and expenses have not then been incurred or invoiced, the Borrower’s good faith estimates thereof), (C) Taxes reasonably estimated to be actually payable within two years of the date of the relevant Disposition or Casualty Event as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Cash Proceeds, (D) a reasonable reserve for indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition undertaken by the Borrower or any of its Subsidiaries in connection with such Disposition and other reasonable reserves made by the Borrower or any Subsidiary in good faith in respect to the sale price of such asset or assets for post-closing adjustments or to fund any liabilities retained by the Borrower or any of its Subsidiaries and (E) in the case of proceeds arising out of the sublease or sublicense of any property, amounts required to be paid in respect of the lease or license of such property; and

(b)           with respect to the sale or issuance of any Equity Interest by the Borrower, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Domestic Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) (a) Taxes reasonably estimated to be actually payable within two years of the date of such sale or issuance and (b) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket costs, fees and expenses incurred by the Borrower or such Domestic Subsidiary in connection with such sale or issuance (or, if such costs and expenses have not been incurred or invoiced, the Borrower’s good faith estimates thereof);

provided that (x) no proceeds realized in a single transaction or series of related transactions and calculated pursuant to either of the foregoing clauses (a) and (b) shall constitute Net Cash Proceeds unless such proceeds shall exceed $3,000,000 and (y) no proceeds calculated pursuant to the foregoing clauses (a) and (b), collectively, shall constitute Net Cash Proceeds in any calendar year until the aggregate amount of all such proceeds in such calendar year shall exceed $12,000,000.

“Net Income” means, with respect to any Person for any Measurement Period, the net income (loss) of such Person for such Measurement Period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Headquarters” has the meaning specified in Section 7.15.

“Non-Assignable Contract” means any agreement, contract or license to which the Borrower or any Subsidiary is a party for which the assignment or granting of a security interest therein by the Borrower or such Subsidiary is restricted or purported to be restricted (either by its terms or by any statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC).

“Note” means a Term A Note, a Multicurrency Revolving Credit Note or a US Dollar Revolving Credit Note, as the context may require.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all L/C Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the L/C Issuer or any Indemnitee arising under the Loan Documents (including pursuant to the Guaranty).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term A Loans, Multicurrency Revolving Credit Loans, US Dollar Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term A Loans, Multicurrency Revolving Credit Loans, US Dollar Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts (including via a Revolving Credit Borrowing or Cash Collateralization of a Letter of Credit).

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificate” means the Perfection Certificate substantially in the form attached as Exhibit E to the Guarantee and Security Agreement.

“Permitted Additional Indebtedness” means senior, mezzanine or subordinated Indebtedness; provided that (a) such Indebtedness is not secured by a Lien on the assets of the Borrower or any Subsidiary, (b) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment in respect of the principal thereof prior to the date that is 91 days after the Maturity Date with respect to the Term A Facility (or, if later, the Maturity Date with respect to the Revolving Credit Facility), other than customary offers to purchase upon a change of control and customary acceleration rights upon an event of default, (c) the non-economic terms, covenants and conditions of such Indebtedness are not materially less favorable to the obligor thereon or to the Lenders than the Obligations, (d) if such Indebtedness is subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (e) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness (including pursuant to any Guarantee thereof).

“Permitted Additional Foreign Indebtedness” means senior, mezzanine or subordinated Indebtedness; provided that (a) such Indebtedness is not secured by a Lien on the assets of the Borrower or any Subsidiary, (b) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment in respect of the principal thereof prior to the date that is 91 days after the Maturity Date with respect to the Term A Facility (or, if later, the Maturity Date with respect to the Revolving Credit Facility), other than customary offers to purchase upon a change of control and customary acceleration rights upon an event of default, (c) the non-economic terms, covenants and conditions of such Indebtedness are not materially less favorable to the obligor thereon or to the Lenders than the Obligations and (d) no Loan Party is an obligor under such Indebtedness (including pursuant to any Guarantee thereof).

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, that of such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders and (d) the obligors (or their successors in interest) in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacement Indebtedness and (e) the non-economic terms, covenants and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than those of the Indebtedness being modified, refinanced, renewed, refunded, replaced or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years.

“Platform” has the meaning specified in Section 6.02.

“Pledged Certificated Securities” has the meaning specified in the Guarantee and Security Agreement.

“Pledged Equity Interests” has the meaning specified in the Guarantee and Security Agreement.

“Pledged Indebtedness” has the meaning specified in the Guarantee and Security Agreement.

“Pro Forma Basis” means, with respect to any calculation or determination for the Borrower for any Measurement Period, that in making such calculation or determination on the specified date of determination (the “Determination Date”):

(1)         pro forma effect will be given to any Indebtedness incurred by the Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) (“Incurred”) after the beginning of the Measurement Period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of the Measurement Period;

(2)         pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Contract applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(3)         Consolidated Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of the Measurement Period;

(4)         pro forma effect will be given to

(A)         the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the Measurement Period, and

(B)         the discontinuation of any discontinued operations but, in the case of Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of the Borrower or any Subsidiary following the Determination Date that have occurred since the beginning of the Measurement Period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Measurement Period.  To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Pro Forma Financial Statements” means unaudited pro forma consolidated financial statements of the Borrower and its Subsidiaries, giving pro forma effect to the Transaction, for (a) the fiscal year ended December 31, 2007 and (b) the period commencing January 1, 2008 and ending March 31, 2008, which in each case, shall meet the requirements in all material respects of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder.

“Projections” has the meaning specified in Section 4.01(a)(xi).

“Public Lender” has the meaning specified in Section 6.02.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(ix).

“Register” has the meaning specified in Section 10.06(c).

“Regulations T, U and X” mean Regulations T, U and X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Documents” means the Tender Offer Documents and the Merger Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term A Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, with respect to any Facility as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings under such Facility (with the aggregate amount of each Multicurrency Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Multicurrency Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Multicurrency Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Multicurrency Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means any of the President, the Chief Executive Officer, the Chief Financial Officer, any Senior Vice President, the Controller or the Treasurer of the applicable Loan Party, or any person designated by any such Person in writing to the Administrative Agent from time to time, acting singly.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; provided, that for purposes of this definition, the term Equity Interest shall include (i) the Convertible Senior Notes and, without duplication (ii) any securities convertible into or exchangeable for any capital stock of the Borrower or any of its Subsidiaries.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) as of the end of each month with respect to calculations made pursuant to Section 2.05(b)(viii) and (iv) with respect to calculations of the Dollar Equivalent made pursuant to Section 2.12, each date a payment is made in Dollars in lieu of the applicable Alternative Currency; and (b) with respect to any Letter of Credit issued or to be issued in an Alternative Currency, each of the following:  (i) (x) each date of issuance of a Letter of Credit denominated in an Alternative Currency (other than an Existing Letter of Credit) and (y) the Closing Date with respect to any Existing Letter of Credit denominated in an Alternative Currency, in each case with respect to determinations to be made pursuant to Section 2.03(a)(i) and with respect to calculation of the Letter of Credit Fee pursuant to Section 2.03(i) and the fronting fee pursuant to Section 2.03(j), (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) with respect to determinations to be made pursuant to Section 2.03(a)(i), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) on the Honor Date with respect to determinations to be made pursuant to Section 2.03(c).

“Revolving Credit Borrowing” means a Multicurrency Revolving Credit Borrowing or a US Dollar Revolving Credit Borrowing, as the context may require.

“Revolving Credit Commitment” means a Multicurrency Revolving Credit Commitment or a US Dollar Revolving Credit Commitment, as the context may require.

“Revolving Credit Facility” means, collectively, the Multicurrency Revolving Credit Facility and the US Dollar Revolving Credit Facility.

“Revolving Credit Lender” means a Multicurrency Revolving Credit Lender or a US Dollar Revolving Credit Lender, as the context may require.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” means all Obligations, together with all obligations of the Loan Parties under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” means the Securities Act of 1933.

“Security Agreement Supplement” has the meaning specified in the Guarantee and Security Agreement.

“Shares” means the issued and outstanding shares of common stock, $.001 par value per share, of LifeCell that are not on the date hereof owned directly or indirectly by the Borrower.

“Significant Shareholder” means any Person that:

(a)           on the date hereof possesses, directly or indirectly, and such possession has been publicly disclosed, the power to vote 5% or more of the outstanding shares of common stock of the Borrower,

(b)           is or hereafter becomes a spouse of or any other relative (by blood, marriage or adoption) of a Person described in clause (a),

(c)           is or becomes a transferee of the interests of any of the foregoing Person or Persons by descent or by trust or similar arrangement intended as a method of descent, or

(d)           is (x) an employee benefit or stock ownership plan of the Borrower or (y) a grantor trust established for the funding, directly or indirectly, of the Borrower's employee benefit plans and programs.

“Social Security Act” means the Social Security Act of 1965.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that an Aircraft Trust shall be deemed to be a Subsidiary of the Borrower only if it is, or if it is required to be, consolidated in the financial statements of the Borrower in accordance with GAAP (it being understood that, as of the date hereof, the Aircraft Trusts are not required to be consolidated in the financial statements of the Borrower in accordance with GAAP).  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to $25,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP (other than operating leases).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means the offer to purchase all of the Shares by Acquisition Sub pursuant to the Tender Offer Documents and in accordance with the Merger Agreement.

“Tender Offer Borrowing” has the meaning set forth in Section 4.01.

“Tender Offer Consideration” means the aggregate consideration payable by Acquisition Sub in respect of the Shares accepted for payment pursuant to the Tender Offer.

“Tender Offer Documents” means the Offer to Purchase the Shares by Acquisition Sub dated as of April 21, 2008 and the related Letter of Transmittal, each as amended from time to time in compliance with Section 7.14.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means (a) at any time during the Availability Period in respect of such Facility, the sum, without duplication, of (i) the aggregate unused amount of the Term A Commitments at such time and (ii) the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time and (b) at any time thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means at any time any Lender that has a Term A Commitment or that holds a Term A Loan at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $50,000,000.

“Total Multicurrency Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Multicurrency Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means, collectively, the Total Multicurrency Revolving Credit Outstandings and the Total US Dollar Revolving Credit Outstandings.

“Total US Dollar Revolving Credit Outstandings” means the aggregate Outstanding Amount of all US Dollar Revolving Credit Loans.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Related Documents to which they are a party, (b) the consummation of the Tender Offer and the Merger, (c) the refinancing of the Existing Credit Agreement and the termination of all commitments with respect thereto and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“US Dollar Revolving Credit Borrowing ” means a borrowing consisting of simultaneous US Dollar Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the US Dollar Revolving Credit Lenders pursuant to Section 2.01(b).

“US Dollar Revolving Credit Commitment” means, as to each US Dollar Revolving Credit Lender, its obligation to make US Dollar Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “US Dollar Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“US Dollar Revolving Credit Facility” means, at any time, the aggregate amount of the US Dollar Revolving Credit Lenders’ US Dollar Revolving Credit Commitments at such time.

“US Dollar Revolving Credit Lender” means, at any time, any Lender that has a US Dollar Revolving Credit Commitment at such time.

“US Dollar Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“US Dollar Revolving Credit Note” means a promissory note made by the Borrower in favor of a US Dollar Revolving Credit Lender evidencing US Dollar Revolving Credit Loans made by such US Dollar Revolving Credit Lender, substantially in the form of Exhibit C-3.

“Wake Forest Consent” means the Consent and Agreement, dated the date hereof, among Wake Forest University, the Borrower and the Administrative Agent.

“Wake Forest License Agreement” means that certain License Agreement, dated October 6, 1993, between Wake Forest University and Kinetic Concepts, Inc.

“Wake Forest University” means Wake Forest University Health Sciences, a nonprofit entity controlled by Wake Forest University, an educational institution organized under the laws of the State of North Carolina.

“Warrant Transaction” means any warrant issued by the Borrower substantially concurrently with a call spread option or similar option transaction of which a Convertible Note Hedge comprised a part.

“Yen” and “¥” means the lawful currency of Japan.

Section 1.02 .  Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement (including the Loan Documents), instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 .  Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP immediately prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 .  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 .  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 .  Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 .  Currency Equivalents Generally; Change of Currency.  For purposes of this Agreement and the other Loan Documents (other than Articles 2, 9 and 10 hereof), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day immediately preceding the date of such transaction or determination.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Liens, Indebtedness or Investment in currencies other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is created, Indebtedness is incurred or Investment is made. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.08 .  Additional Alternative Currencies.

(a) The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such earlier time or date as may be agreed by the Administrative Agent or, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof.  Each Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Credit Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall promptly so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Credit Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE 2

The Commitments and Credit Extensions

Section 2.01 .  The Loans.

(a) The Term A Borrowings.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make loans to the Borrower on the Closing Date and on the Merger Date in an aggregate amount not to exceed such Term A Lender’s Term A Commitment.  Each Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentages of the Term A Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term A Loans shall be denominated in Dollars and may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, (i) each Multicurrency Revolving Credit Lender severally agrees to make loans (each such loan, a “Multicurrency Revolving Credit Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period for the Multicurrency Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Multicurrency Revolving Credit Commitment and (ii) each US Dollar Revolving Credit Lender severally agrees to make loans (each such loan, a “US Dollar Revolving Credit Loan” and, together with the Multicurrency Revolving Credit Loans, the “Revolving Credit Loans”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period for the US Dollar Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s US Dollar Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender, plus such Multicurrency Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Multicurrency Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment, (iii) the aggregate Outstanding Amount of the US Dollar Revolving Credit Loans of any US Dollar Revolving Credit Lender shall not exceed such US Dollar Revolving Credit Lender’s US Dollar Revolving Credit Commitment and (iv) the Total Revolving Credit Outstandings denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, all as further provided herein.

Section 2.02 .  Borrowings, Conversions and Continuations of Loans.

(a) Each Term A Borrowing, each Revolving Credit Borrowing, each conversion of Term A Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Revolving Credit Borrowing or continuation of Revolving Credit Loans that are Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:00 noon, (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Revolving Credit Borrowing, a conversion of Term A Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which (x) shall be a Business Day and (y) in the case of a Term A Borrowing, shall be either the Closing Date or the Merger Date), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term A Loans or Revolving Credit Loans are to be converted (provided, that all Term A Loans borrowed on the Closing Date shall be Base Rate Loans), (v) if applicable, the duration of the Interest Period with respect thereto, (vi) in the case of Revolving Credit Borrowings or Revolving Credit Loans, the currency of the Loans to be borrowed or continued and (vii) in the case of Revolving Credit Borrowings to be denominated in Dollars, whether the applicable Revolving Credit Loans to be borrowed are to be Multicurrency Revolving Credit Loans or US Dollar Revolving Credit Loans (provided, that if the Borrower shall fail to so specify, the applicable Revolving Credit Loans shall be allocated first, to the Multicurrency Revolving Credit Facility to the full extent of the then unused Multicurrency Revolving Credit Commitments and second, to the US Dollar Revolving Credit Facility to the full extent of the then unused US Dollar Revolving Credit Commitments).  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term A Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or automatic continuation as Eurocurrency Rate Loans with a one-month Interest Period described in Section 2.02(a).  In the case of a Term A Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Credit Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.03 and, if such Borrowing is (x) the initial Credit Extension, Section 4.01 or (y) the Merger Borrowing, Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amounts due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid or redenominated into Dollars in the amount of the Dollar Equivalent thereof (at the option of the Borrower), on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term A Borrowings, all Revolving Credit Borrowings, all conversions of Term A Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term A Loans or Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect, unless otherwise agreed between the Borrower and the Administrative Agent.

Section 2.03 .  Letters of Credit.  (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Multicurrency Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby and commercial Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower (provided, that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend (including without limitation by extension) Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Multicurrency Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03 and any drawings thereunder; provided that, as of the date of any L/C Credit Extension, immediately after giving effect to any such L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender, plus such Multicurrency Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Total Revolving Credit Outstandings denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Multicurrency Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more internal compliance policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements reasonably satisfactory to it with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The L/C Issuer shall act on behalf of the Multicurrency Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall (unless otherwise agreed with the L/C Issuer) specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall (unless otherwise agreed with the L/C Issuer) specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will promptly provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Multicurrency Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (and, if requested, on behalf of a Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Multicurrency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Multicurrency Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Multicurrency Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not be required to permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility have elected not to permit such extension or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing as of the applicable Revaluation Date under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Multicurrency Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Multicurrency Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Multicurrency Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Multicurrency Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Multicurrency Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Multicurrency Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Multicurrency Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Multicurrency Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Multicurrency Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Multicurrency Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Multicurrency Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Multicurrency Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.

(f) Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Multicurrency Revolving Credit Lenders or the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked deposit accounts at Bank of America and may be invested in readily available Cash Equivalents reasonably acceptable to the Administrative Agent.  If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h) Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Multicurrency Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent as of the applicable Revaluation Date of the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Facility Lenders with respect to the Revolving Credit Facility, while any Event of Default exists (or automatically in the case of an Event of Default pursuant to Section 8.01(a)), all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum of 0.125%, computed on the daily amount available to be drawn under such Letter of Credit.  Such fronting fee shall accrue on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other reasonable and standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand therefor and are nonrefundable.

(k) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04 .  Swing Line Loans.  (a) The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period with respect to the Multicurrency Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Multicurrency Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Multicurrency Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender at such time, plus such Multicurrency Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Multicurrency Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Multicurrency Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Multicurrency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Multicurrency Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $100,000) and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Multicurrency Revolving Credit Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Multicurrency Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Multicurrency Revolving Credit Facility and the conditions set forth in Section 4.03.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Multicurrency Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Multicurrency Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Multicurrency Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Multicurrency Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Multicurrency Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Multicurrency Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Multicurrency Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Multicurrency Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Multicurrency Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Multicurrency Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Multicurrency Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Multicurrency Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.  The Swing Line Lender shall apply payments of principal to the Swing Line Loans in the order in which such Loans were borrowed.

Section 2.05 .  Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term A Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify (i) the date and amount of such prepayment, (ii) the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans and (iii) in the case of a prepayment of Revolving Credit Loans denominated in Dollars, the Class of the Revolving Credit Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such notice is given in connection with a refinancing of all Obligations (other than contingent indemnification obligations), such notice may be conditional on the effectiveness of the replacement credit agreement or other similar document and may be revoked by the Borrower if such condition is not satisfied, subject to the provisions of Section 3.05.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term A Loans pursuant to this Section 2.05(a) shall be (x) applied to the principal repayment installments of the Term A Loans in forward or inverse order of maturity, as directed by the Borrower, or, if the Borrower fails to make such direction, on a pro-rata basis, and (y) paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term A Facility.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) Within 95 days after the end of each fiscal year of the Borrower, the Borrower shall prepay an aggregate principal amount of Term A Loans  equal to 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the previous fiscal year (commencing with the fiscal year ended December 31, 2008 and, in the case of the fiscal year ended December 31, 2008, for the period from July 1, 2008 through December 31, 2008); provided that the ECF Percentage shall be (x) 25% if the Consolidated Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than 1.50 to 1.0 or (y) 0% if the Consolidated Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than 1.25 to 1.0.

(ii) If after the Closing Date (x) the Borrower or any of its Domestic Subsidiaries Disposes of any property (including any Disposition of any property permitted under Section 7.15 but excluding any Disposition of any property permitted by Section 7.05(a), 7.05(b), 7.05(c), 7.05(d) (but only to the extent the applicable proceeds are applied as required by such 7.05(d)), 7.05(f), 7.05(g) (to the extent constituting a Disposition to a Loan Party), 7.05(j), 7.05(k), 7.05(l) (to the extent permitted under clause (i) thereof), 7.05(m), 7.05(o) or 7.05(p)) or (y) any Casualty Event occurs which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay on or prior to the date that is ten (10) Business Days after the date of realization or receipt of such Net Cash Proceeds, an aggregate principal amount of Term A Loans equal to 100% of such Net Cash Proceeds; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition or Casualty Event described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent within ten (10) Business Days after receipt of the Net Cash Proceeds therefrom), and so long as no Default shall have occurred and be continuing, the Borrower or such Domestic Subsidiary may use all or any portion of such Net Cash Proceeds to (x) reinvest in assets (other than inventory and financial assets) to be used in the business of the Borrower or any Domestic Subsidiary or (y) acquire the Equity Interests of any Person that, upon the acquisition thereof, will be a Domestic Subsidiary of the Borrower (to the extent such acquisition is otherwise permitted pursuant to Section 7.03), so long as within 180 days (or, with respect to any Net Cash Proceeds realized from a Disposition of IP Rights permitted pursuant to clause (ii) of Section 7.05(l), within 360 days) after the receipt of such Net Cash Proceeds such purchase shall have been consummated or a definitive agreement in respect of such purchase shall have been entered into (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so applied within such 180 day (or 360 day, as applicable) period or, in the case of a definitive agreement entered into within such 180 day (or 360 day, as applicable) period, any Net Cash Proceeds not so reinvested within the later of (x) 90 days after the date of such definitive agreement and (y) 180 days (or 360 days, as applicable) after the receipt of such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii) and no prepayment shall be required with respect to any such Net Cash Proceeds so reinvested.

(iii) Upon the sale or issuance by the Borrower or any of its Domestic Subsidiaries of any of its Equity Interests (other than (x) Excluded Issuances, (y) sales or issuances of Equity Interests to the Borrower or another Domestic Subsidiary or (z) sales or issuances by the Borrower of its Equity Interests (other than Disqualified Equity Interests) to the extent the net proceeds thereof are used by the later of (x) the date that is 5 Business Days after the closing of such sale or issuance or (y) the date of the closing of the announced transaction (to the extent such transaction has been announced) associated with such sale or issuance (which transaction shall be of the type described in the following clause (2)) to make (1) cash payments described in Section 7.06(b)(vii)) or (2) Investments permitted pursuant to Section 7.03(k), the Borrower shall prepay an aggregate principal amount of Term A Loans equal to 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Domestic Subsidiary.

(iv) Upon the incurrence or issuance by the Borrower or any of its Domestic Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Term A Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Domestic Subsidiary.

(v) Each prepayment of Term A Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be (x) applied to the principal repayment installments of the Term A Facility on a pro-rata basis or, if directed by the Borrower, first to the next four principal repayment installments thereof in forward order of maturity, and second, on a pro-rata basis to the remaining principal repayment installments thereof and (y) paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term A Facility.

(vi) Notwithstanding any of the other provisions of clause (ii), (iii) or (iv) of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii), (iii) or (iv) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Term A Loans on such date is less than or equal to $5,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii), (iii) or (iv) of this Section 2.05(b) to be applied to prepay Term A Loans exceeds $5,000,000.  During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article 4, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b).  Upon the occurrence and during the continuance of an Event of Default during any such deferral period, the Borrower shall immediately prepay the Term A Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (vi)) but which have not previously been so applied.

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term A Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b), at least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and the Borrower making such prepayment and shall provide, a reasonably detailed calculation of the amount of the applicable Net Cash Proceeds or Excess Cash Flow, as the case may be.  The Administrative Agent will promptly notify each Term A Lender of the contents of the Borrower’s prepayment notice and of such Term A Lender’s Applicable Percentage of the prepayment.

(viii) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(viii) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.  If the Administrative Agent notifies the Company at any time that the Total Multicurrency Revolving Credit Outstandings denominated in Alternative Currencies as of the applicable Revaluation Date exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Multicurrency Revolving Credit Loans in an aggregate amount sufficient to reduce such Total Multicurrency Revolving Credit Outstandings denominated in Alternative Currencies as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(ix) Prepayments of the Multicurrency Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Multicurrency Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.  Prepayments of the US Dollar Revolving Credit Facility made pursuant to this Section 2.05(b) shall be applied ratably to the outstanding US Dollar Revolving Credit Loans.

Section 2.06 .  Termination or Reduction of Commitments.

(a) Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments of either Class, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Commitments of either Class, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Multicurrency Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Multicurrency Revolving Credit Outstandings would exceed the Multicurrency Revolving Credit Facility, (C) the US Dollar Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total US Dollar Revolving Credit Outstandings would exceed the US Dollar Revolving Credit Facility, (D) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (E) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit; provided that any notice so given to the Administrative Agent in connection with a refinancing of all Obligations (other than contingent indemnification obligations) may be conditional on the effectiveness of the replacement credit agreement or other similar document and may be revoked by the Borrower if such condition is not satisfied, subject to the provisions of Section 3.05.  In addition, during the Availability Period in respect of the Term A Facility, the Borrower may, upon notice to the Administrative Agent as set forth above, from time to time terminate (in whole or in part) the unused portion of the aggregate Term A Commitments.

(b) Mandatory.  The Term A Commitments shall be automatically and permanently reduced to zero on the Merger Date after the consummation of the Merger and the Borrowings of the Term A Loans (if any) in connection therewith. The Revolving Credit Commitments shall terminate on the Maturity Date for the Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees.

(i) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitments under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments of either Class, the Revolving Credit Commitment of each Revolving Credit Lender of the applicable Class shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Commitments of either Class shall be paid on the effective date of such termination.

(ii) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portion of the aggregate Term A Commitments under this Section 2.06.  Upon any reduction of the unused portion of the aggregate Term A Commitments, the Term A Commitment of each Term A Lender shall be reduced by such Lender’s ratable portion of such reduction amount. All fees in respect of the Term A Facility accrued until the effective date of any termination of the Term A Facility shall be paid on the effective date of such termination.

Section 2.07 .  Repayment of Loans.

(a) Term A Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders (i) on the last Business Day of each month set forth below, an aggregate principal amount equal to the percentage set forth below opposite such month of the aggregate gross principal amount of all Term A Loans borrowed hereunder (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term A Facility, the aggregate gross principal amount of all Term A Loans outstanding on such date.

Month	Percentage
September 2008	2.50%
December 2008	2.50%
March 2009	2.50%
June 2009	2.50%
September 2009	2.50%
December 2009	2.50%
March 2010	2.50%
June 2010	2.50%
September 2010	5.00%
December 2010	5.00%
March 2011	5.00%
June 2011	5.00%
September 2011	6.25%
December 2011	6.25%
March 2012	6.25%
June 2012	6.25%
September 2012	8.75%
December 2012	8.75%
March, 2013	8.75%
Maturity Date	All remaining amounts

(b) Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08 .  Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any Event of Default pursuant to Section 8.01(a)(i) exists, or if any other Event of Default exists and the Required Lenders have so requested, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

Section 2.09 .  Fees.  In addition to certain fees described in Sections 2.03(i)) and 2.03(j):

(a) Revolving Credit Facility Commitment Fee.  The Borrower shall pay to the Administrative Agent (x) for the account of each Multicurrency Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee in Dollars equal to the Applicable Fee Rate times the actual daily amount by which the Multicurrency Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Multicurrency Revolving Credit Loans (it being understood that Swing Line Loans are not included in the calculation of the Outstanding Amount of Multicurrency Revolving Credit Loans) and (ii) the Outstanding Amount of L/C Obligations and (y) for the account of each US Dollar Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee in Dollars equal to the Applicable Fee Rate times the actual daily amount by which the US Dollar Revolving Credit Facility exceeds the Outstanding Amount of US Dollar Revolving Credit Loans (it being understood that Swing Line Loans are not included in the calculation of the Outstanding Amount of US Dollar Revolving Credit Loans).

(b) Delayed Draw Term A Facility Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Term A Lender in accordance with its Applicable Percentage of the Term A Facility, a commitment fee in Dollars equal to 50% of the Applicable Rate in respect of the Term A Facility times the actual daily amount by which the aggregate Term A Commitments exceed the Outstanding Amount of Term A Loans.

(c) The commitment fees pursuant to clauses (a) and (b) of this Section 2.09 shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the relevant Facility.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate or the Applicable Rate during any quarter (as applicable), the actual daily amount shall be computed and multiplied by the Applicable Fee Rate or the Applicable Rate (as applicable) separately for each period during such quarter that such Applicable Fee Rate or Applicable Rate (as applicable) was in effect.

(d) Other Fees.  (i) The Borrower shall pay to the Lead Arrangers and the Administrative Agent, for their own respective accounts, fees in Dollars in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees in Dollars as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10 .  Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Revolving Credit Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, within five (5) Business Days of demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article 8.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

Section 2.11 .  Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent upon reasonable notice, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12 .  Payments Generally; Administrative Agent’s Clawback.

(a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff (subject to withholding and deductions in respect of Taxes pursuant to Section 3.01).  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in same day funds not later than the Applicable Time specified by the Administrative Agent (of which the Borrower shall have received at least three (3) Business Days’ advance notice) on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent as of the applicable Revaluation Date of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term A Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13 .  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE 3
Taxes, Yield Protection and Illegality

Section 3.01 .  Taxes.  (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above (but without duplication thereof), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above (but without duplication thereof), the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above (but without duplication thereof), each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)           executed originals of Internal Revenue Service Form W-8ECI,

(3)           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(5)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02 .  Illegality.  If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the relevant Interest Periods therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 .  Inability To Determine Rates.  If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 .  Increased Costs; Reserves on Eurocurrency Rate Loans.  (a) Increased Costs Generally.  If any Lender shall reasonably determine that any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, such Lender (except (A) any reserve requirement contemplated by Section 3.04(e)) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject such Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv) impose on such Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 Business Days from receipt of such notice.

Section 3.05 .  Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any payment by the Borrower of the principal of or interest on any Revolving Credit Loan or of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency in a different currency from the currency in which the applicable Revolving Credit Loan or Letter of Credit is denominated (except to the extent the L/C Issuer has required payment of any drawing under a Letter of Credit in Dollars pursuant to Section 2.03(c)(i)(A)); or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense (including foreign exchange losses but excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.  A certification from any affected Lender, delivered to the Borrower (with a copy to the Administrative Agent) setting forth the calculation of such amounts will be conclusive in the absence of manifest error.

Section 3.06 .  Mitigation Obligations; Replacement of Lenders.  (a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04 or gives any notice pursuant to Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07 .  Survival.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE 4
Conditions Precedent to Credit Extensions

Section 4.01 .  Conditions to Closing and Tender Offer Borrowing.  The closing of the Facilities and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension (the “Tender Offer Borrowing”) hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or copies by pdf or telecopy (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) executed counterparts of the Guarantee and Security Agreement, duly executed by each Loan Party, together with:

(A) a Perfection Certificate with respect to the Borrower and the Guarantors, dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and results of searches or other reasonably satisfactory evidence (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted by Section 7.01 and Liens for which termination statements and releases are being tendered on the Closing Date,

(B) all Pledged Certificated Securities referred to therein required pursuant to the terms thereof to be delivered on the Closing Date, accompanied by undated stock powers or instruments of transfer executed or indorsed in blank,

(C) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Guarantee and Security Agreement, covering the Collateral described in the Guarantee and Security Agreement,

(D) to the extent required by the Guarantee and Security Agreement, Intellectual Property Security Agreements, duly executed by each applicable Loan Party, together with evidence that all action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under such Intellectual Property Security Agreements have been taken, and

(E) evidence of the completion of all other actions, recordings and filings of or with respect to the Guarantee and Security Agreement that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created thereby (including receipt of duly executed payoff letters, UCC-3 termination statements, trademark, patent and copyright lien releases and consent agreements);

(iv) executed counterparts of the Wake Forest Consent;

(v) such certifications of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is (A) duly organized or formed, validly existing and in good standing and qualified to engage in business, in each case in its jurisdiction of organization or formation and (B) qualified to engage in business in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in the case of this clause (B), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-1;

(viii) a favorable opinion of Cox Smith Matthews Incorporated, Texas counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-2;

(ix) executed counterparts of the KCIMR Pledge;

(x) (A) the LifeCell Unaudited Financial Statements, prepared in accordance with GAAP (subject to the absence of footnotes and to normal year-end adjustments) and (B) the Pro Forma Financial Statements;

(xi) projections, prepared by management of the Companies in good faith on the basis of the assumptions stated therein, of consolidated balance sheets and statements of income or operations and cash flows of the Companies on a quarterly basis for each of the four fiscal quarters of 2008 and on an annual basis for each fiscal year for the term of the Agreement, each in form consistent with the projections previously provided to the Lead Arrangers (the “Projections”);

(xii) receipt of all governmental, shareholder and material third party consents (including the Wake Forest Consent) and approvals required in connection with the consummation of the Tender Offer and the Loan Documents;

(xiii) a certificate signed by the chief financial officer of the Borrower (A) certifying that the Borrower and its Subsidiaries (including, for the avoidance of doubt, LifeCell and its Subsidiaries), immediately after giving effect to the Tender Offer and the other transactions to occur on the Closing Date on a consolidated basis, are Solvent, (B) setting forth calculations reasonably satisfactory to the Administrative Agent demonstrating compliance with the conditions specified in Sections 4.01(d) and 4.01(e) and (C) certifying that the Pro Forma Financial Statements and the Projections were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by management of the Companies to be reasonable at the time prepared;

(xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, all as and to the extent required by Section 6.07;

(xv) certified copies of each of the Related Documents, duly executed by the parties thereto;

(xvi) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released; and

(b) No Company Material Adverse Change shall have occurred.

(c) (1) All applicable waiting periods with respect to the Transaction (including, without limitation, the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder) shall have been terminated or shall have expired without any action being taken by any Governmental Authority that would be reasonably expected to (x) restrain or prevent the consummation of the Transaction or (y) impose any material limitations on the Companies’ ownership or operation of all or a material portion of their business or assets, and (2) no law or regulation shall be applicable which would reasonably expected to have any such effect on the Companies or the Transaction.

(d) The Consolidated Leverage Ratio as of the Closing Date, calculated on a pro forma basis giving effect to the Transaction as if it had occurred (x) for the purposes of calculating Consolidated Indebtedness, on the Closing Date and (y) for the purposes of calculating Consolidated EBITDA, on April 1, 2007, shall not be greater than 3.25 to 1.0.

(e) After giving effect to the Tender Offer, the refinancing of the Existing Credit Facility and the other Transactions to occur on the Closing Date, including all Credit Extensions made in connection therewith, the amount by which the aggregate Revolving Credit Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and Swing Line Loans and (ii) the Outstanding Amount of L/C Obligations shall not be less than $150,000,000.

(f) The Merger Agreement shall not have been terminated, altered, amended or otherwise changed or supplemented from the agreement dated as of April 7, 2008 and delivered to the Lead Arrangers without the prior written consent of the Lead Arrangers, except to the extent that any such alteration, amendment, change or supplement could not reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Lead Arrangers to syndicate the Facilities.

(g) The final terms and conditions of each aspect of the Transaction, including all tax aspects thereof, shall be substantially as described in the Merger Agreement and in the other written information provided to the Lead Arrangers prior to April 7, 2008, and to the extent not described therein, shall be otherwise reasonably satisfactory to the Lead Arrangers.

(h) The Offer Documents shall not have been altered, amended or otherwise changed or supplemented, in each case in any respect that could reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Lead Arrangers to syndicate the Facilities, without the prior written consent of the Lead Arrangers.

(i) All material aspects of the Tender Offer shall have been consummated in accordance with the description thereof in the Tender Offer Documents, and Acquisition Sub shall have accepted for payment pursuant to the Tender Offer, Shares representing a majority of the Shares outstanding on a fully diluted basis.

(j) The representations and warranties of LifeCell in Section 3.6 and 3.27 of the Merger Agreement (without giving effect to any amendment or other modification of the Merger Agreement since April 7, 2008) shall be true and correct on and as of April 7, 2008 and the Closing Date.

(k) (i) All accrued fees and expenses of the Administrative Agent and the Lead Arrangers required to be paid hereunder and invoiced on or prior to the Closing Date shall have been paid, and (ii) all accrued fees of the Lenders required to be paid hereunder and invoiced on or prior to the Closing Date shall have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 .  Conditions to Merger Borrowing.  The obligation of each Lender to make a Credit Extension to the Borrower on the Merger Date to finance the Merger Consideration (the “Merger Borrowing”) is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or copies by pdf or telecopy (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Merger Date (or, in the case of certificates of governmental officials, a recent date before the Merger Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of a Security Agreement Supplement, duly executed by each LifeCell Party, together with:

(A) a Perfection Certificate with respect to the LifeCell Parties, dated the Merger Date and duly executed by a Responsible Officer of LifeCell, and results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the LifeCell Parties, except for Liens permitted by Section 7.01 and Liens for which termination statements and releases are being tendered on the Merger Date,

(B) all Pledged Certificated Securities referred to therein required pursuant to the terms thereof to be delivered on the Merger Date, accompanied by undated stock powers or instruments of transfer executed or indorsed in blank,

(C) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens on the assets of the LifeCell Parties created under the Guarantee and Security Agreement (as supplemented by the Security Agreement Supplement referred to in this Section 4.02(a)(i)), covering the Collateral described in the Guarantee and Security Agreement,

(D) to the extent required by the Guarantee and Security Agreement, Intellectual Property Security Agreements, duly executed by the applicable LifeCell Parties, together with evidence that all action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under such Intellectual Property Security Agreements have been taken, and

(E) evidence of the completion of all other actions, recordings and filings of or with respect to the Guarantee and Security Agreement (as supplemented by the Security Agreement Supplement referred to in this Section 4.02(a)(i)) that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created thereby (including receipt of duly executed payoff letters, UCC-3 termination statements, trademark, patent and copyright lien releases and consent agreements);

(ii) such certifications of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each LifeCell Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such LifeCell Party is a party or is to be a party;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each LifeCell Party is (A) duly organized or formed, validly existing and in good standing and qualified to engage in business, in each case in its jurisdiction of organization or formation and (B) qualified to engage in business in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in the case of this clause (B), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the LifeCell Parties, addressed to the Administrative Agent and each Lender, covering matters substantially similar to those set forth in Exhibit G-1;

(v) a favorable opinion of Cox Smith Matthews Incorporated, special counsel to LifeCell, addressed to the Administrative Agent and each Lender, covering matters substantially similar to those set forth in Exhibit G-2;

(b) The Merger shall have been consummated (or shall be consummated substantially simultaneously with the Merger Borrowing) pursuant to and in accordance with the terms of the Merger Agreement, without any waiver or amendment not consented to by the Lead Arrangers (except to the extent any such waiver or amendment would not reasonably be expected to have a material adverse effect on the interests of the Lenders), and in compliance with all applicable requirements of the Delaware General Corporation Law.

(c) (i) All accrued fees and expenses of the Administrative Agent and the Lead Arrangers required to be paid hereunder and invoiced on or prior to the Merger Date shall have been paid, and (ii) all accrued fees of the Lenders required to be paid hereunder and invoiced on or before the Merger Date shall have been paid.

Section 4.03 .  Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document ((i) in the case of the Tender Offer Borrowing on the Closing Date, excluding the representation and warranty contained in Section 5.05(c) and (ii) in the case of the Merger Borrowing on the Merger Date, excluding all of the representations and warranties contained in  Article 5 other than those contained in Sections 5.01(a) and (b), 5.02, 5.04, 5.14 and 5.15) shall be true and correct on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date; provided, further, that any representation and warranty (other than those contained in Sections 5.01(a) and 5.01(b)(ii) (in each case with respect to the Borrower only), 5.02, 5.04, 5.14 and 5.15) that is not qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all material respects on such respective dates.

(b) (i) In the case of all proposed Credit Extensions other than the Merger Borrowing on the Merger Date, no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of proceeds therefrom, and (ii) in the case of the Merger Borrowing on the Merger Date, no Event of Default pursuant to Section 8.01(a) or (f) shall exist, or would result from such proposed Credit Extension or from the application of proceeds therefrom;

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5
Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01 .  Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing, in each case where such concept exists, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate, limited liability, partnership or similar power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 .  Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the its Subsidiaries (other than as permitted by Section 7.01) under (x) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.03 .  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or (subject to the Legal Reservations) enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens purported to be created under the Collateral Documents (including the first priority nature thereof (other than Liens permitted under Section 7.01)) to the extent perfection is required thereunder or (d) the exercise (subject to the Legal Reservations) by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, notices, consents and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transaction, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made), (iii) those set forth on Schedule 5.03 hereto, (iv) the filing of assignments in the applicable intellectual property registries as may be necessary (after giving effect to Sections 9-406, 9-407 and 9-408 of the UCC, to the extent applicable) to the exercise of certain remedies in respect of intellectual property and the exercise of remedies in respect of Non-Assignable Contracts, (v) as may be required, in connection with the disposition of any “investment property” (as defined in the UCC) or the Equity Interests of any Subsidiary, by laws generally affecting the offering and sale of securities, the laws of the jurisdiction of organization of any Foreign Subsidiary, or the terms of the Organization Documents of any Foreign Subsidiary or any Subsidiary which is a limited liability company or a limited partnership and (vi) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 5.04 .  Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.05 .  Financial Statements; No Material Adverse Effect.  (a) The Borrower Audited Financial Statements and, to the best of the Borrower’s knowledge, the LifeCell Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries (or of LifeCell, as applicable) as of the respective dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Borrower Unaudited Financial Statements and, to the best of the Borrower’s knowledge, the LifeCell Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries (or of LifeCell, as applicable) as of the respective dates thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2007, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The Pro Forma Financial Statements, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to the Lead Arrangers, (i) have been  prepared in good faith on the basis of assumptions believed by the management of the Borrower to be reasonable as of the date so furnished, and (ii) so far as the management of the Borrower was then aware,  fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Companies for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(e) The projections delivered pursuant to Section 4.01(a)(xi) and Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Borrower to be reasonable in light of the conditions existing at the time of preparation of such projections (it being understood that projections are subject to uncertainties and contingencies and that actual results during the period or periods covered by such projections may differ materially from such projections).

Section 5.06 .  Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties that (a) except as specifically disclosed in Schedule 5.06, purports to affect the legality, validity or enforceability of the Wake Forest License Agreement or, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or the consummation of the Transaction.

Section 5.07 .  No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, the Wake Forest License Agreement or any other material Contractual Obligation that could, in either case either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

Section 5.08 .  Ownership of Property.  Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all material real property necessary in the ordinary conduct of its business, except for immaterial defects in title.  On the Closing Date, no Loan Party owns any fee interest in any real property that has a fair market value in excess of $10,000,000.

Section 5.09 .  Environmental Compliance.  The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing applicable Environmental Laws and material claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10 .  Insurance.  The material properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is required pursuant to Section 6.07; provided, that the Borrower and its Subsidiaries may self-insure in accordance with good business practice.

Section 5.11 .  Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in the Borrower’s consolidated financial statements in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

Section 5.12 .  ERISA Compliance.  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted or could reasonably be expected to  result in a Material Adverse Effect; (ii) no Plan has any unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by applicable law (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with the applicable regulatory authorities, except where noncompliance would not result in a Material Adverse Effect.  No unfunded liabilities, determined on the basis of actuarial assumptions which are reasonable in the aggregate, exist under all of the International Plans in the aggregate that could reasonably be expected to result in a Material Adverse Effect.

(e) No Plan or International Plan is a Multiemployer Plan and no Plan or International Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA which is subject to ERISA.

Section 5.13 .  Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, (i) the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and (ii) all of the outstanding Equity Interests in such Subsidiaries (x) to the extent constituting Collateral, have been validly issued, are fully paid and, to the extent applicable, non-assessable and (y) are owned by the Borrower and its Subsidiaries in the amounts specified in Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and such other Liens as are permitted under Section 7.01.  As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (a) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties and all Subsidiaries the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Guarantee and Security Agreement.

Section 5.14 .  Margin Regulations. The proceeds of Loans have been and will be used in compliance with all applicable provisions of Regulations T, U and X.

Section 5.15 .  Investment Company Act.  None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.16 .  Disclosure.  As of the Closing Date, the Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby (other than financial projections and information of a general economic nature) and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  All financial projections concerning the Borrower and its Subsidiaries (including, for the avoidance of doubt, the LifeCell Parties) and all written information of a general economic nature furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), was prepared in good faith based upon assumptions believed to be reasonable at the time-prepared, it being understood that such projections are subject to significant uncertainties and contingencies, and that actual results may differ materially from such projections.

Section 5.17 .  Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of Governmental Authorities applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.18 .  Intellectual Property; Licenses, Etc.  Except as disclosed in Schedule 5.18: (a) the Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as conducted or as proposed to be conducted; (b) to the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any IP Rights of any other Person, except to the extent that any such infringement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.19 .  Solvency.  On the Closing Date after giving effect to the Tender Offer and the other transactions to occur on the Closing Date (including the borrowings hereunder on the Closing Date), the Borrower and its Subsidiaries (including, for the avoidance of doubt, LifeCell and its Subsidiaries), on a consolidated basis, are Solvent.

Section 5.20 .  Labor Matters.  (a) There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Domestic Subsidiaries as of the Closing Date and neither the Borrower nor any Domestic Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the six years prior to the Closing Date.

(b) As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower or its Subsidiaries, threatened. The consummation of the transactions under this Agreement will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which the Borrower or its Subsidiaries is bound that could reasonably be expected to result in a Material Adverse Effect.

Section 5.21 .  Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings, notices, consents and registrations contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens to the extent that perfection is required under such Collateral Documents.  The Liens of the Administrative Agent in the Collateral shall have the priority as required by the applicable Collateral Documents.

ARTICLE 6
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any principal of or interest on any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations) or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

Section 6.01 .  Financial Statements.  Deliver to the Administrative Agent, for further distribution to the Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing, which report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, duly certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, financial projections of the Borrower and its Subsidiaries on a consolidated basis, consisting of projected balance sheets, income statements and cash flow statements for the subsequent fiscal year, quarter by quarter, in each case in form substantially similar to the form of the Projections.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

Section 6.02 .  Certificates; Other Information.  Deliver to the Administrative Agent, for further distribution to each Lender:

(a) as soon as available and in any event not later than 5 Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), (i) a duly completed Compliance Certificate, substantially in the form of Exhibit D hereto, signed by a Responsible Officer of the Borrower (A) certifying as to whether a Default or Event of Default has occurred and is continuing on the date thereof and, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants set forth in Section 7.10, (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Sections (i) and (ii) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (D) setting forth the estimated fair market value of each piece of real property owned in fee by any Loan Party with a fair market value in excess of $10,000,000 and (E) setting forth a list of any IP Rights of the Borrower or any of its Subsidiaries for which any or all of the associated research and development has been funded in whole or in part by a Foreign Subsidiary since November 1, 2007;

(b) promptly after sending or filing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower generally in their capacity as stockholders, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any notice of any default that has occurred with respect to any Indebtedness having a value in excess of the Threshold Amount furnished to any holder of such Indebtedness pursuant to the terms of any indenture, loan or credit or similar agreement not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(d) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Domestic Subsidiary thereof, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(e) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) or 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and, upon request of the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is intended by the Administrative Agent and the Borrower to be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03 .  Notices.  Promptly after a Responsible Officer of the Borrower, any Domestic Subsidiary or KCI Europe Holding B.V. (or any of its successors) obtains knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Event of Default that is continuing;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of (i) any material amendment to the Wake Forest License Agreement, (ii) any notice from Wake Forest University of any default with respect to the Wake Forest License Agreement, (iii) any termination notice from Wake Forest University with respect to the Wake Forest License Agreement or (iv) any litigation that has been commenced or that has been threatened in writing with respect to the Wake Forest License Agreement or any of the patents or other intellectual property related thereto (other than, in the case of this clause (iv), to the extent previously disclosed to the Administrative Agent prior to the Closing Date);

(d) of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or its ERISA Affiliates in an aggregate amount exceeding $25,000,000 in any year or the Threshold Amount for all periods, together with (i) a copy of the notice, if any, of such ERISA Event given to the PBGC, (ii) a copy of any notice that the Borrower or its ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan or Plans, or (iii) a statement of a Responsible Officer of the Borrower or its ERISA Affiliate setting forth details as to any failure to make a required installment or other payment with respect to a Plan, together with a copy of any notice of such failure given to the PBGC;

(e) of (i) a decrease of 20% or more in the number of active participants in an International Plan from the number of active participants in such plan on the last day of the immediately preceding year; (ii) the failure of an International Plan to comply with funding requirements under applicable law; (iii) the failure of an International Plan to pay benefits when due; or (iv) non-compliance with local law applicable to an International Plan, which in the case of the foregoing clauses (i) through (iv), either alone or in the aggregate, could reasonably be expected to result in liability of the Borrower or its ERISA Affiliates in an aggregate amount exceeding $25,000,000 in any year or the Threshold Amount for all periods;

(f) of any determination by the Borrower referred to in Section 2.10(b); and

(g) of any announcement by Moody’s or S&P of any change in the rating of, or change in the rating outlook with respect to, any of the Facilities.

Each notice pursuant to Section 6.03(a) or 6.03(b) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe the applicable Event of Default in reasonable detail.

Section 6.04 .  Payment of Obligations.  Pay and discharge as the same shall become due and payable, all of its material obligations and material liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in the Borrower’s consolidated financial statements in accordance with GAAP; (b) all lawful claims which, if unpaid, would by law become a Lien upon a material portion of its property (other than a Lien permitted under Section 7.01); and (c) all Indebtedness, as and when due and payable, subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in the case of this clause (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.05 .  Preservation of Existence, Etc.  (a) Preserve and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all material rights, privileges, permits, licenses and franchises reasonably necessary in the normal conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve and maintain all of its IP Rights, the nonpreservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 .  Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment reasonably necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all reasonably necessary repairs thereto and renewals and replacements thereof.

Section 6.07 .  Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, that the Borrower and its Subsidiaries may self-insure in accordance with good business practice and consistent with past practice.  The Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ material tangible, real and personal property and assets naming the Administrative Agent loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured.

Section 6.08 .  Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09 .  Books and Records.  (a) Maintain proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities sufficient to allow for the preparation of financial statements in accordance with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization) and (b) maintain such books of record and account in material conformity with the applicable provisions of and regulations under Medicare and Medicaid to the extent such provisions affect the obligations of any Governmental Authority’s reimbursement obligations to the Borrower or any of its Subsidiaries.

Section 6.10 .  Inspection Rights.  Permit authorized representatives and independent contractors of the Administrative Agent and one or more authorized representatives of the Lenders (such authorized representative(s) to be appointed by the Lenders in consultation with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, senior officers, and independent public accountants (provided that the Borrower may be present and participate in any such discussion with such public accountants), all at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower, provided that unless an Event of Default is continuing, no such authorized representatives or independent contractors shall so visit, inspect and examine more than once in any calendar year.

Section 6.11 .  Use of Proceeds.  Use the proceeds of the Facilities on the Closing Date solely to pay the Tender Offer Consideration and to refinance Indebtedness under the Existing Credit Facility, use the proceeds of the Facilities on the Merger Date solely to pay the Merger Consideration, and use the other proceeds of the Facilities on and after the Closing Date to provide ongoing working capital and for other general corporate purposes not in contravention of any Law or of any Loan Document; and in each case use the proceeds of the Loans in compliance with all applicable provisions of Regulations T, U and X.

Section 6.12 .  Covenant to Guarantee Obligations and Give Security.  (a) Upon (1) the formation or acquisition of any new direct or indirect Subsidiary other than an Immaterial Subsidiary by any Loan Party or (2) the designation by the Borrower of any Immaterial Subsidiary as being a Subsidiary that is no longer an Immaterial Subsidiary (in each case other than (i) prior to the Merger Date, any LifeCell Party, (ii) any CFC and (iii) any Subsidiary that is not a CFC that (x) is held directly or indirectly by a CFC or (y) holds directly or indirectly a CFC and does not hold any Equity Interests of any Person that is not a CFC or any other material assets), then the Borrower shall, at the Borrower’s expense:

(i) within 30 days (or such later date as is agreed by the Administrative Agent in its reasonable discretion) after such formation or acquisition, cause such Subsidiary and each direct parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a Security Agreement Supplement, Intellectual Property Security Agreements (to the extent required by the Guarantee and Security Agreement) (including delivery of all Pledged Certificated Securities evidencing Pledged Equity Interests of such Subsidiary and any other Pledged Certificated Securities to the extent required by the Guarantee and Security Agreement), and other instruments of the type specified in Section 4.01(a)(iii) to the extent required pursuant to the Guarantee and Security Agreement), guaranteeing the Borrower’s Secured Obligations and securing payment of all the Secured Obligations of such Subsidiary or the direct parent of such Subsidiary, as the case may be, under the Loan Documents,

(ii) within 30 days (or such later date as is agreed by the Administrative Agent in its reasonable discretion) after such formation or acquisition, cause such Subsidiary to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonably necessary in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on its properties purported to be created by the agreements delivered pursuant to this Section 6.12, enforceable against third parties in accordance with their terms, and

(iii) within 60 days (or such later date as is agreed by the Administrative Agent in its reasonable discretion) after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request;

provided, that the Borrower shall have the right not to comply with the foregoing clauses (i), (ii) and (iii) with respect to any such Subsidiary that is not a wholly-owned Subsidiary so long as the provisions of Section 7.03(k)(iii) are otherwise satisfied.

(b) With respect to each real property owned in fee (including any such property hereafter acquired) by a Loan Party, deliver to the Administrative Agent, as promptly as practicable, Mortgages and Mortgage Instruments; provided, that the Borrower shall not be obligated to comply with the foregoing requirement (i) with respect to any fee owned real property having a fair market value of less than $10,000,000 and (ii) to the extent set forth in Section 7.15 with respect to the New Headquarters); provided further, that the Borrower shall at all times ensure that the aggregate fair market value of the real properties owned by the Loan Parties in fee that have not been subjected to Mortgages (excluding the New Headquarters to the extent set forth in Section 7.15) does not exceed $20,000,000.

(c) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, Intellectual Property Security Agreements and other security and pledge agreements.

Section 6.13 .  Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties as required by and in accordance with all applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained in the Borrower’s consolidated financial statements with respect to such circumstances in accordance with GAAP.

Section 6.14 .  Further Assurances.  Promptly upon the reasonable request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as may be required under applicable law or as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Collateral Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) maintain the effectiveness of the Collateral Documents and ensure the validity and, to the extent required under the Collateral Documents, the perfection and priority of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so (subject to the limitations set forth in the Loan Documents).

Section 6.15 .  Interest Rate Hedging.  Enter into prior to August 18, 2008, and maintain for a period of at least 30 months thereafter, interest rate Swap Contracts on terms reasonably acceptable to the Administrative Agent, covering a notional amount of not less than 50% of the aggregate outstanding indebtedness for borrowed money of the Borrower and its Subsidiaries (other than the Total Revolving Credit Outstandings).

Section 6.16 .  Designation as Senior Debt.  (i) Designate all Obligations of (x) KCI USA, Inc. and (y) any other Subsidiary that Guarantees the Indebtedness in respect of the Convertible Senior Notes, as “Designated Senior Indebtedness” or “Senior Debt” (or any equivalent term) under the Convertible Senior Notes Indenture, and (ii) designate all Obligations as “Designated Senior Indebtedness” or “Senior Debt” (or any equivalent term) under any documents governing any other subordinated Indebtedness incurred by any Loan Party.

Section 6.17 .  Consummation of the Merger.  Use commercially reasonable efforts to complete the Merger (which efforts shall include voting, or causing to be voted, all of the Shares then owned by the Borrower or any of its Subsidiaries in favor of the Merger, to the extent any such vote is taken pursuant to the Section 1.10(b) of the Merger Agreement) in accordance with the terms of the Merger Agreement as promptly as practicable following the consummation of the Tender Offer.

ARTICLE 7
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any principal of or interest on any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations) or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.01 .  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and, if the Indebtedness secured by such Lien is modified, refinanced, refunded, renewed or extended with any Permitted Refinancing Indebtedness, any Lien on the same collateral securing such Permitted Refinancing Indebtedness;

(c) Liens for taxes, assessments or governmental charges or levies not yet overdue by more than 30 days or, in the case of real property taxes, not yet delinquent, or, in any case, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization);

(d) statutory and common law rights of set-off and other similar rights and remedies as to deposits of cash, securities, commodities and other funds in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and covering only the items being collected upon;

(f) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, suppliers’, processors’, storage or other like Liens arising in the ordinary course of business which are securing amounts not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(g) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or similar laws or regulations, other than any Lien imposed by ERISA;

(h) pledges or deposits made pursuant to regulatory requirements or to secure the performance of (i) tenders, bids, trade contracts, government contracts and leases (other than leases constituting Indebtedness) and statutory obligations, (ii) surety, customs, bid, performance and appeal bonds and (iii) other obligations of a like nature, in each case incurred in the ordinary course of business;

(i) Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of such Person in the ordinary course of its business;

(j) easements, rights-of-way, restrictions, and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount and which do not interfere in any material respect with the ordinary conduct of the business of the applicable Person;

(k) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business, or any lease, license or sublease granted by any Loan Party or any of its Subsidiaries to another Person that (x) does not interfere in any material respect with the business of such Loan Party or Subsidiary and (y) does not secure any Indebtedness;

(l) Liens securing judgments not constituting an Event of Default under Section 8.01(h);

(m) Liens securing Indebtedness represented by financed insurance premiums in the ordinary course of business consistent with past practice, provided that such Liens do not extend to any property or assets other than the corresponding insurance policies being financed;

(n) [Reserved];

(o) Liens securing Indebtedness permitted under Section 7.02(o); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(p) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(p);

(q) Liens on Margin Stock owned by the Loan Parties and their Subsidiaries, if and to the extent the value of all such Margin Stock exceeds 25% of the value of the total assets subject to the restrictions on Liens set forth in this Section 7.01;

(r) Liens on assets of (i) any Subsidiary in favor of any Loan Party and (ii) any Subsidiary that is not a Loan Party in favor of any other Subsidiary that is not a Loan Party;

(s) Liens consisting of an agreement to sell, transfer or dispose of any asset to the extent such sale, transfer or disposition is not prohibited by the Loan Documents; provided that such Liens encumber only the applicable assets pending the completion of the applicable sale, transfer or disposition;

(t) Liens on the assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted under Section 7.02(q); and

(u) other Liens so long as the aggregate principal amount of the Indebtedness and other obligations secured thereby does not exceed $25,000,000.

Section 7.02 .  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness in respect of (i) Swap Contracts entered into by the Borrower or any of its Subsidiaries  in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) in respect of the Warrant Transactions;

(c) Indebtedness in respect of the Convertible Senior Notes and the subordinated Guarantee in respect thereof and any Permitted Refinancing Indebtedness with respect thereto;

(d) Indebtedness of the Borrower or a Subsidiary owed to the Borrower or a Subsidiary, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute Pledged Indebtedness, (ii) in the case of Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party, be subordinated to the Obligations on terms substantially similar to (and in any event not materially less favorable to the Lenders than) those set forth in Exhibit H and (iii) be otherwise permitted under the provisions of Section 7.03;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness with respect thereto;

(f) (i) Guarantees by any Loan Party of Indebtedness (other than the Convertible Senior Notes) of any other Loan Party; provided that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (ii) Guarantees by any Subsidiary that is not a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party; and (iii) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not Loan Party; provided, in the case of each of the foregoing clauses (i), (ii) and (iii), that (x) the Indebtedness being Guaranteed is otherwise permitted under this Section 7.02 and (y) the Guarantee is otherwise permitted under Section 7.03;

(g) Indebtedness (other than for borrowed money) which may be deemed to exist pursuant to any guaranties, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness) or completion or performance guaranties or similar obligations incurred in the ordinary course of business;

(h) Indebtedness in respect of netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business;

(i) Indebtedness of the Borrower or any of its Subsidiaries consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business, in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(j) Indebtedness of the Borrower or any of its Subsidiaries in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

(k) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business consistent with past practice;

(l) Indebtedness in respect of self-insurance obligations to the extent incurred in the ordinary course of business in accordance with customary industry practices in amounts customary in the Borrower’s and its Subsidiaries’ industry;

(m) client advances or deposits received in the ordinary course of business;

(n) Indebtedness of the Borrower or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, the applicable reimbursement obligation is reimbursed in full within 30 days;

(o) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations of the Borrower and its Subsidiaries (or Indebtedness to finance the development, construction, lease, repairs, additions or improvements to property (real or personal)) incurred (i) other than as a result of the I/T Restructuring, in an aggregate amount not to exceed $40,000,000 at any time outstanding and (ii) as a result of the I/T Restructuring, in an aggregate amount not to exceed $60,000,000 at any time outstanding;

(p) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(k) or Section 7.03(o), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower), and any Permitted Refinancing Indebtedness with respect thereto;

(q) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;

(r) so long as (i) immediately before and immediately after giving pro forma effect to the incurrence thereof, no Default shall have occurred and be continuing and (ii) immediately after giving effect to the incurrence thereof, the Borrower and its Subsidiaries are in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.10, (x) Permitted Additional Indebtedness and (y) Permitted Additional Foreign Indebtedness, in an aggregate amount, in the case of Permitted Additional Foreign Indebtedness, not to exceed $225,000,000 at any time outstanding;

(s) to the extent constituting Indebtedness, any earn-out or similar obligations incurred in connection with Investments permitted under Section 7.03; and

(t) other Indebtedness of the Loan Parties not otherwise permitted hereunder in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 7.02, the Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item; provided, that (x) all Indebtedness created pursuant to the Loan Documents shall be deemed to have been incurred in reliance on Section 7.02(a) and (y) all Indebtedness outstanding in respect of the Convertible Senior Notes (including the subordinated Guarantee in respect thereof) shall be deemed to have been incurred in reliance on Section 7.02(c).

Section 7.03 .  Investments.  Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of cash and Cash Equivalents;

(b) (i) advances to officers, directors and employees of the Borrower and Subsidiaries for travel, entertainment, relocation and other similar ordinary business purposes and (ii) loans by the Borrower or its Subsidiaries to their employees in connection with the purchase by such Persons of Equity Interests (other than Disqualified Equity Interests) of the Borrower pursuant to management incentive plans; provided that the aggregate amount of Investments made pursuant to the preceding clauses (i) and (ii) shall not exceed $5,000,000 at any time outstanding;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount which, when combined with the aggregate amount of Investments made pursuant to Section 7.03(k) in the Equity Interests of Subsidiaries that do not become Loan Parties, does not exceed $150,000,000; provided that the conversion of any Indebtedness owed to the Borrower or any other Loan Party by any Subsidiary into equity of such Subsidiary shall not constitute an additional Investment in such Subsidiary by the Borrower or such other Loan Party (or a reduction in the amount of any such Investments) for purposes of the limitation contained in the immediately preceding clause (iv);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and Investments received in compromise or resolution of litigation, arbitration or other disputes;

(e) Investments constituting (i) Indebtedness (including Guarantees of Indebtedness) permitted by Section 7.02 (other than Section 7.02(d)), and including Indebtedness that may be deemed to exist of the type described in Section 7.02(g) and (ii) Guarantees of other obligations (other than Indebtedness) of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(f) [Reserved];

(g) Investments resulting from transactions permitted by Section 7.04, 7.05 or 7.06;

(h) Investments existing on the date hereof or made pursuant to legally binding written commitments in existence on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03 and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.03(h) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted pursuant to another clause of this Section 7.03;

(i) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.01;

(j) Investments consisting of Uniform Commercial Code Article 3 endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(k) (x) the purchase or other acquisition by any Loan Party of at least 50% of the Equity Interests in a Person that, upon the consummation thereof will be a Subsidiary (including as a result of a merger or consolidation), or (y) the purchase by any Loan Party of all or substantially all of the property of, or assets constituting one or more business units or divisions of, any Person; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(k):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.10;

(iii) the aggregate amount of all Investments (other than Investments the consideration for which is in the form of (i) Equity Interests (other than Disqualified Equity Interests) issued by a Loan Party or (ii) the net proceeds of an issuance by a Loan Party of its Equity Interests (other than Disqualified Equity Interests)) made pursuant to this Section 7.03(k) in the Equity Interests of Subsidiaries that do not become Guarantors, when combined with the aggregate amount of Investments made pursuant to Section 7.03(c)(iv), shall not exceed $150,000,000; and

(iv) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its reasonable discretion), a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in the preceding clauses (ii) and (iii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(l) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed $50,000,000 at any time outstanding; provided that, with respect to each Investment made pursuant to this Section 7.03(l), (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.10;

(m) Investments by any Foreign Subsidiary in any other Person that becomes a Subsidiary as a result thereof;

(n) Investments in Swap Contracts permitted under Section 7.02(b);

(o) Investments by Acquisition Sub in the Shares (including any payments by the Acquisition Sub to holders of Shares who have properly perfected rights to appraisal in accordance with Section 262 of the Delaware General Corporation Law); and

(p) Investments consisting of Guarantees of obligations (other than Indebtedness) of the Borrower and its Subsidiaries arising under agreements entered into in connection with acquisitions or Dispositions permitted under this Agreement.

To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 7.03, the Borrower may select the subsection to which such Investment will be deemed a use and in no event shall the same portion of any Investment be deemed a use of or be attributable to more than one subsection.

Section 7.04 .  Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, the continuing or surviving Person shall be a Loan Party;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) Acquisition Sub and LifeCell may consummate the Merger;

(e) any Loan Party (other than the Borrower) or any of its Subsidiaries may liquidate, sell, transfer, lease or otherwise Dispose of all or substantially all of its assets if (i) such transaction is not prohibited by Section 7.05 and (ii) the Borrower has determined in good faith that such action is not materially disadvantageous to the interests of the Lenders;

(f) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, the surviving Person shall be a Loan Party;

(g) so long as no Default has occurred and is continuing or would result therefrom, the Borrower or any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, the surviving corporation is a Loan Party; and

(h) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary may dissolve if the purpose of such dissolution is to effect a transaction otherwise permitted under Section 7.04(b), 7.04(c) or 7.04(e).

Section 7.05 .  Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, retired or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) the rental, lease or sublease of real property or equipment in the ordinary course of business;

(d) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of property used or useful in the business of the Borrower and its Subsidiaries (other than inventory and financial assets) or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of property used or useful in the business of the Borrower and its Subsidiaries (other than inventory and financial assets);

(e) Dispositions of property subject to Casualty Events;

(f) each Loan Party and each of its Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;

(g) Dispositions of property by any Subsidiary to the Borrower or to a Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must be a Loan Party;

(h) Dispositions permitted by Section 7.04;

(i) Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of shall not exceed $20,000,000 from and after the Closing Date;

(j) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(k) the abandonment, cancellation, non-renewal, or discontinuance of use or maintenance of IP Rights if the Borrower determines in good faith that such Disposition is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(l) leases, subleases and licenses of IP Rights (i) in the ordinary course of business and (ii) otherwise, in each case which do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(m) transactions otherwise permitted under Section 7.01, 7.03 or 7.06;

(n) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (x) at the time of such Disposition, no Default shall exist or would result from such Disposition, (y) the aggregate fair market value of all property Disposed of in reliance on this clause (n) in any fiscal year of the Borrower shall not exceed 10% of Consolidated Assets as of the end of the fiscal year immediately preceding any such asset sale (or, in the case of Dispositions during the period beginning on the Closing Date and ending on December 31, 2008, $15,000,000) and (z) at least 75% of the consideration received for such asset shall consist of cash;

(o) Dispositions of Margin Stock for cash and for fair market value as determined in good faith by the board of directors of the Borrower; provided that the cash proceeds received in connection with any such Disposition of Margin Stock are held in cash or Cash Equivalents; and

(p) to the extent constituting a Disposition, the issuance by the Borrower or any of its Subsidiaries of its Equity Interests;

provided, however, that any Disposition pursuant to this Section 7.05 (except for (i) Dispositions from a Loan Party to a Loan Party pursuant to Section 7.05(g) and (ii) Dispositions pursuant to Section 7.05(e), 7.05(h), 7.05(j), 7.05(m) or 7.05(p)) shall be for fair market value.

Section 7.06 .  Restricted Payments.  (a) Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless at the time of and after giving effect thereto on a Pro Forma Basis, (i) the Consolidated Leverage Ratio as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 does not exceed 1.75x and (ii) no Default has occurred and is continuing.

(b) Notwithstanding the foregoing (and provided that in the case of clauses (iv), (vi), (viii) and (xi), no Default shall have occurred and be continuing at the time of any action described in such clause or would result therefrom):

(i) (a) each Subsidiary may make Restricted Payments to the Borrower or any other Loan Party, (b) any Subsidiary of the Borrower that is not a Guarantor may make Restricted Payments to any other Subsidiary of the Borrower that is not a Guarantor and (c) any non wholly-owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or any other Subsidiary and to any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests (including options and warrants) of such Person;

(iii) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.05(b)(iii), the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(iv) the Borrower may make any delivery or payment in connection with, or as part of, the termination or settlement of a Warrant Transaction;

(v) the Borrower, Acquisition Sub and LifeCell may (x) pay the cash consideration required to consummate the Merger and (y) make cash payments in respect of dissenter’s rights pursuant to the laws of the State of Delaware;

(vi) the Borrower may (x) pay interest on, (y) deliver its common stock upon conversion of and (z) so long as the Liquidity Measure, determined both before and immediately after giving effect to such payment, is not less than $150,000,000, make cash payments in respect of the conversion or mandatory repurchase or redemption of the Convertible Senior Notes, in each case in accordance with the terms of the Convertible Senior Notes Indenture as in effect on the date hereof;

(vii) the Borrower may make a mandatory repurchase or redemption of the Convertible Senior Notes in accordance with the terms of the Convertible Senior Notes Indenture as in effect on the date hereof with the proceeds of a substantially simultaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(viii) the repurchase of issued and outstanding Equity Interests of the Borrower if, at the time of and after giving effect thereto on a Pro Forma Basis, the Consolidated Leverage Ratio as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 does not exceed 1.75x; provided, that if the Consolidated Leverage Ratio, determined after giving effect thereto on a Pro Forma Basis, would exceed 1.75x (for purposes of this clause (viii), such event, an “Excess Leverage Ratio Event”), the Borrower shall be permitted, so long as the Borrower and its Subsidiaries are in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.10, to repurchase its Equity Interests in an aggregate purchase price amount for all such repurchases from and after the occurrence of such Excess Leverage Ratio Event not to exceed $100,000,000 until such time as the Leverage Ratio has been restored to less than or equal to 1.75x;

(ix) the Borrower may make repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(x) the Borrower and its Subsidiaries may purchase their Equity Interests from any of their current or former officers, directors, employees, managers or consultants upon the death, disability, resignation, retirement  or termination of employment of such officers, directors, employees, managers or consultants pursuant to any direct or equity plan, employee or direct or stock option plan or any other employee or director incentive plan, in an aggregate amount not to exceed $5,000,000 in any fiscal year; and

(xi) the Borrower and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses (i) through (x) of this paragraph (b) to the extent that the aggregate amount of all such Restricted Payments permitted by clauses (iv) above and this clause (xi) does not exceed (A) in the case of Restricted Payments made after the Closing Date and on or before December 31, 2008, $25,000,000 and (B) in the case of Restricted Payments made thereafter, the Available Amount at the time of such Restricted Payment.

Section 7.07 .  Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries or LifeCell on the date hereof (including, without limitation, ownership of interests in trusts which own certain aircraft) or any businesses which are similar, incidental or reasonably related or complementary thereto.

Section 7.08 .  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary (or, in the case of a transaction involving a Loan Party and a Subsidiary that is not a Loan Party, to such Loan Party) as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties; (b) transactions between or among Subsidiaries of the Borrower which are not Loan Parties; (c) transactions described on Schedule 7.08; (d) transactions permitted under Sections 7.01(r), 7.03 and 7.06; (e) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers and employees; (f) the issuance of stock and stock options pursuant to the Borrower’s stock option plans and stock purchase plans and (g) reasonable compensation paid to officers and employees in their capacity as such.

Section 7.09 .  Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document):

(a) that limits the ability of any Subsidiary (x) to make Restricted Payments, loans or advances to the Borrower or any Guarantor or (y) transfer property to the Borrower or any Guarantor, except for any Contractual Obligations:

(i) that arise in connection with any Disposition permitted pursuant to Section 7.05 and relating solely to the assets or Person subject to such Disposition,

(ii) that are customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, licenses, conveyances, sales contracts and other agreements (provided that such restrictions are limited to the agreement itself or the property or assets secured by such Liens or the property or assets subject to such leases, licenses, conveyances, sales contracts or agreements, as the case may be),

(iii) that are in effect in effect or committed (i) on the date hereof and set forth on Schedule 7.09 or (ii) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower,

(iv) that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.03 and applicable solely to such joint venture,

(v) that are contained in the agreements governing Indebtedness incurred by Foreign Subsidiaries in compliance with Section 7.02 and that are applicable only to such Foreign Subsidiary and its Subsidiaries,

(vi) that are contained in any document, agreement or instrument governing or relating to any Lien permitted under Section 7.01 (other than Section 7.01(a)) or Section 7.15 of this Agreement, provided in each case that any such restriction relates only to the assets or property subject to such Lien, and

(vii) that are set forth in any agreement evidencing any permitted amendments, restatements, supplements, modifications, extensions, renewals and replacements of the agreements described in clause (iii) so long as such amendment restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein;

(b) that limits the ability of any Domestic Subsidiary to Guarantee the Obligations, or

(c) that limits the ability of the Borrower or any Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders to secure the Obligations; provided, however, that this clause (c) shall not prohibit

(i) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(o) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and any proceeds thereof,

(ii) any agreement entered into in connection with any Disposition permitted pursuant to Section 7.05 and relating solely to the assets or Person subject to such Disposition,

(iii) restrictions by reason of customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, licenses, conveyances, sales contracts and other agreements (provided that such restrictions are limited to the agreement itself or the property or assets secured by such Liens or the property or assets subject to such leases, licenses, conveyances, sales contracts or agreements, as the case may be),

(iv) any restriction pursuant to any document, agreement or instrument set forth on Schedule 7.09,

(v) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.01 (other than Section 7.01(a)) or Section 7.15 of this Agreement, provided in each case that any such restriction relates only to the assets or property subject to such Lien,

(vi) any agreement which was in effect or committed at the time any Subsidiary becomes a Domestic Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Domestic Subsidiary of the Borrower,

(vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.03 and applicable solely to such joint venture, and

(viii) that are set forth in any agreement evidencing any permitted amendments, restatements, supplements, modifications, extensions, renewals and replacements of the agreements described in clauses (iv) and (vi) so long as such amendment restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein.

Section 7.10 .  Financial Covenants.

(a) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
June 30, 2008	3.50x
September 30, 2008	3.50x
December 31, 2008	3.25x
March 31, 2009	3.25x
June 30, 2009	3.25x
September 30, 2009	3.25x
December 31, 2009 and each fiscal quarter thereafter	3.00x

(b) Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Consolidated Fixed Charge Coverage Ratio
June 30, 2008	1.10x
September 30, 2008	1.10x
December 31, 2008 and each fiscal quarter thereafter	1.15x

Section 7.11 .  Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made in any fiscal year of the Borrower set forth below to exceed the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2008	$170,000,000
2009	$175,000,000
2010	$175,000,000
2011 and thereafter	$200,000,000

; provided, however, that so long as no Event of Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth in the table above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year (any such carried over amount, an “Unused Capex Amount”); and provided, further, that any Unused Capex Amount (x) shall not be deemed used, if at all, until the amount set forth in the table above opposite such next following fiscal year has been used in full in such next following fiscal year and (y) shall not be carried over into any subsequent fiscal years.

Section 7.12 .  Amendments of Organization Documents.  Amend any of its Organization Documents in any manner that is materially adverse to the interests of the Lenders.

Section 7.13 .  Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy in each case prior to the scheduled maturity thereof in any manner (it being understood that regularly scheduled repayments of principal and payments of interest shall be permitted), or make any payment in violation of any subordination terms of (i) any Indebtedness permitted under Section 7.02(c) or incurred pursuant to Section 7.02(r) or (ii) any other Indebtedness (other than Indebtedness owed to the Borrower or any of its Subsidiaries) that is contractually subordinated to the Obligations (the foregoing, “Restricted Prepayments”), except (a) to the extent any such Restricted Prepayments are made with the proceeds of Permitted Refinancing Indebtedness with respect to any such Indebtedness and (b) Restricted Prepayments in an aggregate amount not to exceed the Available Amount at the time of such Restricted Prepayment.

Section 7.14 .  Amendment, Etc. of Related Documents, Wake Forest License Agreement and Indebtedness.  (a) Cancel or terminate any Related Document or the Wake Forest License Agreement or consent to or accept any cancellation or termination thereof, (b) amend, modify or change in any manner any term or condition of any Related Document or the Wake Forest License Agreement or give any consent, waiver or approval thereunder, in each case that, taken as a whole, would reasonably be expected to be materially adverse to the interests of the Lenders, (c) waive any default under or any breach of any term or condition of any Related Document or the Wake Forest License Agreement, to the extent that such waiver would reasonably be expected to be materially adverse to the interests of the Lenders, (d) take any other action in connection with any Related Document or the Wake Forest License Agreement that would reasonably be expected to have a Material Adverse Effect or (e) amend, modify or change any term or condition of the Indebtedness permitted under Section 7.02(c) in a manner that would be materially adverse to the interests of the Lenders (it being understood that an amendment, modification or change to Indebtedness that would result in such Indebtedness not satisfying the criteria set forth in clauses (a) through (e) of the definition of Permitted Refinancing Indebtedness shall be materially adverse to the interests of the Lenders), except for any Permitted Refinancing Indebtedness with respect thereto.

Section 7.15 .  Headquarters Transaction.  Notwithstanding anything to the contrary in Sections 7.01, 7.02, 7.05, 7.07 and 7.11 of this Agreement or in any other Loan Document, the Borrower and its Subsidiaries may enter into one or a series of transactions and enter into Contractual Obligations to evidence such transactions pursuant to which they may (i) purchase, develop, construct and make improvements to, real property to be used for a new headquarters to be located in the United States (such real property, including improvements thereon and assets incidental thereto, the “New Headquarters”), (ii) incur or assume Indebtedness to finance such purchase, development, construction or improvements (collectively, including any extension, renewal or refinancing thereof, and whether through one or more financings, “Headquarters Financing”), (iii) incur Liens on all or part of such property securing obligations with respect to such Indebtedness, and (iv) make Dispositions of assets comprising their existing headquarters located in San Antonio, Texas for fair market value; provided, that (x) the aggregate principal amount of such Indebtedness permitted pursuant to this Section 7.15 shall not exceed $75,000,000 at any time outstanding, all of which may be secured by Liens incurred pursuant to this Section 7.15 (and no other Liens may be incurred pursuant to this Section 7.15), (y) the aggregate amount of purchases and expenditures constituting Capital Expenditures permitted pursuant to this Section 7.15 shall not exceed $80,000,000 and (z) the aggregate amount of Dispositions permitted pursuant to this Section 7.15 shall not exceed $75,000,000.  The purchases, expenditures, Liens, Indebtedness and Dispositions described in the preceding sentence may be in addition to the purchases, expenditures, Liens, Indebtedness and Dispositions permitted pursuant to Sections 7.01, 7.02, 7.05 and 7.11.  Notwithstanding anything to the contrary contained herein, (i) all such purchases, expenditures, Liens, Indebtedness and Dispositions shall be deemed to have been incurred or effected pursuant this Section 7.15, (ii) no other purchases, expenditures, Liens, Indebtedness or Dispositions shall be permitted to be incurred or effected pursuant to this Section 7.15 and (iii) neither the Borrower nor any of its Subsidiaries, including any special purpose Subsidiary holding solely such new headquarters and assets incidental thereto the sole purpose of which is to acquire the New Headquarters or the property to be used in the construction thereof and to engage in activities directly related thereto, including without limitation the construction and improvement thereof and incurrence of Headquarters Financing (for so long as such requirements are satisfied, the “Headquarters SPC”) shall be required to grant a Lien on any such real property (including any leasehold interest) to be used for the New Headquarters or on the Equity Interests of any Headquarters SPC, and the Headquarters SPC, if any, shall not be required to become a Guarantor or Loan Party, in each case under this clause (iii) for so long as any such Headquarters Financing is outstanding.

Section 7.16 .  Activities Of Certain Subsidiaries.  (a) Unless KCI International Holding Company or KCII Holdings, L.L.C. (as the case may be) is a Guarantor, permit KCI International Holding Company or KCII Holdings, L.L.C. to acquire (i) any Equity Interests of any Person other than KCI Medical Resources (Ireland) or (ii) any other material assets.

(b) Permit KCI MS Unlimited to acquire (i) any Equity Interests of any Person other than KCI Medical Resources (Ireland) or (ii) any other material assets.

ARTICLE 8
Events of Default and Remedies

Section 8.01 .  Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any Unreimbursed Amounts or any L/C Borrowings with respect to any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations to the extent required hereunder, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.03(b), 6.03(c), 6.05 (with respect to the maintenance of existence of the Borrower), 6.11, 6.16, 6.17 or Article 7; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date on which the Administrative Agent gives the Borrower written notice thereof (or, if earlier, the date on which a Responsible Officer of the Borrower or such Loan Party otherwise obtains knowledge thereof); or

(d) Representations and Warranties.  Any representation, warranty, certification or written statement of fact made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith ((i) in the case of the Tender Offer Borrowing on the Closing Date, excluding the representation and warranty contained in Section 5.05(c) and (ii) in the case of the Merger Borrowing on the Merger Date, excluding all of the representations and warranties contained in  Article 5 other than those contained in Sections 5.01(a) and (b), 5.02, 5.04, 5.14 and 5.15)) shall prove to have been incorrect or misleading when made or deemed made (or, in the case of any representation and warranty that is not qualified by materiality, “Material Adverse Effect” or similar language (other than the representations and warranties in Sections 5.01(a), 5.01(b)(ii) (with respect to the Borrower only), 5.02, 5.04, 5.14 and 5.15) shall prove to have been incorrect or misleading in any material respect when made or deemed made); or

(e) Cross-Default.  Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement, or Swap Termination Value, in the case of any Swap Contract, owing by such Loan Party or Subsidiary) of more than the Threshold Amount, in each case beyond the expiration of the grace or cure period, if any, provided therefor, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders)  to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case prior to its stated maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the document providing for such Indebtedness;

(f) Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days without having been dismissed; or any proceeding under any Debtor Relief Law relating to any such Person or to all or a substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or a substantial part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and has not disputed coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, enforcement proceedings are commenced by any creditor upon such judgment or order, or there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC either alone or in the aggregate in an amount in excess of $25,000,000 in any year or the Threshold Amount for all periods; (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan either alone or in the aggregate in an amount in excess of $25,000,000 in any year or the Threshold Amount for all periods; or (iii) (w) a decrease of 20% or more in the number of active participants in an International Plan from the number of active participants in such plan on the last day of the immediately preceding year, (x) the failure of an International Plan to comply with funding requirements under applicable law, (y) the failure of an International Plan to pay benefits when due; or (z) non-compliance with local law applicable to an International Plan, which in each case of this clause (iii), either alone or in the aggregate, could reasonably be expected to result in liability of the Borrower or its Affiliates in an aggregate amount exceeding $25,000,000 in any year or the Threshold Amount for all periods; or

(j) Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision (or, in the case of any such contest by a Person that is not a Loan Party, of any material provision) of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control.  There occurs any Change of Control; or

(l) Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01, 4.02 or 6.12 shall for any reason (other than pursuant to the terms thereof cease to create a valid and perfected (to the extent perfection is required pursuant to the relevant Collateral Document) first priority Lien (subject to Liens permitted by Section 7.01) on any material portion of the Collateral purported to be covered thereby; or

(m) Subordination.  (i)  The subordination provisions contained in the Convertible Senior Notes Indenture (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(n) Termination of Wake Forest License Agreement.  The Wake Forest License Agreement shall be terminated or shall fail to remain in full force and effect.

Section 8.02 .  Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 .  Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by applicable Law):

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest and including fees, charges and disbursements of counsel to the Administrative Agent payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders payable under Section 10.04 and the L/C Issuer arising under the Loan Documents and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Secured Obligations (other than contingent indemnification obligations for unasserted claims) have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 9
Administrative Agent

Section 9.01 .  Appointment and Authority.  (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also (i) acquire, on behalf of itself and the other Secured Parties, the security interests created under the Collateral Documents and (ii) act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as recipient on behalf of itself and the other Secured Parties of the security interests created under the Collateral Documents and as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto; provided, that that to the extent the L/C Issuer is entitled to indemnification under this Section 9.01 solely in connection with its role as the L/C Issuer, only the Multicurrency Revolving Credit Lenders shall be required to indemnify the L/C Issuer in accordance with this Section 9.01.

Section 9.02 .  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 .  Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, willful misconduct or bad faith.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 .  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 .  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 .  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and, so long as no Event of Default then exists, the Borrower shall have the right to consent to any such successor, with such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank or other financial institution with an office in the United States, or an Affiliate of any such bank or other financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07 .  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 .  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Lead Arrangers or the other Persons identified on the cover page of this Agreement as “joint bookrunners”, “syndication agent” or “co-documentation agents” shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.09 .  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

Section 9.10 .  Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) in connection with any sale of such property permitted hereunder or under any other Loan Document to a Person other than a Loan Party, or (iii)  if such release is approved, authorized or ratified in writing in accordance with Section 10.01;

(b) that any Guarantor shall be automatically released from its obligations under the Guarantee and Security Agreement and all other Loan Documents to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder (provided, that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Convertible Senior Notes or any Permitted Refinancing Indebtedness with respect thereto) or if such release is approved hereunder or ratified in writing in accordance with Section 10.01 and any Lien on any Collateral of such released Guarantor granted pursuant to any Collateral Document to which such Guarantor is a party shall be automatically released; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(o).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Security Agreement and all other Loan Documents to which it is a party, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11 .  Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE 10
Miscellaneous

Section 10.01 .  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and provided to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) in the case of the Merger Borrowing, waive any conditions set forth in Section 4.03, without the written consent of each Lender;

(b) waive any condition set forth in Section 4.03 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Facility Lenders with respect to the Revolving Credit Facility;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) as such financial ratio is used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(f) change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(c), in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Facility Lenders with respect to such Facility;

(g) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” without the written consent of each Lender or (ii) the definition of “Required Facility Lenders” without the written consent of each Lender under each Facility that would be affected by such change;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders with respect to such Facility;

(k) amend Section 1.08 or the definition of “Alternative Currency” without the written consent of each Revolving Credit Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the foregoing, if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender affected thereby or each Lender with respect to a certain Facility and that has been approved by the Required Lenders or the Required Facility Lenders with respect to the applicable Facility, as applicable, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).  Notwithstanding the foregoing, this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Credit Lenders are not affected thereby.

Section 10.02 .  Notices; Effectiveness; Electronic Communications.  (a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, e-mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower other than those arising as a result of such Person’s gross negligence, willful misconduct or bad faith.

Section 10.03 .  No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 .  Expenses; Indemnity; Damage Waiver.  (a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates (including the reasonable and documented legal fees, charges and disbursements of counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and, with respect to the Administrative Agent and its Affiliates, the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented legal fees, charges and disbursements of any counsel for the Administrative Agent, the Lenders or the L/C Issuer), in connection with the enforcement of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable expenses (including the fees, charges and disbursements of any counsel for the Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for any material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Notwithstanding anything to the contrary in the foregoing, this Section 10.04(b) shall not apply to Taxes to the extent covered by Section 3.01(a) or 3.01(c).

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Lead Arrangers, the L/C Issuer or any Related Party of any of the foregoing and without limiting the obligation of the Borrower to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Lead Arrangers the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Lead Arrangers or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Lead Arrangers or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).  For purposes of this Section 10.04(c), a Lender’s “pro rata share” shall be determined based on its share of the sum of the Total Outstandings and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05 .  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06 .  Successors and Assigns.  (a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term A Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term A Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term A Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, payable by the assigning Lender (except as provided in Section 10.13); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall promptly record in the Register each Assignment and Assumption delivered to it in accordance with Section 10.06(b).

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clauses (a), (b) and (f) thereof) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections  3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment (and the acceptance of such appointment by the applicable Lender) of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.07 .  Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative Swap Contract relating to the Borrower and its obligations or (iii) any rating agency, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower other than as a result of a breach of this Section 10.08.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof or any of their respective partners, directors, officers, employees, agents, trustees, advisors or representatives relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof or any of their respective partners, directors, officers, employees, agents, trustees, advisors or representatives other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party or any such Subsidiary or any of their respective partners, directors, officers, employees, agents, trustees, advisors or representatives after the date hereof, such information (i) is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08 .  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding the provisions of this Section 10.08, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

Section 10.09 .  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 .  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 .  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12 .  Severability.  If any provision of this Agreement or the other Loan Documents is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 .  Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, if any Lender fails to make Loans for the reasons provided in Article 3, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such assignment fee;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

Any Lender being replaced pursuant to this Section 10.13 shall execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof.  In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 . [Reserved.]

Section 10.15 .  Governing Law; Jurisdiction; Etc.  (a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LOAN PARTY, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16 .  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17 .  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each of the Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Lead Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 .  Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19 .  USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

Section 10.20 .  Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 10.21 .  ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KINETIC CONCEPTS, INC.
By:	/s/ Marcia K. Bennett
Name:Marcia K. Bennett
Title:Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Charlene Wright-Jones
Name:Charlene Wright-Jones
Title:Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	/s/ Daniel H. Penkar
Name:Daniel H. Penkar
Title:Senior Vice President

JPMorgan Chase Bank, N.A., as Syndication Agent, a Multicurrency Revolving Lender and a Term Loan A Lender
By:	/s / H. David Jones
Name:H. David Jones
Title:Senior Vice President

[OTHER LENDERS]

SCHEDULE 1.01A

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Multicurrency Revolving Credit Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Multicurrency Revolving Credit Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Multicurrency Revolving Credit Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.  The Administrative Agent will, at the request of the Borrower or any Multicurrency Revolving Credit Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.
The Additional Cost Rate for any Multicurrency Revolving Credit Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Multicurrency Revolving Credit Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”
is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 2.08(b)(i) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”
is designed to compensate Multicurrency Revolving Credit Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent or the Borrower, each Multicurrency Revolving Credit Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.
Each Multicurrency Revolving Credit Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Multicurrency Revolving Credit Lender shall supply the following information in writing on or prior to the date on which it becomes a Multicurrency Revolving Credit Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Multicurrency Revolving Credit Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Multicurrency Revolving Credit Lender for the purpose of A and C above and the rates of charge of each Multicurrency Revolving Credit Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Multicurrency Revolving Credit Lender notifies the Administrative Agent to the contrary, each Multicurrency Revolving Credit Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.
The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Multicurrency Revolving Credit Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Multicurrency Revolving Credit Lenders on the basis of the Additional Cost Rate for each Multicurrency Revolving Credit Lender based on the information provided by each Multicurrency Revolving Credit Lender pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Multicurrency Revolving Credit Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
The Administrative Agent may from time to time, after consultation with the Borrower and the Multicurrency Revolving Credit Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 1.01B

EXISTING LETTERS OF CREDIT

Standby L/C - Outstanding: By Applicant and Bank Reference

Kinetic Concepts, Inc.

BANK REFERENCE	KINETIC REFERENCE	BENEFICIARY NAME	ISSUE DATE	EXPIRY DATE	CURRENCY CODE	FOREIGN CURRENCY AMOUNT OUTSTANDING	OUTSTANDING AMT IN USD
WELLS FARGO

KCI INTERNATIONAL VOF
00000000487353	00000000487353	HSBC BANK PLC	24 JUNE 2003	31 DEC 2008	GBP	240,000.00	476,016.00
				KCI INTERNATIONAL VOF			476,016.00
KINETIC CONCEPTS INC.
00000000493510	00000000493510	NATIONAL UNION FIRE INSURANCE CO.	14 AUG 2003	14 AUG 2008	USD	7,735,040.00	7,735,040.00
00000000544722	00000000544722	NOBLE FIBER TECHNOLOGIES, LLC	20 MAY 2005	20 MAY 2008	USD	500,000.00	500,000.00
				KINETIC CONCEPTS, INC.			8,235,040.00
				GRAND TOTAL:			8,711,056.00

SCHEDULE 1.01C

IMMATERIAL SUBSIDIARIES

KCI USA Real Holdings, L.L.C.

KCI Real Holdings, L.L.C.

KCI Properties Limited

KCI Real Property Limited

KCI Home Medical, Inc.

SCHEDULE 2.01
COMMITMENTS

Lender	Multicurrency Revolving Credit Commitment	US Dollar Revolving Credit Commitment	Term A Commitment	Total Commitment
Bank of America, N.A.	$16,153,846.15		$80,769,230.77	$96,923,076.92
JPMorgan Chase	$16,153,846.15		$53,846,153.85	$70,000,000.00
Bank of Nova Scotia	$13,846,153.85		$46,153,846.15	$60,000,000.00
DnB NOR Bank ASA	$13,846,153.85		$46,153,846.15	$60,000,000.00
General Electric Capital Corporation	$13,846,153.85		$46,153,846.15	$60,000,000.00
Suntrust Bank	$13,846,153.85		$46,153,846.15	$60,000,000.00
Bank of Ireland	$11,538,461.54		$38,461,538.46	$50,000,000.00
BNP Paribas	$11,538,461.54		$38,461,538.46	$50,000,000.00
HSBC	$11,538,461.54		$38,461,538.46	$50,000,000.00
ING Bank	$11,538,461.54		$38,461,538.46	$50,000,000.00
RBS Citizens	$11,538,461.54		$38,461,538.46	$50,000,000.00
Wells Fargo Bank	$11,538,461.54		$38,461,538.46	$50,000,000.00
Wachovia Bank	$11,538,461.54		$38,461,538.46	$50,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$10,817,307.69		$36,057,692.31	$46,875,000.00
Sumitomo	$10,817,307.69		$36,057,692.31	$46,875,000.00
Fortis Bank SA/NV, New York Branch	$10,817,307.69		$36,057,692.31	$46,875,000.00
Key Bank	$10,817,307.69		$36,057,692.31	$46,875,000.00
Raymond James Bank		$9,230,769.23	$30,769,230.77	$40,000,000.00
Allied Irish Bank	$8,076,923.08			$8,076,923.08
CIT Group		$8,076,923.08	$26,923,076.92	$35,000,000.00
Amegy Bank	$8,076,923.08		$26,923,076.92	$35,000,000.00
Compass Bank		$5,769,230.77	$19,230,769.23	$25,000,000.00
United Overseas Bank	$5,769,230.77		$19,230,769.23	$25,000,000.00
Commerzbank	$5,796,230.77		$19,230,769.23	$25,000,000.00
Siemens	$5,192,307.69		$17,307,692.31	$22,500,000.00
DZ Bank	$4,615,384.62		$15,384,615.38	$20,000,000.00
Texas Capital Bank	$4,615,384.62		$15,384,615.38	$20,000,000.00
Cathay United Bank		$3,461,538.46	$11,538,461.54	$15,000,000.00
State Bank of India		$3,461,538.46	$11,538,461.54	$15,000,000.00
Taiwan Cooperative Bank		$3,461,538.46	$11,538,461.54	$15,000,000.00
Bank Leumi	$2,307,692.31		$7,692,307.69	$10,000,000.00

Lender	Multicurrency Revolving Credit Commitment	US Dollar Revolving Credit Commitment	Term A Commitment	Total Commitment
PPM America		$2,307,692.31	$7,692,307.69	$10,000,000.00
Banco Espirito Santo		$2,307,692.31	$7,692,307.69	$10,000,000.00
Bank Of East Asia Limited	$2,307,692.31		$7,692,307.69	$10,000,000.00
Chang Hwa Commercial Bank		$2,307,692.31	$7,692,307.69	$10,000,000.00
Hua Nan		$1,153,846.15	$3,846,153.85	$5,000,000.00
Total	$258,461,538.46	$41,538,461.54	$1,000,000,000.00	$1,300,000,000.00

SCHEDULE 5.03

AUTHORIZATIONS AND CONSENTS

None

SCHEDULE 5.06

LITIGATION

1.	The following litigation all as further described in the filed Form 10-Q for Kinetic Concepts, Inc.’s fiscal quarter ending March 31, 2008:

a.	Several patent infringement suits involving patents licensed exclusively to Kinetic Concepts, Inc. by Wake Forest.

b.
Two patent related infringement suits filed by Kinetic Concepts, Inc. and its affiliates: one case against Smith & Nephew and BlueSky and a second case against Medela, for the manufacture, use and sale of negative pressure devices believed to infringe a Wake Forest continuation patent relating to the V.A.C. technology.

c.	Patent nullity suits filed by Medela AG in the German Federal Patent Court against two of Wake Forest’s German patents licensed to Kinetic Concepts, Inc.

d.
A declaratory judgment action in the Federal District Court for the District of Delaware filed against Kinetic Concepts, Inc. and its affiliates by Innovative Therapies, Inc. (“ITI”), alleging the invalidity or unenforceability of four patents licensed to Kinetic Concepts, Inc. by Wake Forest University Health Sciences and one patent owned by Kinetic Concepts, Inc. relating to V.A.C. Therapy.

e.
A patent infringement lawsuit filed by Kinetic Concepts, Inc. and its affiliates against ITI in the U.S. District Court for the Middle District of North Carolina with respect to three Wake Forest patents which are exclusively licensed to Kinetic Concepts, Inc. and a separate action filed by Kinetic Concepts, Inc. and its affiliates in state District Court in Bexar County, Texas, against ITI and three of its principals.

f.
A patent nullity suit filed by Mölnlycke Health Care AB in Germany against one of Wake Forest’s German patents licensed to Kinetic Concepts, Inc and a suit filed by Mölnlycke Health Care AB in the UK to have a related Wake Forest patent revoked.

2.
Medela AG (Germany) vs. KCI Medical (Germany) Case No. 9 0 146/7: Suit to set aside a settlement agreement and injunction imposed by the German Courts for the inappropriate labeling and marketing of Medela’s product.

3.	The following litigation all as further described in the filed Form 10-Q for LifeCell Corporation’s fiscal quarter ending March 31, 2008:

LifeCell Corporation has been named, along with Biomedical Tissue Services, Ltd. (“BTS”) and many other defendants, in lawsuits that relate to the recall in September 2005 of certain human-tissue based products.

SCHEDULE 5.13

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS; LOAN PARTIES

PART A: SUBSIDIARIES OF BORROWER

Company Name	Jurisdiction of Incorporation/ Organization	Ownership
KCI Holding Company, Inc.	Delaware	100% Kinetic Concepts, Inc.

KCI Real Holdings, L.L.C.	Delaware	100% Kinetic Concepts, Inc.

KCI Equi-Tron Inc.	Ontario	100% KCI Holding Company, Inc.

KCI International, Inc.	Delaware	100% KCI Holding Company, Inc.

KCI Licensing, Inc.	Delaware	100% KCI Holding Company, Inc.

KCI Properties Limited	Texas	90% KCI Real Holdings, L.L.C. 10% KCI USA Real Holdings LLC

KCI Real Property Limited	Texas	90% KCI Real Holdings, L.L.C. 10% KCI USA Real Holdings LLC

Equi-Tron Mfg. Inc.	Canada	100% KCI Equi-Tron Inc.

KCI International Holding Company	Delaware	100% KCI International, Inc.

KCII Holdings, L.L.C.	Delaware	100% KCI International, Inc.

KCI USA, Inc.	Delaware	100% KCI Licensing, Inc.

KCI USA Real Holdings, L.L.C.	Delaware	100% KCI USA, Inc.

Leopard Acquisition Sub, Inc.	Delaware	100% Kinetic Concepts, Inc.

LifeCell Corporation	Delaware	[-]% Leopard Acquisition Sub, Inc.

KCI Home Medical, Inc.	Delaware	100% KCI USA, Inc.

KCI Medical Canada Inc./ Fournitures Medicales KCI du Canada Inc.	Ontario	100% KCI International, Inc.

KCI Medical Australia Pty Ltd	Australia	100% KCI International, Inc.

KCI Medical Puerto Rico, Inc.	Puerto Rico	100% KCI International, Inc.

KCI KK	Japan	100% KCI International, Inc.

KCI Europe Holding B.V.	Netherlands	100% Medical Holdings Limited

KCI APAC Holding Ltd	Cayman Islands	100% KCI Medical Resources

KCI UK Holdings Ltd.	United Kingdom	100% KCI Europe Holding B.V.

KCI Bermuda Holding Ltd.	Bermuda	100% KCI Europe Holding B.V.

KCI Medical Asia Pte. Ltd.	Singapore	100% KCI APAC Holding Ltd

KCI Medical B.V.	Netherlands	100% KCI UK Holdings Ltd.

KCI Medical AB	Sweden	100% KCI UK Holdings Ltd.

KCI Medical S.r.l.	Italy	100% KCI UK Holdings Ltd.

KCI Austria GmbH	Austria	100% KCI UK Holdings Ltd.

KCI Medical GmbH	Switzerland	100% KCI UK Holdings Ltd.

Labortoratoire KCI Medical SARL	France	100% KCI UK Holdings Ltd.

KCI Medical Aps	Denmark	100% KCI UK Holdings Ltd.

KCI Medical South Africa (Pty) Ltd.	South Africa	100% KCI UK Holdings Ltd.

KCI Clinic Spain, S.L.	Spain	100% KCI UK Holdings Ltd.

KCI Medical AS	Norway	100% KCI UK Holdings Ltd.

KCI Medical Holding GmbH	Germany	100% KCI UK Holdings Ltd.

KCI Medical Limited	United Kingdom	100% KCI UK Holdings Ltd.

KCI Medical Ltd	Ireland	100% KCI UK Holdings Ltd.

KCI Medical Belgium BVBA	Belgium	100% KCI UK Holdings Ltd.

KCI Medizinprodukte GmbH	Germany	100 % KCI Medical Holding GmbH

KCI Medical Products (UK) Ltd	United Kingdom	100% KCI Medical Limited

Polymedics BVBA	Belgium	74% KCI Medical Belgium BVBA 26% KCI UK Holdings Ltd.

Biomonde Holdings BVBA	Belgium	100% Polymedics BVBA

Medical Holdings Limited	Malta	100% (Class A stock) KCI Medical Resources 1 share (Class B stock) KCI APAC Holding Ltd

KCI Medical Holdings Unlimited	Cayman Islands	100% Medical Holdings Limited

KCI Manufacturing	Ireland	1 share Medical Holdings Limited 1 share KCI Medical Holdings Unlimited

KCI MS Unlimited	Cayman Islands	100% KCI International, Inc.

KCI Medical Resources	Ireland	1 share KCI MS Unlimited 22.196% KCI International Holding Company 0.865% KCII Holdings LLC 76.939% KCI International, Inc.

KCI Medical United Kingdom Limited	United Kingdom	100% KCI Medical Limited

KCI Hong Kong Holding Limited	Hong Kong	100% KCI APAC Holding Ltd.

KCI New Zealand Unlimited	New Zealand	100% KCI APAC Holding Ltd

PART B: COMPLETE AND ACCURATE LIST OF ALL LOAN PARTIES AND ALL SUBSIDIARIES OF WHOSE EQUITY INTERESTS ARE REQUIRED TO BE PLEDGED ON CLOSING DATE

Domestic Stock
Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s).	Number of Shares	Percentage of Outstanding Shares
Kinetic Concepts, Inc.	KCI Holding Company, Inc.	Common	$0.01	1	3,000	100%
Kinetic Concepts, Inc.	KCI Real Holdings, L.L.C.	Membership Interests	--	Not Certificated	--	100%
Kinetic Concepts, Inc.	Leopard Acquisition Sub, Inc.	Common	$0.01	01	100	100%
KCI Holding Company, Inc.	KCI International, Inc.	Common	$0.001	3	1,000,000	100%
KCI Holding Company, Inc.	KCI Licensing, Inc.	Common	$0.01	1	1,000	100%
KCI Licensing, Inc.	KCI USA, Inc.	Common	$0.10	4	2,000	100%
KCI USA, Inc.	KCI USA Real Holdings, L.L.C.	Membership Interests	--	Not Certificated	--	100%
KCI USA, Inc.	KCI Home Medical, Inc.	Common	$0.01	1	1,000	100%

Foreign Stock
Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s).	Number of Shares To Be Pledged	Percentage of Outstanding Voting Shares To Be Pledged
KCI International, Inc.	KCI Medical Canada Inc./Fournitures Medicales KCI du Canada Inc.	Common Preference Preference	-- -- --	C-4 P-2 P-41	81,477.5 1,605,240 864,360	65% N/A N/A
KCI Holding Company, Inc.	KCI Equi-Tron Inc.	Common	$1.00	Com-2	1,950,000	65%
KCI International, Inc.	KCI Medical Australia Pty Ltd	Ordinary	$1.00	122	10,790,000	65%
KCI International, Inc.	KCI Medical Puerto Rico, Inc.	Common	$100.00	4	32	64%
KCI International, Inc.	KCI KK	Common	--	Z001	2,600	65%
KCI International, Inc.	KCI Medical Resources	‘A’ Ordinary Shares	$0.01	5	65,000	65%

1 KCI International, Inc. to deliver this certificate to the Administrative Agent within 7 days following the Closing Date.

2 KCI International, Inc. to deliver this certificate to the Administrative Agent within 7 days following the Closing Date.

SCHEDULE 5.18

INTELLECTUAL PROPERTY MATTERS

Matters Related to Wake Forest’s U.S. Patents

In 2007, requests for ex-parte reexamination of certain claims among five patents owned and licensed by Kinetic Concepts, Inc. were granted by the U.S. Patent and Trademark Office, including the base V.A.C. Therapy patents licensed from Wake Forest.  Some or all claims that are the subject of reexamination may require amendment or cancellation.  However, not all the claims in the patents are under reexamination.

See also matters disclosed on Schedule 5.06.

SCHEDULE 6.12

GUARANTORS

KCI Holding Company, Inc.

KCI International, Inc.

KCI Licensing, Inc.

KCI USA, Inc.

Leopard Acquisition Sub, Inc.

SCHEDULE 7.01

EXISTING LIENS

To the extent constituting Liens, the financing statements evidencing the following operating leases:

1.	Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 01-030630 filed 2/20/2001 as continued by TX UCC 05-00373728 filed 12/06/05.

2.	Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029389962 filed 5/09/02 as continued by TX UCC 07-00058947 filed 02/20/07.

3.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029390116 filed 5/09/02 as continued by TX UCC 07-00058950 filed 02/20/2007.

4.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029390227 filed 05/09/2002 as continued by TX UCC 07-00058896 filed 02/20/2007.

5.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029390338 filed 05/09/2002 as continued by TX UCC 07-00058944 filed 02/20/2007.

6.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029390449 filed 05/09/2002 as continued by TX UCC 07-00058878 filed 02/20/2007.

7.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029391248 filed 05/09/2002 as continued by TX UCC 07-00058941 filed 02/20/2007.

8.	Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029391460 as continued by TX UCC 07-00058881 filed 02/20/2007.

9.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029528038 filed 05/10/2002 as continued by TX UCC 07-00058952 filed 02/20/2007.

10.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029528361 filed 05/10/2002 as continued by TX UCC 07-00058871 filed 02/20/2007.

11.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029529382 filed 05/10/2002 as continued by TX UCC 07-00058875 filed 02/20/2007.

12.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029529493 filed 05/10/2002 as continued by TX UCC 07-00058890 filed 02/20/2007.

13.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029529504 filed 05/10/2002 as continued by TX UCC 07-00058938 filed 02/20/2007.

14.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029529837 filed 05/10/2002 as continued by TX UCC 07-00058933 filed 02/20/2007.

15.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029529948 filed 05/10/2002 as continued by TX UCC 07-00058932 filed 02/20/2007.

16.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029530081 filed 05/10/2002 as continued by TX UCC 07-00058892 filed 02/20/2007.

17.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029530647 filed 05/10/2002 as continued by TX UCC 07-00058951 filed 02/20/2007.

18.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533044 filed 05/10/2002 as continued by TX UCC 07-00058940 filed 02/20/2007.

19.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533155 filed 05/10/2002 as continued by TX UCC 07-00058939 filed 02/20/2007.

20.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533266 filed 05/10/2002 as continued by TX UCC 07-00058865 filed 02/20/2007.

21.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533377 filed 05/10/2002 as continued by TX UCC 07-00058885 filed 02/20/2007.

22.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533488 filed 05/10/2002 as continued by TX UCC 07-00058936 filed 02/20/2007.

23.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533599 filed 05/10/2002 as continued by TX UCC 07-00058888 filed 02/20/2007.

24.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533600 filed 05/10/2002 as continued by TX UCC 07-00058943 filed 02/20/2007.

25.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533711 filed 05/10/2002 as continued by TX UCC 07-00058861 filed 02/20/2007.

26.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533822 filed 05/10/2002 as continued by TX UCC 07-00058948 filed 02/20/2007.

27.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029533933 filed 05/10/2002 as continued by TX UCC 07-00058887 filed 02/20/2007.

28.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029534065 filed 05/10/2002 as continued by TX UCC 07-00058945 filed 02/20/2007.

29.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029534287 filed 05/10/2002 as continued by TX UCC 07-00058894 filed 02/20/2007.

30.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029534398 filed 05/10/2002 as continued by TX UCC 07-00058898 filed 02/20/2007.

31.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029534510 filed 05/10/2002 as continued by TX UCC 07-00058858 filed 02/20/2007.

32.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029534621 filed 05/10/2002 as continued by TX UCC 07-00058897 filed 02/20/2007.

33.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0030458749 filed 05/17/2002 as continued by TX UCC 07-00058868 filed 02/20/2007.

34.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 03-0012189832 filed 12/30/2002 as continued by TX UCC 07-00310772 filed 09/11/2007.

35.
Lease Agreement between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 03-0019079100 filed 03/03/2003 as continued by TX UCC 07-00346555 filed 10/09/2007.

36.	Leases between Kinetic Concepts, Inc. and NMHG Financial Services, Inc. as evidenced by TX UCC 04-0082478477 filed 9/21/2004.

37.
Leases covering a TC02M Model 860 Transcutaneous Monitor with accessories – S.N. 1287, 1429.1457 granted by Kinetic Concepts, Inc. to Republic Bank as evidenced by TX UCC 05-0034478172 filed 11/07/2005.

38.	Lease Agreement Number SFL-1016 by and between KCI USA, Inc. and Leasenet Group, LLC, dated July 10, 2006 as evidenced by Delaware UCC 6294271 2 filed 8/23/2006.

39.	Leases granted by MedClaim Inc. to Duke Energy Corporation as evidenced by NC UCC 20040022303 and filed 3/08/04.

40.	Lease between Kinetic Concepts, Inc. and Gelco Corporation dba GE Capital Fleet Service as evidenced by TX UCC 02-0029391137 filed 05/09/2002 as continued by TX UCC 07-00058870 filed 02/20/2007.

41.	Master Agreement and Product Schedule No. IS0142 between LifeCell Corporation and IOS Capital, LLC as evidenced by DE UCC 6399794 7 filed 11/16/2006.

42.	Master Agreement and Product Schedule No. IS0096A between LifeCell Corporation and IOS Capital, LLC as evidenced by DE UCC 6409685 5 filed 11/23/2006.

To the extent constituting Liens, the financing statement evidencing the following consignment agreement:

1.	The consignment of inventory by and between Kinetic Concepts, Inc. and Hagemeyer North America, Inc. as evidenced by TX UCC 05-0016345034.

SCHEDULE 7.02

EXISTING INDEBTEDNESS

I.           Capitalized Leases

Indebtedness in respect to Capitalized Leases held by Foreign Subsidiaries:

Apr-08

Capitalized Leases as of 04/30/2008	$549,190

Future obligations for Capital Leases
Payments due within 12 months	$291,885
Payments due 13 to 24 months	$213,906
Payments due 25 to 36 months	$136,148
Payments due 37 to 48 months	$27,570
Payments due 49 to 60 months	$10,036
Payments due over 60 months	$2,509
Total future obligations	$682,055

Future Obligations Less amount representing interest	$132,865

Net future minimum lease payments ex interest	$549,190

Present value of capital lease payments ex interest	$495,303
Current portion	$222,055
Non Current portion	$273,247

II.           Other Indebtedness

To the extent constituting Indebtedness, obligations under the operating leases described in Schedule 7.01.

To the extent constituting Indebtedness, obligations not in excess of $200,000 owed to former employees of LifeCell Corporation pursuant to various termination letters and separation and release agreements.

SCHEDULE 7.03

EXISTING INVESTMENTS

1.
KCI USA, Inc. owns a beneficial interest in a trust created pursuant to the terms of the Trust Agreement (Federal Express 1991-A), dated as of September 29, 1993, as amended by the First Amendment of Trust Agreement, dated as of December 29, 1994 (as amended, the "Trust Agreement").  The Trust Agreement provides that the trust estate consists of one McDonnell Douglas DC-10-30F Aircraft, Manufacturer's Serial No. 47835, U.S. Registration No. N320FE and three General Electric Model CF6-5OC2 Engines, Manufacturer's Serial Nos. 455311, 455720 and 455705.  KCI USA, Inc. owns a beneficial interest in a trust created pursuant to the terms of the Trust Agreement (Federal Express 1991-B), dated as of September 29, 1993, as amended by the First Amendment of Trust Agreement, dated as of December 30, 1996 (as amended, the "Trust Agreement").  The Trust Agreement provides that the trust estate consists of one McDonnell Douglas DC-10-30CF Aircraft, Manufacturer's Serial No. 47836, U.S. Registration No. N321FE and three General Electric Model CF6-5OC2 Engines, Manufacturer's Serial Nos. 528146, 455217 and 455900.  The aggregate book value of the KCI USA, Inc.'s interest in these trusts is $11,200,000.

2.           The Convertible Note Hedge.

SCHEDULE 7.08

TRANSACTIONS WITH AFFILIATES

None

SCHEDULE 7.09

BURDENSOME AGREEMENTS

None

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

BORROWER:
Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, TX  78230
Attention:  Marcia K. Bennett
Telephone:  210.255.6837
Telecopier:  210.255.6554
Electronic Mail:  Marcia.Bennett@kci1.com
Website Address:  www.kci1.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
901 Main Street
Mail Code:  TX1-492-14-14
Dallas, TX  75202-3714
Attn:  Runzia Bob
Telephone:  214.209.9732
Telecopier:  214.290.9646
Electronic Mail:  runzia.v.bob@bankofamerica.com
Account No.:  1292000883
Ref:  Kinetic Concepts, Inc.
ABA# 026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
231 S. LaSalle Street
Mail Code:  IL1-231-10-41
Chicago, IL  60604-
Attention:  Charlene Wright-Jones
Telephone:  312.828.3935
Telecopier:  877.206.8427
Electronic Mail:  charlene.wright-jones@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations
1000 W Temple Street
Mail Code:  CA9-705-07-05
Los Angeles, CA  90012-1514
Attention:  Tai Anh Lu
Telephone:  213.481.7840
Telecopier:  213.457.8841
Electronic Mail:  tai_anh.lu@bankofamerica.com

SWING LINE LENDER:
Bank of America, N.A.
901 Main Street
Mail Code:  TX1-492-14-14
Dallas, TX  75202-3714
Attention:  Runzia Bob
Telephone:  214.209.9732
Telecopier:  214.290.9646
Electronic Mail:  runzia.v.bob@bankofamerica.com
Account No.:  1292000883
Ref:  Kinetic Concepts, Inc.
ABA# 026009593

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE

Date:  ___________, _____

To:           Bank of America, N.A., as Administrative Agent

Bank of America, N.A.
901 Main Street
Mail Code:  TX1-492-14-14
Dallas, TX 75202-3714
Attention:  Runzia Bob

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May [   ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Kinetic Concepts, Inc., a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby gives you notice, pursuant to Section 2.02(a) of the Credit Agreement, that it requests (select one):

__	A Borrowing of [Multicurrency Revolving Credit][US Dollar Revolving Credit][Term A] Loans
__	A conversion or continuation of [Multicurrency Revolving Credit][US Dollar Revolving Credit][Term A] Loans
1.  On ________________________ (a Business Day).
2.  In the amount of _____________________1
3.  In the following currency:  [Dollars]2   [       ]3
4.  Comprised of [     ]4
5.  For Eurocurrency Rate Loans:  with an Interest Period of _____months.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]5

                                  KINETIC CONCEPTS, INC.

By:      ___________________
Name: ___________________
Title:   ___________________

____________________

1           Eurocurrency Rate Loans shall be a minimum of $3,000,000 (and any amount in excess thereof shall be an integral multiple of $1,000,000).  Base Rate Loans shall be a minimum of $500,000 (and any amount in excess thereof shall be an integral multiple of $100,000).

2           In the case of a Term A Loan.

3           For Multicurrency Revolving Credit Loans, specify Alternative Currency, if applicable.

4           Specify Base Rate Loans or Eurocurrency Rate Loans.

5           Include this sentence in the case of a Revolving Credit Borrowing.

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:  ___________, _____

To:           Bank of America, N.A., as Administrative Agent and Swing Line Lender

Bank of America, N.A.
901 Main Street
Mail Code:  TX1-492-14-14
Dallas, TX 75202-3714
Attention:  Runzia Bob

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May [   ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Kinetic Concepts, Inc., a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby gives you notice, pursuant to Section 2.04(b) of the Credit Agreement, that it requests a Swing Line Loan:

1.           On   ________________________ (a Business Day).

2.           In the amount of $ _____________________.8

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

KINETIC CONCEPTS, INC.

By:          ________________
Name:     ________________
Title:       ________________

_____________________

8           Shall be a minimum of $100,000 (and any amount in excess thereof shall be an integral multiple of $100,000).

EXHIBIT C-1

FORM OF TERM A NOTE

___________, ____

FOR VALUE RECEIVED, the undersigned, KINETIC CONCEPTS, INC., a Texas corporation (the “Borrower”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term A Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May [   ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender  and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Term A Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A Note is one of the Term A Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term A Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Each Term A Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS NOTE SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

[SIGNATURE PAGE TO FOLLOW]

KINETIC CONCEPTS, INC.

By:          ________________
Name:     ________________
Title:       ________________

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2

FORM OF MULTICURRENCY REVOLVING CREDIT NOTE

___________, ____

FOR VALUE RECEIVED, the undersigned, KINETIC CONCEPTS, INC., a Texas Corporation (the “Borrower”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Multicurrency Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May [   ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Multicurrency Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars or such other Alternative Currency in which such Loans are denominated in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Multicurrency Revolving Credit Note is one of the Multicurrency Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Multicurrency Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Multicurrency Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Multicurrency Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Multicurrency Revolving Credit Note and endorse thereon the date, amount and maturity of its Multicurrency Revolving Credit Loans and payments with respect thereto.

The Borrower hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Multicurrency Revolving Credit Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS NOTE SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

[SIGNATURE PAGE TO FOLLOW]

KINETIC CONCEPTS, INC.
By:          ________________
Name:     ________________
Title:       ________________

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-3

FORM OF US DOLLAR REVOLVING CREDIT NOTE

___________, ____

FOR VALUE RECEIVED, the undersigned, KINETIC CONCEPTS, INC., a Texas Corporation (the “Borrower”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each US Dollar Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May [   ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each US Dollar Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This US Dollar Revolving Credit Note is one of the US Dollar Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This US Dollar Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this US Dollar Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  US Dollar Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this US Dollar Revolving Credit Note and endorse thereon the date, amount and maturity of its US Dollar Revolving Credit Loans and payments with respect thereto.

The Borrower hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this US Dollar Revolving Credit Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS NOTE SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

[SIGNATURE PAGE TO FOLLOW]

KINETIC CONCEPTS, INC.

By:          ________________
Name:     ________________
Title:       ________________

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ________, ____

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May [   ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Kinetic Concepts, Inc., a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned Responsible Officer of the Borrower hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           A copy of the year-end audited financial statements required to be delivered by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section can be located at the following Internet address: _________________.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The unaudited financial statements required to be delivered by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date can be located at the following Internet address: _________________.  Such consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonably detailed review of the transactions and financial condition of the Borrower during the accounting period covered by such financial statements.

3.           A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

to the best knowledge of the undersigned, as of the date hereof, no Default or Event of Default has occurred and is continuing.

--or--

to the best knowledge of the undersigned, the following is a list of each Default or Event of Default that has occurred and is continuing on the date hereof and specifying the details thereof and any action or proposed action to be taken with respect thereto:

4.           To the best knowledge of the undersigned, there has been no change in GAAP or in the application thereof since the date of the financial statements accompanying this Certificate.

--or--

[To the best knowledge of the undersigned, there has been a change in GAAP or in the application thereof since the date of the financial statements accompanying this Certificate, and the following specifies the effect of such change on such financial statements:]

5.           Schedule 1 attached hereto sets forth the estimated fair market value of each piece of real property owned in fee by any Loan Party with a fair market value in excess of $10,000,000.

6.           Schedule 2 attached hereto sets forth the IP Rights of the Borrower or its Subsidiaries for which any or all of the associated research and development has been funded in whole or in part by a Foreign Subsidiary since November 1, 2007.

7.           Set forth on Schedule 3 are reasonably detailed calculations demonstrating compliance with the covenants contained in Section 7.10 of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as

of   ______________ , _______________.

KINETIC CONCEPTS, INC.
By:          ________________
Name:     ________________
Title:       ________________

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

Fair Market Value of Real Property

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate

IP Rights

For the Quarter/Year ended ___________________, ____ (“Statement Date”)

SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

I.	Section 7.10(a) – Consolidated Leverage Ratio.

	A.	Consolidated Indebtedness at Statement Date		$______

	B.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):		$______

		1.	Consolidated Net Income for Subject Period:	$______

		2.	Consolidated Interest Charges for Subject Period:	$______

		3.	Provision for income taxes for Subject Period:	$______

		4.	Depreciation expenses for Subject Period:	$______

		5.	Amortization expenses for Subject Period:	$______

		6.	Non-cash reductions of Consolidated Net Income for Subject Period:	$______

		7.	Charges, fees and expenses in connection with the Tender Offer, etc., for Subject Period:	$______

		8.	Nonrecurring charges, fees and expenses incurred in connection with transactions permitted under Section 7.03(k) or 7.03(l) of the Credit Agreement for Subject Period:	$______

		9.	Non-recurring charges related to corporate restructuring for the Subject Period:	$______

		10.	Income Tax credits for Subject Period:	$______
$______
		11.	Non-cash increases to Consolidated Net Income for Subject Period:	$______

		12.	Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 + 5 + 6+ 7 + 8 + 9 – 10 – 11):	$______

	C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B):		____ to 1

Maximum permitted:

	Four Fiscal Quarters Ending		Maximum Consolidated Leverage Ratio
	Closing Date through June 30, 2008		3.50x
	July 1, 2008 through September 30, 2008		3.50x
	October 1, 2008 through December 31, 2008		3.25x
	January 1, 2009 through March 31, 2009		3.25x
	April 1, 2009 through June 30, 2009		3.25x
	July 1, 2009 through September 30, 2009		3.25x
	October 1, 2009 through December 31, 2009 and each fiscal quarter thereafter		3.00x

II.	Section 7.10(b) - Consolidated Fixed Charge Coverage Ratio

	A.	Consolidated EBITDA for Subject Period (Line I.B above):		$______

	B.	Capital Expenditures for Subject Period:		$______

	C.	Income taxes paid in cash for Subject Period:		$______

	D.	Consolidated Fixed Charges for Subject Period:		$______

		1.	Consolidated Interest Charges for Subject Period:	$______

		2.	Regularly scheduled principal payments or redemptions, etc. for Subject Period:	$______

		3.	Restricted Payments made in cash for Subject Period:	$______

		4.	Consolidated Fixed Charges (Line II.1 + 2 + 3):	$______

	E.	Consolidated Fixed Charge Coverage Ratio ([Line II.A – Line II.B – Line II.C] ÷ Line II.D):		_______

Minimum required:
	Four Fiscal Quarters Ending		Minimum Consolidated Fixed Charge Coverage Ratio
	Closing Date through June 30, 2008		1.10x
	July 1, 2008 through September 30, 2008		1.10x
	October 1, 2008 through December 31, 2008 and each fiscal quarter thereafter		1.15x

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]9 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]10 Assignee identified in item 2 below ([the][each, an] “Assignee”) pursuant to Section 10.06 of the Credit Agreement identified below (the “Credit Agreement”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]11 hereunder are several and not joint.]12  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement, any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.           Assignor[s]:           ______________________________

______________________________

2.           Assignee[s]:           ______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.           Borrower:                      Kinetic Concepts, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
Credit Agreement, dated as of May [   ], 2008, among Kinetic Concepts, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

6.           Assigned Interest:

Assignor[s]13	Assignee[s]14	Facility Assigned15	Aggregate Amount of Commitment/Loans for all Lenders16	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans17	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:  _____________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:  _____________________________
Title:
[Consented to and]18  Accepted:

BANK OF AMERICA, N.A., as
  Administrative Agent

By:         _________________________________
               Title:

[Consented to:]19

By:         _________________________________
              Title:

_______________________

9           For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

10  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

11  Select as appropriate.

12  Include bracketed language if there are either multiple Assignors or multiple Assignees.

13           List each Assignor, as appropriate.

14           List each Assignee, as appropriate.

15           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Multicurrency Revolving Credit Commitment”, “Term A Commitment”, etc.).

16      Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

17           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

18          To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

19          To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]20

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.           Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Lead Arrangers, the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Lead Arrangers, the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

20           Describe Credit Agreement at option of Administrative Agent.

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO: Charlene Wright-Jones

FAX # 877-206-8427

I. Borrower Name: ______________________________

$____________________ Type of Credit Facility ____________________

II. Legal Name of Lender of Record for Signature Page:

____

- **Signing Credit Agreement** _____ **YES** _____ **NO**
- **Coming in via Assignment** _____ **YES** _____ **NO**

III. Type of Lender: ______________________________

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	**V. Eurodollar Address:**
____________________	____________________
____________________	____________________
____________________	____________________
____________________	____________________

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact
Name:			
Title:			
Address:			
Telephone:			
Facsimile:			
E Mail Address:			
IntraLinks E Mail Address:			

Does Secondary Operations Contact need copy of notices? ___YES ___NO

Bank of America 1 12/2007

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY
CONFIDENTIAL

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel
Name:			
Title:			
Address:			
Telephone:			
Facsimile:			
E Mail Address:			

PLEASE CHECK IF YOU CAN FUND IN THE CURRENCIES REQUIRED FOR THIS TRANSACTION LISTED BELOW:

___ **US DOLLAR** ___ ______ ___ ______

___ ______ ___ ______ ___ ______

___ ______ ___ ______ ___ ______

VII. Lender's SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT) (Country)

(Account #) (Account Name)

(FFC Account #) (FFC Account Name)

(Attention)

VII. Lender's SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT) (Country)

(Account #) (Account Name)

(FFC Account #) (FFC Account Name)

(Attention)

BankofAmerica 2 12/2007

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY
CONFIDENTIAL

VII. Lender's SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT) (Country)

(Account #) (Account Name)

(FFC Account #) (FFC Account Name)

(Attention)

VII. Lender's SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT) (Country)

(Account #) (Account Name)

(FFC Account #) (FFC Account Name)

(Attention)

VIII. Lender's Standby Letter of Credit, Commercial Letter of Credit, and Bankers' Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

IX. Lender's Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA#) (City/State)

(Account #) (Account Name)

(Attention)

Bank of America 3 12/2007

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY
CONFIDENTIAL

X. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN): __ __ - __ __ __ __ __ __ __

Tax Withholding Form Delivered to Bank of America*:

_________ **W-9**

_________ **W-8BEN**

_________ **W-8ECI**

_________ **W-8EXP**

_________ **W-8IMY**

Tax Contact

Name: ____________________

Title: ____________________

Address: ____________________

Telephone: ____________________

Facsimile: ____________________

E Mail Address: ____________________

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. **An original tax form must be submitted.**

Bank of America 4 12/2007

ADMINISTRATIVE DETAILS REPLY FORM - MULTICURRENCY

CONFIDENTIAL

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. **Original tax form(s) must be submitted.**

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). **Please be advised that we require an original form W-9.**

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Tax Form Tool Kit (2006) (2).doc

XI. Bank of America Payment Instructions:

Pay to: Bank of America, N.A.
ABA # 026009593
New York, NY
Acct. # 1292000883
Attn: Corporate Credit Services
Ref: Kinetic Concepts

Bank of America 5 12/2007

EXHIBIT F
FORM OF GUARANTEE AND SECURITY AGREEMENT
Execution Version

GUARANTEE AND SECURITY AGREEMENT

Dated as of May 19, 2008

among

KINETIC CONCEPTS, INC.,

THE GUARANTORS PARTY HERETO
and
BANK OF AMERICA, N.A.,
as Administrative Agent

TABLE OF CONTENTS
_________________
Page
SECTION 1. Definitions.2
SECTION 2. Guarantees by Guarantors.2
SECTION 3. Grant of Transaction Liens.2
SECTION 4. General Representations and Warranties2
SECTION 5. Further Assurances; General Covenants2
SECTION 6. Accounts2
SECTION 7. Commercial Tort Claims2
SECTION 8. Recordable Intellectual Property Collateral2
SECTION 9. Investment Property2
SECTION 10. Instruments2
SECTION 11. Controlled Deposit Accounts2
SECTION 12. Cash Collateral Accounts2
SECTION 13. Operation of Collateral Accounts.2
SECTION 14. Transfer Of Record Ownership2
SECTION 15. Right to Vote Securities2
SECTION 16. Certain Cash Distributions2
SECTION 17. Remedies upon Event of Default2
SECTION 18. Application of Proceeds2
SECTION 19. Fees and Expenses; Indemnification2
SECTION 20. Authority to Administer Collateral2
SECTION 21. Limitation on Duty in Respect of Collateral2
SECTION 22. General Provisions Concerning the Administrative Agent.2
SECTION 23. Termination of Transaction Liens; Release of Collateral2
SECTION 24. Additional Guarantors, Loan Parties and Lien Grantors2
SECTION 25. Notices2
SECTION 26. No Implied Waivers; Remedies Not Exclusive2
SECTION 27. Successors and Assigns2
SECTION 28. Amendments and Waivers2
SECTION 29. Governing Law; Jurisdiction; Etc2
SECTION 30. Waiver of Jury Trial2
SECTION 31. Severability.2

SCHEDULES:
Schedule 1	Equity Interests in Subsidiaries Owned by Original Lien Grantors
Schedule 2	Other Investment Property and Instruments Owned by Original Lien Grantors
Schedule 3	Material Commercial Tort Claims
EXHIBITS:
Exhibit A	Security Agreement Supplement
Exhibit B	Copyright Security Agreement
Exhibit C	Patent Security Agreement
Exhibit D	Trademark Security Agreement
Exhibit E	Perfection Certificate

GUARANTEE AND SECURITY AGREEMENT
GUARANTEE AND SECURITY AGREEMENT (this “Agreement”) dated as of May 19, 2008 among KINETIC CONCEPTS, INC., as Borrower, the GUARANTORS party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, the Borrower is entering into the Credit Agreement described in Section 1 hereof, pursuant to which the Borrower intends to borrow funds and obtain letters of credit for the purposes set forth therein;

WHEREAS, the Borrower is willing to secure its Secured Obligations (as defined in the Credit Agreement) by granting a security interest in its assets to the Administrative Agent as provided in this Agreement;

WHEREAS, the Borrower is willing to cause each of its Domestic Subsidiaries (with certain exceptions) to Guarantee the foregoing Secured Obligations of the Borrower and the Secured Obligations of each other Loan Party and to secure its Guarantee thereof and its Secured Obligations by granting a security interest in its assets to the Administrative Agent as provided in this Agreement;

WHEREAS, the Lenders and the L/C Issuer are not willing to make loans or issue or participate in letters of credit under the Credit Agreement, and the counterparties to the hedging arrangements referred to above are not willing to enter into or maintain them, unless the foregoing Secured Obligations are secured and guaranteed as described above;

WHEREAS, upon any foreclosure or other enforcement of this Agreement, the net proceeds of the relevant Collateral are to be received by or paid over to the Administrative Agent and applied as provided in the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 .  Definitions.

(a) Terms Defined in Credit Agreement.  Terms defined in the Credit Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.

(b) Terms Defined in UCC.  As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Certificated Security	8-102
Chattel Paper	9-102
Commercial Tort Claim	9-102
Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Entitlement Order	8-102
Equipment	9-102
Financial Asset	8-102 & 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102

(c) Additional Definitions.  The following additional terms, as used herein, have the following meanings:

“Cash Collateral Account” has the meaning set forth in Section 12(a).

“Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

“Collateral” has the meaning set forth in Section 3(a).

“Collateral Accounts” means the Cash Collateral Accounts, the Controlled Deposit Accounts and the Controlled Securities Accounts.

“Control” has the following meanings:

(a)        when used with respect to any Security or Security Entitlement, the meaning specified in UCC Section 8-106; and

(b)        when used with respect to any Deposit Account, the meaning specified in UCC Section 9-104.

“Controlled Deposit Account” means a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Administrative Agent is the Depositary Bank’s “customer” (as defined in UCC Section 4-104).

“Controlled Securities Account” means a Securities Account that (i) is maintained in the name of a Lien Grantor at an office of a Securities Intermediary located in the United States and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement among such Lien Grantor, the Administrative Agent and such Securities Intermediary.

“Copyright License” means any agreement now or hereafter in existence granting to any Lien Grantor, or pursuant to which any Lien Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any agreement identified in Schedule 1 to any Copyright Security Agreement.

“Copyrights” means all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit B, executed and delivered by a Lien Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Credit Agreement” means the Credit Agreement dated as of May 19, 2008 among Kinetic Concepts, Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

“Deposit Account Control Agreement” means, with respect to any Deposit Account of any Lien Grantor, a deposit account control agreement in form reasonably satisfactory to the Administrative Agent among such Lien Grantor, the Administrative Agent and the relevant Depositary Bank, (i) providing that such Depositary Bank will comply with instructions originated by the Administrative Agent directing disposition of the funds in such Deposit Account without further consent by such Lien Grantor and (ii) subordinating to the relevant Transaction Lien all claims of the Depositary Bank to such Deposit Account (except its right to deduct its normal operating charges and any uncollected funds previously credited thereto).

“Depositary Bank” means a bank at which a Controlled Deposit Account is maintained.

“Excluded Assets” means (A) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (B) voting Equity Interests in (x) any CFC and (y) any Subsidiary (other than KCI International Holding Company, KCII Holdings, L.L.C. and KCI MS Unlimited) that is not a CFC that holds directly or indirectly a CFC and does not hold any Equity Interests of any Person that is not a CFC or any other material assets, in each case to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such CFC (or Subsidiary of the type described in the foregoing clause (y)), (C) (i) unless KCI International Holding Company is a Guarantor, any Equity Interests of KCI International Holding Company, (ii) unless KCII Holdings, L.L.C. is a Guarantor, any Equity Interests of KCII Holdings, L.L.C. and (iii) any Equity Interests of KCI MS Unlimited, (D) Retained Collection Rights with respect to Medicaid Receivables, Medicare Receivables and VA Receivables, (E) any applications for trademarks and service marks filed in the United States Patent and Trademark Office (the “PTO”) on the basis of a Lien Grantor's intent to use such mark pursuant to 15 U.S.C. § 1051 Section 1(b) and for which a form evidencing use of the mark in interstate commerce has not been filed with the PTO pursuant to 15 U.S.C. §1060(a), (F) any Intellectual Property as to which (i) any Foreign Subsidiary has, since November 1, 2007, funded, in whole or in part, any or all of the associated research and development or (ii) any Foreign Subsidiary has, in furtherance of the foreign operations of the Borrower and its Subsidiaries, funded, in whole or in part, any or all of the associated research and development pursuant to that certain Research and Development Cost Sharing and Royalty Agreement, dated as of December 31, 2001, between KCI Licensing, Inc. and KCI Medical Resources (Ireland) (successor to KCI International, VoF), as amended (it being understood that the parties intend to avoid a deemed distribution pursuant to Section 956 of the Code), (G) Margin Stock, (H) so long as any Headquarters Financing is outstanding, the Equity Interests of any Headquarters SPC, (I) any property or assets of any Lien Grantor that are subject to Liens permitted pursuant to Section 7.01(g), 7.01(h), 7.01(k), 7.01(m), 7.01(o) or 7.01(p) of the Credit Agreement, in each case if and to the extent that (1) the contract or other agreement pursuant to which such Lien has been granted validly and enforceably prohibits the granting of a Lien on such property or assets to secure the Secured Obligations or (2) the grant of a Lien on any such property or assets would validly and enforceably constitute or result in result in the abandonment, invalidation or unenforceability of any material right of the applicable Lien Grantor under any the contract or other agreement pursuant to which such Lien has been granted, in each case after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law, (J) any right, interest or property of any Lien Grantor under any lease, license, contract or agreement to which any Lien Grantor is a party, if and to the extent (but solely to the extent) that the grant of a security interest therein shall, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law, validly and enforceably constitute or result in (1) the abandonment, invalidation or unenforceability of any such right, interest or property of such Lien Grantor or (2) a breach or termination pursuant to the terms of, or a default under, any such lease license, contract, property rights, agreement or agreement with respect to such right, interest or property, and (K) any right, interest or property of any Lien Grantor under any lease, license, contract or agreement to which any Lien Grantor is a party, if and to the extent (but solely to the extent) that any applicable Law validly and enforceably, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law), prohibits the creation of a security interest in such right, interest or property.  Each Lien Grantor shall use all reasonable efforts to obtain any such required consent that is reasonably obtainable; provided that no Lien Grantor shall be obligated to obtain any such consent with respect to Retained Collection Rights and that no Lien Grantor shall be obligated to obtain any such consent with respect to any joint venture to the extent the Organization Documents of such joint venture do not permit the applicable Lien Grantor to pledge the Equity Interests of such joint venture as security for the Secured Obligations (or require the consent of another party to the joint venture therefor).

“Guarantors” means each Subsidiary listed on the signature pages hereof under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a “Guarantor” pursuant to Section 24.

“Intellectual Property” means (i) any Patent and any Patent License, (ii) any Trademark and any Trademark License, (iii) any Copyright and any Copyright License, and all rights in or under any of the foregoing.

“Intellectual Property Filing” means (i) with respect to any Patent, Patent License, Trademark or Trademark License, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Administrative Agent in such Recordable Intellectual Property Collateral.

“Intellectual Property Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.

“Issuer Control Agreement” means an Issuer Control Agreement in form reasonably satisfactory to the Administrative Agent.

“Lien Grantors” means the Borrower and the Guarantors.

“LLC Interest” means a membership interest or similar interest in a limited liability company.

“Material Commercial Tort Claims” means a Commercial Tort Claim involving a claim for more than $2,000,000.

“Medicaid Receivable” means any Account with respect to which the obligor is a state governmental authority (or agent thereof) obligated to pay, pursuant to federal or state Medicaid program statutes or regulations, for services rendered to eligible beneficiaries thereunder.

“Medicare Receivable” means any Account with respect to which the obligor is a federal governmental authority (or agent thereof) obligated to pay, pursuant to federal Medicare program statutes or regulations, for services rendered to eligible beneficiaries thereunder.

“Opinion of Counsel” means a written opinion of legal counsel (who may be counsel to a Lien Grantor or other counsel, in either case approved by the Administrative Agent in its reasonable discretion) addressed and delivered to the Administrative Agent.

“Original Lien Grantor” means any Lien Grantor that grants a Lien on any of its assets hereunder on the Closing Date.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Partnership Interest” means a partnership interest, whether general or limited.

“Patent License” means any agreement now or hereafter in existence granting to any Lien Grantor, or pursuant to which any Lien Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not, including any agreement identified in Schedule 1 to any Patent Security Agreement.

“Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Patent Security Agreement” means a Patent Security Agreement, substantially in the form of Exhibit C, executed and delivered by a Lien Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Perfection Certificate” means, with respect to any Lien Grantor, a certificate substantially in the form of Exhibit E, completed and signed by an officer of such Lien Grantor.

“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to Section 7.01 or Section 7.15 of the Credit Agreement.

“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time.  For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Lien Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Recordable Intellectual Property” means (i) any Patent registered with the United States Patent and Trademark Office, and any Patent License with respect to a Patent so registered, (ii) any Trademark registered with the United States Patent and Trademark Office, and any Trademark License with respect to a Trademark so registered, (iii) any Copyright registered with the United States Copyright Office and any Copyright License with respect to a Copyright so registered, and all rights in or under any of the foregoing, in each case to the extent included in the Collateral.

“Recordable Intellectual Property Collateral” means all Recordable Intellectual Property included in the Collateral.

“Release Conditions” means the following conditions for releasing all the Secured Guarantees and terminating all the Transaction Liens:

(i)        all Aggregate Commitments under the Credit Agreement shall have expired or been terminated; and

(ii)        all Obligations shall have been paid in full (other than contingent indemnification obligations).

“Retained Collection Rights” means, with respect to any Medicaid Receivable, Medicare Receivable or VA Receivable (each a “Receivable”) of any Lien Grantor, the right of such Lien Grantor to collect and receive from the obligor thereon payments in respect of such Receivable in the absence of a court order requiring such obligor to submit payments thereon directly to a Person other than such Lien Grantor.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Borrower, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.

“Secured Guarantee” means, with respect to each Guarantor, its guarantee of the Secured Obligations under Section 2 hereof or Section 1 of a Security Agreement Supplement.

“Secured Party Requesting Notice” means, at any time, a Secured Party that has, at least five Business Days prior thereto, delivered to the Administrative Agent a written notice (i) stating that it holds one or more Obligations and wishes to receive copies of the notices referred to in Section 22(d) and (ii) setting forth its address, facsimile number and e-mail address to which copies of such notices should be sent.

“Securities Account Control Agreement” means, when used with respect to a Securities Account, a control agreement in form reasonably satisfactory to the Administrative Agent among the relevant Securities Intermediary, the relevant Lien Grantor and the Administrative Agent to the effect that such Securities Intermediary will comply with Entitlement Orders originated by the Administrative Agent with respect to such Securities Account without further consent by the relevant Lien Grantor.

“Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Administrative Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 24 and/or adding additional property to the Collateral.

“Trademark License” means any agreement now or hereafter in existence granting to any Lien Grantor, or pursuant to which any Lien Grantor grants to any other Person, any right to use any Trademark, including any agreement identified in Schedule 1 to any Trademark Security Agreement.

“Trademarks” means:  (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Trademark Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit D, executed and delivered by a Lien Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Transaction Liens” means the security interests granted by the Lien Grantors under this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“VA Receivable” means any Account with respect to which the obligor is the Veterans’ Administration or any successor thereto (or any agent thereof).
(d) Terms Generally.  The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement (including the Loan Documents), instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and  (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2 .  Guarantees by Guarantors.

(a) Secured Guarantees.  Each Loan Party unconditionally guarantees, jointly and severally, the full and punctual payment of each Secured Obligation of each other Loan Party when due (whether at stated maturity, upon acceleration or otherwise).  If any Loan Party fails to pay any Secured Obligation punctually when due, each other Loan Party agrees that it will forthwith on notice thereof and written request therefor pay the amount not so paid at the place and in the manner specified in the relevant Secured Agreement.

(b) Secured Guarantees Unconditional.  The obligations of each Loan Party under its Secured Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any Secured Obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement, by operation of law or otherwise other than payment in full of the Obligations;

(ii) any modification or amendment of or supplement to any Secured Agreement;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any Secured Obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement (other than this Agreement);

(iv) any change in the corporate existence, structure or ownership of the Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any Secured Obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement (other than this Agreement);

(v) the existence of any claim, set-off or other right that such Guarantor may have at any time against the Borrower, any other Guarantor, any Secured Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any other Person for any reason of any Secured Agreement (other than this Agreement), or any provision of applicable law or regulation purporting to prohibit the payment of any Obligation by the Borrower, any other Guarantor or any other Person; or

(vii) any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any other party to any Secured Agreement, any Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder.

(c) Release of Secured Guarantees.  (i) All the Secured Guarantees will be released when all the Release Conditions are satisfied.  If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, the Secured Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.

(i) If any Guarantor ceases to be a Subsidiary in a transaction permitted by the Credit Agreement (any such sale, a “Sale of Guarantor”), the Administrative Agent shall release such Guarantor from its Secured Guarantee; provided that, (A) no such release shall occur if such Guarantor continues to be a guarantor in respect of the Convertible Senior Notes or any Permitted Refinancing Indebtedness with respect thereto and (B) if the Borrower is required to offer to prepay the Loans with the Net Cash Proceeds of such sale pursuant to Section 2.05(b) of the Credit Agreement, arrangements satisfactory to the Administrative Agent have been made to apply the Net Cash Proceeds thereof as required by the Credit Agreement.  Such release shall not require the consent of any Secured Party, and the Administrative Agent shall be fully protected in relying on a certificate of the Borrower as to whether any particular sale constitutes a Sale of Guarantor.

(ii) In addition to any release permitted by subsection (ii), the Administrative Agent may release any Secured Guarantee with the prior written consent of the Required Lenders; provided that any release of all or substantially all the Secured Guarantees shall, except to the extent resulting from a sale of a Guarantor, require the consent of all the Lenders.

(d) Waiver by Loan Parties.  Each Loan Party irrevocably waives acceptance hereof, presentment, demand and protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Loan Party or any other Person.

(e) Subrogation.  A Loan Party that makes a payment with respect to a Secured Obligation hereunder shall be subrogated to the rights of the payee against the applicable other Loan Party with respect to such payment; provided that no Loan Party shall enforce any payment by way of subrogation against any other Loan Party, or by reason of contribution against any other guarantor of such Secured Obligation, until all the Release Conditions have been satisfied.

(f) Stay of Acceleration.  If acceleration of the time for payment of any Obligation is stayed by reason of the insolvency or receivership of the Borrower, any other Loan Party or otherwise, all Obligations otherwise subject to acceleration under the terms of any Secured Agreement shall nonetheless be payable by the Loan Parties hereunder forthwith on demand by the Administrative Agent.

(g) Right of Set-Off.  Upon the occurrence and during the continuation of an Event of Default, each Lender, the L/C Issuer and their respective Affiliates shall have the rights specified in Section 10.08 of the Credit Agreement.  The rights of each Secured Party under this subsection are in addition to all other rights and remedies (including other rights of set-off) that such Secured Party may have.

(h) Continuing Guarantee.  Each Secured Guarantee is a continuing guarantee, shall be binding on the relevant Loan Party and its successors and assigns, and shall be enforceable by the Administrative Agent for the benefit of the Secured Parties (or, if no Person is then serving as Administrative Agent, by the Required Lenders or any Lender as set forth in the second proviso to Section 10.03 of the Credit Agreement).  If all or part of any Secured Party’s interest in any Obligation is assigned or otherwise transferred, the transferor’s rights under each Secured Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

(i) Limitation on Obligations of Guarantor.  The obligations of each Guarantor under its Secured Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Secured Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

Section 3 .  Grant of Transaction Liens.

(a) Each Original Lien Grantor, in order to secure its Secured Obligations, grants to the Administrative Agent for the benefit of the Secured Parties a continuing security interest in all the following property of such Original Lien Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of which being collectively referred to as the “Collateral”):

(i) all Accounts;
(ii) all Chattel Paper;
(iii) all Deposit Accounts;
(iv) all Documents;
(v) all Equipment;
(vi) all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);
(vii) all Instruments;
(viii) all Inventory;
(ix) all Investment Property;
(x) the Commercial Tort Claims described on Schedule 3;
(xi) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Original Lien Grantor;
(xii) such Original Lien Grantor’s ownership interest in (1) its Collateral Accounts, (2) all Financial Assets credited to its Collateral Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Collateral Accounts from time to time and (4) all other money in the possession of the Administrative Agent; and
(xiii) all Proceeds of the Collateral described in the foregoing clauses (i) through (xii);
provided that the Collateral shall not include any Excluded Assets.  For the avoidance of doubt and without limiting the foregoing proviso, the Collateral shall not include (A) more than 65% of the voting Equity Interests in (x) any CFC or (y) any Subsidiary that is not a CFC that holds directly or indirectly a CFC and does not hold any Equity Interests of any Person that is not a CFC or any other material assets or (B) (i) unless KCI International Holding Company is a Guarantor, any Equity Interests of KCI International Holding Company, (ii) unless KCII Holdings, L.L.C. is a Guarantor, any Equity Interests of KCII Holdings, L.L.C. and (iii) any Equity Interests of KCI MS Unlimited.

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (i) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c) The Transaction Liens are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Lien Grantor with respect to any of the Collateral or any transaction in connection therewith.
Section 4 .  General Representations and Warranties. Each Original Lien Grantor represents and warrants that:

(a) As of the Closing Date, such Original Lien Grantor is duly organized, validly existing and in good standing, in each case where such concept exists, under the laws of the jurisdiction identified as its jurisdiction of organization in its Perfection Certificate.

(b) Schedule 1 lists all Equity Interests in Subsidiaries owned by such Original Lien Grantor as of the Closing Date.  As of the Closing Date, such Original Lien Grantor holds all such Equity Interests directly (i.e., not through a Subsidiary, a Securities Intermediary or any other Person).

(c) Schedule 2 lists, as of the Closing Date, (i) all Securities and all Instruments having a value in excess of $2,000,000 owned by such Original Lien Grantor (except Securities evidencing Equity Interests in Subsidiaries and Affiliates) and (ii) all Securities Accounts having a value in excess of $2,000,000 to which Financial Assets are credited in respect of which such Original Lien Grantor owns Security Entitlements.  As of the Closing Date, such Lien Grantor owns no Commodity Account in respect of which such Original Lien Grantor is the Commodity Customer.

(d) As of the Closing Date, all Pledged Equity Interests owned by such Original Lien Grantor are owned by it free and clear of any Lien other than Permitted Liens.  As of the Closing Date, all shares of capital stock of Subsidiaries included in such Pledged Equity Interests have been duly authorized and validly issued and are fully paid and, to the extent applicable, non-assessable.  As of the Closing Date, none of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person.

(e) Such Original Lien Grantor owns all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Liens.

(f) Such Lien Grantor has not performed any acts that could reasonably be expected to prevent the Administrative Agent from enforcing any of the provisions of the Collateral Documents or that would limit the Administrative Agent in any such enforcement. No effective financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Original Lien Grantor has been authorized by such Grantor on the Closing Date, except (x) financing statements for which duly authorized proper termination statements have been delivered to the Administrative Agent for filing and (y) financing statements, fixture filings or other instruments similar in effect under any applicable Law filed in connection with Permitted Liens.  After the Closing Date, no Security, Instrument, Security Entitlement or Deposit Account owned by such Original Lien Grantor will be under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

(g) The Transaction Liens on all Collateral owned by such Original Lien Grantor or in which such Original Lien Grantor has rights (i) have been validly created, (ii) will attach to each item of such Collateral on the Closing Date (or, if such Original Lien Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations of such Original Lien Grantor.

(h) Such Original Lien Grantor has delivered a Perfection Certificate to the Administrative Agent.  The information set forth therein is correct and complete in all material respects as of the Closing Date. Within 60 days after the Closing Date, such Lien Grantor will furnish to the Administrative Agent a file search report from each UCC filing office listed in its Perfection Certificate, showing the filing made at such filing office to perfect the Transaction Liens on its Collateral.

(i) When UCC financing statements describing the Collateral as “all personal property” have been filed in the office(s) specified in Schedule 5 of the Perfection Certificate with respect to such Original Lien Grantor, the Transaction Liens of such Original Lien Grantor will constitute perfected security interests in the Collateral owned by such Original Lien Grantor to the extent that a security interest therein may be perfected by the filing of a financing statement pursuant to the Uniform Commercial Code as in effect in the applicable jurisdiction, prior to all Liens except Permitted Liens. When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Original Lien Grantor’s Recordable Intellectual Property Collateral (including any future filings required pursuant to Sections 5(a) and 8(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Original Lien Grantor in its Recordable Intellectual Property Collateral to the extent that security interests therein may be perfected by such filings, prior to all Liens except Permitted Liens.  Except for (i) the filing of such UCC financing statements and (ii) such Intellectual Property Filings, no registration, recordation or filing with any governmental body, agency or official is required to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions.

(j) Such Lien Grantor’s Collateral is insured as required by the Credit Agreement.
Section 5 .  Further Assurances; General Covenants.  Each Lien Grantor covenants as follows:

(a) Such Lien Grantor will, from time to time, at the Borrower’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing, and any filing of financing or continuation statements under the UCC) that from time to time may be necessary, or that the Administrative Agent may reasonably request, in order to:
(i) create, preserve, perfect, confirm or validate the Transaction Liens on such Lien Grantor’s Collateral;
(ii) in the case of Pledged Investment Property, cause the Administrative Agent to have Control thereof to the extent that such Control is required hereunder;
(iii) enable the Administrative Agent and the other Secured Parties to obtain the full benefits of the Collateral Documents; or
(iv) enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Lien Grantor’s Collateral.
Such Lien Grantor authorizes the Administrative Agent to file such financing statements or continuation statements in any jurisdictions and with any filing offices as the Administrative Agent may determine are necessary to perfect the security interests granted to the Administrative Agent in connection herewith.  Such financing statements may describe the collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine is necessary to ensure the perfection of the security interest in the collateral granted to the Administrative Agent in connection herewith, including, without limitation, describing such property as “all personal property whether now owned or hereafter acquired” or words of similar meaning. Such Lien Grantor constitutes the Administrative Agent its attorney-in-fact to execute and file all Intellectual Property Filings and other filings required or so reasonably requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by such Lien Grantor terminate pursuant to Section 23.  The Borrower will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b) Such Lien Grantor will notify the Administrative Agent within 30 days of (i) any change in its name or corporate structure, (ii) any change in its location (determined as provided in UCC Section 9-307) or (iii) it becoming bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, and such Lien Grantor shall make all filings required under the Uniform Commercial Code or otherwise to maintain the valid and perfected security interest of the Administrative Agent in the Collateral, in each case to the extent required by this Agreement.

(c) If any of its Collateral (other than (A) mobile goods and (B) Inventory or Equipment (1) in an aggregate amount not to exceed $2,000,000 stored at any leased premises or warehouse or (2) being leased to customers by a Lien Grantor in the ordinary course of business) is in the possession or control of a warehouseman, bailee or agent at any time, such Lien Grantor will promptly notify the Administrative Agent thereof and, at the Administrative Agent's reasonable request, use commercially reasonable efforts to deliver bailment agreements, warehouse receipts or other documents reasonably satisfactory to the Administrative Agent to ensure the validity, perfection and priority of the Administrative Agent's Transaction Lien in such Inventory and to ensure that the Administrative Agent has access to such Inventory if an Event of Default has occurred and is continuing.

(d) Such Lien Grantor will not Dispose of any of its Collateral except as permitted under the Credit Agreement.  Concurrently with any Disposition (except a Disposition to another Lien Grantor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Administrative Agent or any other Secured Party.  The Administrative Agent will, at the Borrower’s expense, execute and deliver to the relevant Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.

(e) Such Lien Grantor will, promptly upon request, provide to the Administrative Agent all information and evidence concerning such Lien Grantor’s Collateral that the Administrative Agent may reasonably request from time to time to enable it to enforce the provisions of the Collateral Documents.

(f) From time to time upon request by the Administrative Agent, such Lien Grantor will, at the Borrower’s expense, cause to be delivered to the Secured Parties an Opinion of Counsel satisfactory to the Administrative Agent as to such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

Section 6 .  Accounts.  Each Lien Grantor represents, warrants and covenants as follows:

(a) Such Lien Grantor will collect and enforce, at such Lien Grantor's sole expense, from its account debtors all amounts owing under its Accounts in accordance with present policies and in the ordinary course of business and otherwise as permitted under the Credit Agreement.

(b) If an Event of Default shall have occurred and be continuing, such Lien Grantor will, if requested to do so by the Administrative Agent, promptly notify (and such Lien Grantor authorizes the Administrative Agent so to notify) each account debtor in respect of any of its Accounts (except Medicaid Receivables, Medicare Receivables and VA Receivables) that such Accounts have been assigned to the Administrative Agent hereunder, and that any payments due or to become due in respect of such Accounts are to be made directly to the Administrative Agent or its designee.

Section 7 .  Commercial Tort Claims.  Each Lien Grantor represents, warrants and covenants as follows:

(a) In the case of an Original Lien Grantor, Schedule 3 accurately describes, with the specificity required to satisfy Official Comment 5 to UCC Section 9-108, each Material Commercial Tort Claim with respect to which such Original Lien Grantor is the claimant as of the Closing Date.  In the case of any other Lien Grantor, Schedule 3 to its first Security Agreement Supplement will accurately describe, with the specificity required to satisfy said Official Comment 5, each Material Commercial Tort Claim with respect to which such Lien Grantor is the claimant as of the date on which it signs and delivers such Security Agreement Supplement.

(b) If any Lien Grantor acquires a Material Commercial Tort Claim after the Closing Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor) and for which such Lien Grantor (or predecessor in interest) has filed a complaint in a court of competent jurisdiction, such Lien Grantor shall, within 45 days after the end of the fiscal quarter within which such complaint was filed, sign and deliver to the Administrative Agent a Security Agreement Supplement granting a security interest in such Commercial Tort Claim (which shall be described therein with the specificity required to satisfy said Official Comment 5) to the Administrative Agent for the benefit of the Secured Parties.

(c) Upon the filing of a UCC financing statement in the jurisdiction under the laws of which the relevant Lien Grantor is organized, the Transaction Lien on each Commercial Tort Claim described pursuant to subsection (a) or (b) above will be perfected, subject to no prior Liens or rights of others.

Section 8 .  Recordable Intellectual Property Collateral.  Each Lien Grantor covenants as follows:

(a) On the Closing Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will sign and deliver to the Administrative Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property Collateral then owned by it.  Concurrently with the delivery by the Borrower of each Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement, each Lien Grantor will sign and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement covering any Recordable Intellectual Property Collateral owned by it that is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it.  In each case, it will promptly make all Intellectual Property Filings necessary to record the Transaction Liens on such Recordable Intellectual Property Collateral.

(b) Such Lien Grantor will notify the Administrative Agent within 30 days after it learns that any application or registration relating to any material Recordable Intellectual Property Collateral owned or licensed by it may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Lien Grantor’s ownership of such material Recordable Intellectual Property Collateral.  Such Lien Grantor will notify the Administrative Agent within 30 days after it learns that any of its rights to any material Recordable Intellectual Property Collateral are being infringed, misappropriated or diluted by a third party, and such Lien Grantor will, unless it shall reasonably determine that such action would be of negligible value, economic or otherwise, take such actions as it shall reasonably deem appropriate under the circumstances to protect such material Recordable Intellectual Property Collateral.

Section 9 .  Investment Property.  Each Lien Grantor represents, warrants and covenants as follows:

(a) Certificated Securities.  On the Closing Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will deliver to the Administrative Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Lien Grantor.  Thereafter, whenever such Lien Grantor acquires any other certificate representing a Pledged Certificated Security, such Lien Grantor shall promptly after such acquisition deliver such certificate to the Administrative Agent as Collateral hereunder.  Notwithstanding the foregoing, no Lien Grantor will be required to comply with this Section 9(a) with respect to any Pledged Certificated Security (other than a Pledged Certificated Security representing an Equity Interest in a Subsidiary) that has a value of less than $2,000,000.  The provisions of this subsection are subject to the limitation in Section 9(j).

(b) Uncertificated Securities.  Upon the request of the Administrative Agent after the occurrence and during the continuation of an Event of Default, each Lien Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of each Pledged Uncertificated Security representing an Equity Interest in a Subsidiary then owned by such Lien Grantor and deliver such Issuer Control Agreement to the Administrative Agent (which shall enter into the same).  The provisions of this subsection are subject to the limitation in Section 9(j).

(c) Security Entitlements.  Upon the request of the Administrative Agent after the occurrence and during the continuation of an Event of Default, each Lien Grantor will, with respect to each Security Entitlement then owned by it, enter into (and use commercially reasonable efforts to cause the relevant Securities Intermediary to enter into) a Securities Account Control Agreement in respect of such Security Entitlement and the Securities Account to which the underlying Financial Asset is credited and will deliver such Securities Account Control Agreement to the Administrative Agent (which shall enter into the same).

(d) Perfection as to Certificated Securities.  When such Lien Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Administrative Agent and complies with Section 9(h) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others, (ii) the Administrative Agent will have Control of such Pledged Certificated Security and (iii) provided that neither the Administrative Agent nor any Secured Party has any notice of any adverse claim, the Administrative Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(e) Perfection as to Uncertificated Securities.  When such Lien Grantor, the Administrative Agent and the issuer of any Pledged Uncertificated Security owned by such Lien Grantor enter into an Issuer Control Agreement required to be entered into pursuant to the terms of this Agreement with respect thereto, (i) the Transaction Lien on such Pledged Uncertificated Security will be perfected, subject to no prior Liens, (ii) the Administrative Agent will have Control of such Pledged Uncertificated Security and (iii) provided that neither the Administrative Agent nor any Secured Party has any notice of any adverse claim, the Administrative Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(f) Perfection as to Security Entitlements.  So long as the Financial Asset underlying any Security Entitlement owned by such Lien Grantor is credited to a Controlled Securities Account, (i) the Transaction Lien on such Security Entitlement will be perfected, subject to no prior Liens or rights of others (except Liens and rights of the relevant Securities Intermediary that are Permitted Liens), (ii) the Administrative Agent will have Control of such Security Entitlement and (iii) provided that neither the Administrative Agent nor any Secured Party has any notice of such adverse claim, no action based on an adverse claim to such Security Entitlement or such Financial Asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be successfully asserted against the Administrative Agent or any other Secured Party.

(g) Agreement as to Applicable Jurisdiction.  In respect of all Security Entitlements owned by such Lien Grantor, and all Securities Accounts to which the related Financial Assets are credited, the Securities Intermediary’s jurisdiction (determined as provided in UCC Section 8-110(e)) will at all times be located in the United States.

(h) Delivery of Pledged Certificates.  All Pledged Certificates and all Pledged Instruments, when delivered to the Administrative Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.

(i) Communications.  Each Lien Grantor will promptly give to the Administrative Agent copies of any notices and other communications received by it with respect to (i) Pledged Securities registered in the name of such Lien Grantor or its nominee and (ii) Pledged Security Entitlements as to which such Lien Grantor is the Entitlement Holder.

(j) Foreign Subsidiaries.  A Lien Grantor will not be obligated to comply with the provisions of this Section at any time with respect to any voting Equity Interest in (x) any CFC and (y) any Subsidiary that holds directly or indirectly a CFC and does not hold any Equity Interests of any Person that is not a CFC or any other material assets, in each case if and to the extent (but only to the extent) that such voting Equity Interest is excluded from the Collateral.

(k) [Reserved]

Section 10 .  Instruments.  Each Lien Grantor represents, warrants and covenants as follows:

(a) On the Closing Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will, with respect to each Pledged Instrument having a principal amount of $2,000,000 or more then owned by it, deliver such Instrument to the Administrative Agent as Collateral hereunder.  Thereafter, whenever such Lien Grantor acquires any other such Instrument having a principal amount of $2,000,000 or more, such Lien Grantor will, as promptly as practicable, deliver such Instrument to the Administrative Agent as Collateral hereunder.

(b) When such Lien Grantor delivers any Pledged Instrument owned by it to the Administrative Agent, the Transaction Lien on such Pledged Instrument will be perfected, subject to no prior Liens or rights of others.
Section 11 .  Controlled Deposit Accounts.  Each Lien Grantor represents, warrants and covenants as follows:

(a) Each Lien Grantor will, after the occurrence and during the continuance of an Event of Default and upon the Administrative Agent’s request, use commercially reasonable efforts to cause each bank or other financial institution in which it maintains a Deposit Account (other than any Deposit Account into which proceeds of Medicaid Receivables, Medicare Receivables or VA Receivables are paid by the obligor thereunder) to enter into a control agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account to the extent it does not already possess such Control or to further evidence such Control.

(b) In respect of each Controlled Deposit Account, the Depositary Bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.

(c) So long as the Administrative Agent has Control of a Controlled Deposit Account, the Transaction Lien on such Controlled Deposit Account will be perfected, subject to no prior Liens or rights of others (except the Depositary Bank’s right to deduct its normal operating charges and any uncollected funds previously credited thereto).

Section 12 .  Cash Collateral Accounts.  (a) If and when required for purposes hereof, the Administrative Agent will establish with respect to the Lien Grantors a Deposit Account (its “Cash Collateral Account”), in the name and under the exclusive control of the Administrative Agent, into which all amounts owned by the Lien Grantors that are to be deposited therein pursuant to the Loan Documents shall be deposited from time to time.  The Cash Collateral Account will be operated as provided in this Section and Section 13.

(a) The Administrative Agent shall deposit the following amounts, as and when received by it, in the Lien Grantors’ Cash Collateral Account:
(i) each amount required by Section 2.03(g), 2.05 or 8.02(c) of the Credit Agreement to be deposited therein to Cash Collateralize the Outstanding Amount of any L/C Obligations;
(ii) each Cash Distribution required by Section 16 to be deposited therein; and
(iii) each amount realized or otherwise received by the Administrative Agent with respect to assets of any Lien Grantor upon any exercise of remedies pursuant to any Collateral Document.

(b) The Administrative Agent shall maintain such records and/or establish such sub-accounts as shall be required to enable it to identify the amounts held in each Cash Collateral Account from time to time pursuant to each clause of subsection (b) of this Section, as applicable.

(c) Unless (x) an Event of Default shall have occurred and be continuing and the Required Lenders shall have instructed the Administrative Agent to stop withdrawing amounts from the Cash Collateral Accounts pursuant to this subsection or (y) the maturity of the Loans shall have been accelerated pursuant to Article 8 of the Credit Agreement, the Administrative Agent shall withdraw amounts from the Cash Collateral Accounts and apply them for the following purposes:
(i) any amount deposited to Cash Collateralize the Outstanding Amount of any L/C Obligations shall be (A) held as collateral security in respect of such L/C Obligations and (B) withdrawn and applied to pay such L/C Obligations as they become due; and
(ii) any Cash Distribution deposited pursuant to Section 16 shall, at the relevant Lien Grantor’s request, (x) be withdrawn and applied to pay Obligations that are then due and payable or (y) if no Event of Default has occurred and is continuing, be withdrawn and returned to such Lien Grantor.

Section 13 .  Operation of Collateral Accounts. (a) All Cash Distributions received with respect to assets held in any Collateral Account shall be deposited therein promptly upon receipt thereof.

(a) Funds held in any Collateral Account may, until withdrawn, be invested and reinvested in cash and Cash Equivalents as, so long as no Event of Default shall have occurred and be continuing, the Borrower shall specify, or if an Event of Default shall have occurred and be continuing, as the Administrative Agent shall specify.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may (i) retain, or instruct the relevant Securities Intermediary or Depositary Bank to retain, all cash and investments then held in any Collateral Account, (ii) liquidate, or instruct the relevant Securities Intermediary or Depositary Bank to liquidate, any or all investments held therein and/or (iii) withdraw any amounts held therein and apply such amounts as provided in Section 18.

(c) If immediately available cash on deposit in any Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Administrative Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to such Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

Section 14 .  Transfer Of Record Ownership.  At any time when an Event of Default shall have occurred and be continuing, the Administrative Agent may (and to the extent that action by it is required, the relevant Lien Grantor, if directed to do so by the Administrative Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Administrative Agent or its nominee.  Each Lien Grantor will take any and all actions reasonably requested by the Administrative Agent to facilitate compliance with this Section.  If the provisions of this Section are implemented, Section 9(b) shall not thereafter apply to any Pledged Security that is registered in the name of the Administrative Agent or its nominee.  The Administrative Agent will promptly give to the relevant Lien Grantor copies of any notices and other communications received by the Administrative Agent with respect to Pledged Securities registered in the name of the Administrative Agent or its nominee.

Section 15 .  Right to Vote Securities.  (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice described in subsection (b) below, each Lien Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Administrative Agent will, upon receiving a written request from such Lien Grantor, deliver to such Lien Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Administrative Agent or its nominee or any such Pledged Security Entitlement as to which the Administrative Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Administrative Agent and such Lien Grantor.  Unless an Event of Default shall have occurred and be continuing, the Administrative Agent will have no right to take any action which the owner of a Pledged Partnership Interest or Pledged LLC Interest is entitled to take with respect thereto, except the right to receive payments and other distributions to the extent provided herein.

(a) If an Event of Default shall have occurred and be continuing and upon two (2) Business Days prior written notice from the Administrative Agent to such Lien Grantor of the Administrative Agent’s intention to exercise such rights, the Administrative Agent will have the right to the extent permitted by applicable Law (and, in the case of a Pledged Partnership Interest or Pledged LLC Interest, by the relevant partnership agreement, limited liability company agreement, operating agreement or other governing document) to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests (if any) and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Administrative Agent were the absolute and sole owner thereof, and each Lien Grantor will take all such action as the Administrative Agent may reasonably request from time to time to give effect to such right.

Section 16 .  Certain Cash Distributions.  Cash Distributions with respect to assets held in a Collateral Account shall be deposited and held therein, or withdrawn therefrom, as provided in Section 13.  Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice provided in the following sentence, each Lien Grantor shall be entitled to receive and retain all Cash Distributions with respect to any Pledged Equity Interest or Pledged Indebtedness that is not held in a Collateral Account (whether held in the name of a Lien Grantor or in the name of the Administrative Agent or its nominee).  If an Event of Default shall have occurred and be continuing and the Administrative Agent shall have so notified such Lien Grantor, all Cash Distributions with respect to any Pledged Equity Interest or Pledged Indebtedness that is not held in a Collateral Account (whether held in the name of a Lien Grantor or in the name of the Administrative Agent or its nominee) shall be deposited, promptly upon receipt thereof, in a Controlled Deposit Account of the relevant Lien Grantor.

Section 17 .  Remedies upon Event of Default.  (a) If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under this Agreement.

(a) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC or other applicable Law with respect to any Collateral and, in addition, the Administrative Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of applicable Law or as otherwise provided in this Agreement, withdraw all cash held in the Collateral Accounts and apply such cash as provided in Section 18 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations (other than contingent indemnification obligations) in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof.  Notice of any such sale or other disposition shall be given to the relevant Lien Grantor(s) as required by Section 20.

(b) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing:
(i) the Administrative Agent may license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Pledged Intellectual Property (including any Pledged Recordable Intellectual Property Collateral) throughout the world for such term or terms, on such conditions and in such manner as the Administrative Agent shall in its sole and reasonable discretion determine; provided that such licenses or sublicenses do not conflict with any applicable Law or with any existing license of which the Administrative Agent shall have received a copy;
(ii) the Administrative Agent may (without assuming any obligation or liability thereunder), at any time and from time to time, in its sole and reasonable discretion, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Lien Grantor in, to and under any of its Pledged Intellectual Property and take or refrain from taking any action under any thereof, and each Lien Grantor releases the Administrative Agent and each other Secured Party from liability for, and agrees to hold the Administrative Agent and each other Secured Party free and harmless from and against any claims and expenses arising out of, any lawful action so taken or omitted to be taken with respect thereto, except for claims and expenses arising from the Administrative Agent’s or such Secured Party’s gross negligence or willful misconduct; and
(iii) upon the reasonable request by the Administrative Agent (which shall not be construed as implying any limitation on its rights or powers), each Lien Grantor will execute and deliver to the Administrative Agent a power of attorney, in form and substance reasonably satisfactory to the Administrative Agent, for the implementation of any sale, lease, license or other disposition of any of such Lien Grantor’s Pledged Intellectual Property or any action related thereto.  In connection with any such disposition, but subject to any confidentiality restrictions imposed on such Lien Grantor in any license or similar agreement, such Lien Grantor will supply to the Administrative Agent its know-how and expertise relating to the relevant Intellectual Property or the products or services made or rendered in connection with such Intellectual Property, and its customer lists and other records relating to such Intellectual Property and to the distribution of said products or services.
(iv) Upon request of the Administrative Agent, each Grantor shall execute and deliver to the Administrative Agent lockbox and account control agreements in the form provided by or otherwise reasonably acceptable to the Administrative Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox and applicable deposit account is located of the Lien of the Administrative Agent granted hereunder and of instructions to wire all amounts collected therein to a special collateral account at the Administrative Agent.

(c) The Administrative Agent is hereby granted a license or other right to use without charge, exercisable only if an Event of Default shall have occurred and be continuing, each Lien Grantor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and such Lien Grantor’s rights under all Patent Licenses, Trademark Licenses and all franchise agreements shall inure to the Administrative Agent’s benefit.  In addition, each Lien Grantor hereby irrevocably agrees that if an Event of Default shall have occurred and be continuing, (i) the Administrative Agent may sell any of such Lien Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Lien Grantor’s Inventory from such Lien Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, (ii) may sell Inventory which bears any Trademark owned by or licensed to such Lien Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Lien Grantor and (iii) the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Lien Grantor and sell such Inventory as provided herein;

Section 18 .  Application of Proceeds.  (a) If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply (i) any cash held in the Collateral Accounts and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral in accordance with Section 8.03 of the Credit Agreement; provided that Collateral owned by a Guarantor and any proceeds thereof shall be applied to the Secured Obligations only to the extent permitted by the limitation in Section 2(i).  The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(a) In making the payments and allocations required by this Section, the Administrative Agent may rely upon information supplied to it pursuant to Section 22(b).  All distributions made by the Administrative Agent pursuant to this Section shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

Section 19 .  Fees and Expenses; Indemnification.  The Borrower shall pay such fees and expenses of the Administrative Agent (including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, and the collection, sale or other disposition of any Collateral), and shall indemnify the Administrative Agent, all to the extent required by, and in accordance with, the provisions of Section 10.04 of the Credit Agreement.  Any such amount shall be payable not later than ten (10) Business Days after demand therefor.

Section 20 .  Authority to Administer Collateral.  Each Lien Grantor irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Lien Grantor, for the sole use and benefit of the Administrative Agent for the benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by applicable Law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Lien Grantor’s Collateral:
(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,
(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,
(c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and
(d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;
provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent will give the relevant Lien Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Administrative Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.  By its acceptance of the benefits of this Agreement, each Cash Management Bank and each Hedge Bank shall be deemed to consent and agree to the foregoing.

Section 21 .  Limitation on Duty in Respect of Collateral.  Beyond the exercise of reasonable care in the custody and preservation thereof, the Administrative Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto.  The Administrative Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Administrative Agent in good faith, except to the extent that such liability arises from the Administrative Agent’s gross negligence or willful misconduct.  By its acceptance of the benefits of this Agreement, each Cash Management Bank and each Hedge Bank shall be deemed to consent and agree to the foregoing.

Section 22 .  General Provisions Concerning the Administrative Agent.

(a) The provisions of Articles 9 and 10 of the Credit Agreement shall inure to the benefit of the Administrative Agent, and shall be binding upon all Lien Grantors and all Secured Parties, in connection with this Agreement and the other Loan Documents.

(b) Information as to Obligations and Actions by Secured Parties.  For all purposes of this Agreement, including determining the amounts of the Secured Obligations, or whether any action has been taken under any Secured Agreement, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Secured Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources.

(c) Refusal to Act.  The Administrative Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Administrative Agent’s opinion, (i) is contrary to law or the provisions of any Collateral Document, (ii) may expose the Administrative Agent to liability (unless the Administrative Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(d) Copies of Certain Notices.  Within two Business Days after it receives or sends any notice referred to in this subsection, the Administrative Agent shall send to the Lenders and each Secured Party Requesting Notice, copies of any notice given by the Administrative Agent to any Lien Grantor, or received by it from any Lien Grantor, pursuant to Section 17, 18, 20 or 23.

Section 23 .  Termination of Transaction Liens; Release of Collateral.  (a) The Transaction Liens granted by a Guarantor shall automatically terminate when its Secured Guarantee is released pursuant to Section 2(c).

(a) The Transaction Liens granted by the Borrower shall automatically terminate when all the Release Conditions are satisfied.

(b) At any time before the Transaction Liens granted by the Borrower terminate, the Administrative Agent, at the written request of the Borrower, (i) shall release any Collateral to the extent provided in Section 9.10(a)(ii) or 9.10(a)(iii) of the Credit Agreement or (ii) may release all or substantially all the Collateral with the prior written consent of all Lenders.

(c) Upon any termination of a Transaction Lien or release of Collateral, the Administrative Agent will, at the expense of the relevant Lien Grantor, execute and deliver to such Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

Section 24 .  Additional Guarantors, Loan Parties and Lien Grantors.  Any Subsidiary may become a party hereto by signing and delivering to the Administrative Agent a Security Agreement Supplement, whereupon such Subsidiary shall become a “Guarantor”, a “Loan Party” and a “Lien Grantor” as defined herein.

Section 25 .  Notices.  Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 10.02 of the Credit Agreement, and in the case of any such notice, request or other communication to a Lien Grantor other than the Borrower, shall be given to it in care of the Borrower.

Section 26 .  No Implied Waivers; Remedies Not Exclusive.  No failure by the Administrative Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Collateral Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

Section 27 .  Successors and Assigns.  This Agreement is for the benefit of the Administrative Agent and the Secured Parties and their successors and permitted assigns.  This Agreement shall be binding on the Lien Grantors and their respective successors and assigns.

Section 28 .  Amendments and Waivers.  Except pursuant to a Security Agreement Supplement, neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, with the consent of such Lenders as are required to consent thereto under Section 10.01 of the Credit Agreement.  No such waiver, amendment or modification shall be binding upon any Lien Grantor, except with its written consent.

Section 29 .  Governing Law; Jurisdiction; Etc.  (a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) SUBMISSION TO JURISDICTION.  EACH PARTY HERETO AND EACH OTHER SECURED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO AND EACH OTHER SECURED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AND EACH OTHER SECURED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE.  EACH PARTY HERETO AND EACH OTHER SECURED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO AND EACH OTHER SECURED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS.  EACH PARTY HERETO AND EACH OTHER SECURED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 30 .  Waiver of Jury Trial.  EACH PARTY HERETO AND EACH OTHER SECURED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY COLLATERAL DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO AND EACH OTHER SECURED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 31 .  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby, and (b) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KINETIC CONCEPTS, INC.
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Guarantors:
[NAMES OF SUBSIDIARY GUARANTORS]
By:
Name:
Title:

SCHEDULE 1
EQUITY INTERESTS IN SUBSIDIARIES
OWNED BY ORIGINAL LIEN GRANTORS
(as of the Closing Date)
Issuer	Jurisdiction of Organization	Owner of Equity Interest	Percentage Owned	Number of Shares or Units

SCHEDULE 2
INVESTMENT PROPERTY AND INSTRUMENTS
(other than Equity Interests in Subsidiaries and Affiliates)
OWNED BY ORIGINAL LIEN GRANTORS
(as of the Closing Date)

PART 1 — Securities

Issuer	Jurisdiction of Organization	Owner of Securities	Amount Owned	Type of Security

PART 2 — Securities Accounts

The Original Lien Grantors own Security Entitlements with respect to Financial Assets credited to the following Securities Accounts:

Owner	Securities Intermediary	Account Number

PART 3 — Instruments

The Original Lien Grantors own the following Instruments:

Issuer	Jurisdiction of Organization	Owner	Amount Owned	Type

SCHEDULE 3
MATERIAL COMMERCIAL TORT CLAIMS

[Describe each existing Material Commercial Tort Claim with the specificity required to satisfy Official Comment 5 to UCC Section 9-108.]

EXHIBIT A
to Security Agreement

SECURITY AGREEMENT SUPPLEMENT

SECURITY AGREEMENT SUPPLEMENT dated as of _______, ____, between [NAME OF LIEN GRANTOR] (the “Lien Grantor”) and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, Kinetic Concepts, Inc., the Guarantors party thereto and Bank of America, N.A., as Administrative Agent, are parties to a Guarantee and Security Agreement dated as of May 19, 2008 (as heretofore amended, supplemented and/or otherwise modified, the “Security Agreement”) under which Kinetic Concepts, Inc. secures its Secured Obligations under the Credit Agreement, and each of the Borrower’s Domestic Subsidiaries Guarantees the foregoing Secured Obligations of the Borrower and the Secured Obligations of each other Loan Party and secures its Guarantee thereof and its Secured Obligations;

WHEREAS, [name of Lien Grantor] desires to become [is] a party to the Security Agreement as a Guarantor, a Loan Party and Lien Grantor thereunder;1 and

WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in Section 1 of the Security Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Secured Guarantee.2 The Lien Grantor unconditionally guarantees the full and punctual payment of each Secured Obligation of each other Loan Party when due (whether at stated maturity, upon acceleration or otherwise).  The Lien Grantor acknowledges that, by signing this Security Agreement Supplement and delivering it to the Administrative Agent, the Lien Grantor becomes a “Guarantor”, a “Loan Party” and “Lien Grantor” for all purposes of the Security Agreement and that its obligations under the foregoing Secured Guarantee are subject to all the provisions of the Security Agreement (including those set forth in Section 2 thereof) applicable to the obligations of a Guarantor thereunder.

2. Grant of Transaction Liens.  (a) In order to secure its Secured Obligations, the Lien Grantor grants to the Administrative Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Lien Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “New Collateral”):

[describe property being added to the Collateral]

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c) The foregoing Transaction Liens are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Lien Grantor with respect to any of the New Collateral or any transaction in connection therewith.

3. Delivery of Collateral.  Concurrently with delivering this Security Agreement Supplement to the Administrative Agent, the Lien Grantor is complying with the provisions of Section 9 of the Security Agreement with respect to Investment Property and of Section 10 of the Security Agreement with respect to Instruments, in each case if and to the extent included in the New Collateral and required to be delivered to the Administrative Agent at such time.

4. Party to Security Agreement.  Upon delivering this Security Agreement Supplement to the Administrative Agent, the Lien Grantor will become a party to the Security Agreement and will thereafter have all the rights and obligations of a Guarantor, a Loan Party and a Lien Grantor thereunder and be bound by all the provisions thereof as fully as if the Lien Grantor were one of the original parties thereto.3

5. Representations and Warranties.  (a) As of the date hereof, the Lien Grantor is duly organized, validly existing and in good standing, where such concept exists, under the laws of [jurisdiction of organization].

(b) The Lien Grantor has delivered a Perfection Certificate to the Administrative Agent.  The information set forth therein is correct and complete as of the date hereof.  Within 60 days after the date hereof, the Lien Grantor will furnish to the Administrative Agent a file search report from each UCC filing office listed in such Perfection Certificate, showing the filing made at such filing office to perfect the Transaction Liens on the New Collateral.

(c) The execution and delivery of this Security Agreement Supplement by the Lien Grantor and the performance by it of its obligations under the Security Agreement as supplemented hereby are within its corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not and will not (a) contravene the terms of any of the Lien Grantor’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of the Lien Grantor (other than Permitted Liens) under (x) any material Contractual Obligation to which the Lien Grantor is a party or affecting the Lien Grantor or the properties of the Lien Grantor or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Lien Grantor or its property is subject; or (c) violate any applicable material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

(d) The Security Agreement as supplemented hereby constitutes a legal, valid and binding obligation of the Lien Grantor, enforceable against the Lien Grantor in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) Each of the representations and warranties set forth in Sections 4, 6, 7, 9, 10 and 11 of the Security Agreement is true as applied to the Lien Grantor and the New Collateral.  For purposes of the foregoing sentence, references in said Sections to a “Lien Grantor” shall be deemed to refer to the Lien Grantor, references to Schedules to the Security Agreement shall be deemed to refer to the corresponding Schedules to this Security Agreement Supplement, references to “Collateral” shall be deemed to refer to the New Collateral, and references to the “Closing Date” shall be deemed to refer to the date on which the Lien Grantor signs and delivers this Security Agreement Supplement.

6. Authorization to File Financing Statements.  The Lien Grantor authorizes the Administrative Agent to file such financing statements or continuation statements in any jurisdictions and with any filing offices as the Administrative Agent may determine are necessary to perfect the security interests granted to the Administrative Agent in connection herewith.  Such financing statements may describe the collateral in the same manner as described in this Security Agreement Supplement or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine is necessary to ensure the perfection of the security interest in the collateral granted to the Administrative Agent in connection herewith, including, without limitation, describing such property as “all personal property” or “all personal property now owned or hereafter acquired” or words of similar meaning.

7. GOVERNING LAW.  THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     8.  SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LOAN PARTY, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF LIEN GRANTOR]
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

1  If the Lien Grantor is the Borrower, delete this recital and Section 1 hereof.

2  Delete this Section if the Lien Grantor is the Borrower or a Guarantor that is already a party to the Security Agreement.

3  Delete Section 4 if the Lien Grantor is already a party to the Security Agreement.

Schedule 1
to Security Agreement
Supplement

EQUITY INTERESTS IN SUBSIDIARIES AND AFFILIATES
OWNED BY LIEN GRANTOR

Issuer	Jurisdiction of Organization	Percentage Owned	Number of Shares or Units

Schedule 2
to Security Agreement
Supplement
INVESTMENT PROPERTY AND INSTRUMENTS
(other than Equity Interests in Subsidiaries and Affiliates)
OWNED BY LIEN GRANTOR

PART 1 — Securities

Issuer	Jurisdiction of Organization	Amount Owned	Type of Security

PART 2 — Securities Accounts

The Lien Grantor owns Security Entitlements with respect to Financial Assets credited to the following Securities Accounts:

Securities Intermediary	Account Number

PART 3 — Instruments

The Lien Grantor own the following Instruments:

Issuer	Jurisdiction of Organization	Owner	Amount Owned	Type

SCHEDULE 3
MATERIAL COMMERCIAL TORT CLAIMS
[Describe each existing Material Commercial Tort Claim with the specificity required to satisfy Official Comment 5 to UCC Section 9-108.]

EXHIBIT B
to Security Agreement
COPYRIGHT SECURITY AGREEMENT

(Copyrights, Copyright Registrations, Copyright
Applications and Copyright Licenses)
WHEREAS, [name of Lien Grantor], a _____________ corporation1 (herein referred to as the “Lien Grantor”) owns, or in the case of licenses is a party to, the Copyright Collateral (as defined below);
WHEREAS, Kinetic Concepts, Inc. (the “Borrower”), the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, are parties to a Credit Agreement dated as of May 19, 2008 (as amended from time to time, the “Credit Agreement”); and
WHEREAS, pursuant to (i) the Guarantee and Security Agreement dated as of May __, 2008 (as amended, supplemented and/or otherwise modified from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and Bank of America, N.A., as Administrative Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and (ii) certain other Collateral Documents (including this Copyright Security Agreement), the Lien Grantor has guaranteed certain Secured Obligations (as defined in the Credit Agreement) and secured such Guarantee and its other Secured Obligations by granting to the Grantee for the benefit of such Secured Parties a continuing security interest in personal property of the Lien Grantor, including all right, title and interest of the Lien Grantor in, to and under the Copyright Collateral (as defined below);
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lien Grantor grants to the Grantee, to secure the Secured Obligations, a continuing security interest in all of the Lien Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Copyright Collateral”), whether now owned or existing or hereafter acquired or arising:
(i) each Copyright (as defined in the Security Agreement) owned by the Lien Grantor, including, without limitation, each Copyright registration or application therefor referred to in Schedule 1 hereto;
(ii) each Copyright License (as defined in the Security Agreement) to which the Lien Grantor is a party, including, without limitation, each Copyright License identified in Schedule 1 hereto; and
(iii) all proceeds of, revenues from, and accounts and general intangibles arising out of, the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Lien Grantor against third parties for past, present or future infringement of any Copyright (including, without limitation, any Copyright owned by the Lien Grantor and identified in Schedule 1), and all rights and benefits of the Lien Grantor under any Copyright License (including, without limitation, any Copyright License identified in Schedule 1);
provided that the Copyright Collateral shall not include any Excluded Assets (as defined in the Security Agreement).
The Lien Grantor irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Lien Grantor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Copyright Collateral any and all appropriate action which the Lien Grantor might take with respect to the Copyright Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Copyright Security Agreement and to accomplish the purposes hereof.
Except to the extent permitted under the terms of the Security Agreement or the Credit Agreement, the Lien Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Copyright Collateral.
The foregoing security interest is granted in conjunction with the security interests granted by the Lien Grantor to the Grantee pursuant to the Security Agreement.  The Lien Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LOAN PARTY, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

1  Modify as needed if the Lien Grantor is not a corporation.

IN WITNESS WHEREOF, the Lien Grantor has caused this Copyright Security Agreement to be duly executed by its officer thereunto duly authorized as of the ___ day of __________, ____.

[NAME OF LIEN GRANTOR]
By:
Name:
Title:

Acknowledged:
BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

 Schedule 1
to Copyright
Security Agreement
[NAME OF LIEN GRANTOR]

COPYRIGHT REGISTRATIONS
Registration No.	Registration Date	Title	Expiration Date

COPYRIGHT APPLICATIONS
Case No.	Serial No.	Country	Date	Filing Title

COPYRIGHT LICENSES
Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

EXHIBIT C
to Security Agreement
PATENT SECURITY AGREEMENT

(Patents, Patent Applications and Patent Licenses)
WHEREAS, [name of Lien Grantor], a _____________ corporation1 (herein referred to as the “Lien Grantor”) owns, or in the case of licenses is a party to, the Patent Collateral (as defined below);
WHEREAS, KINETIC CONCEPTS, INC. (the “Borrower”), the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, are parties to a Credit Agreement dated as of May 19, 2008 (as amended from time to time, the “Credit Agreement”); and
WHEREAS, pursuant to (i) the Guarantee and Security Agreement dated as of May __, 2008 (as amended, supplemented and/or otherwise modified from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and Bank of America, N.A., as Administrative Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and (ii) certain other Collateral Documents (including this Patent Security Agreement), the Lien Grantor has guaranteed certain Secured Obligations (as defined in the Credit Agreement) and secured such Guarantee and its other Secured Obligations by granting to the Grantee for the benefit of such Secured Parties a continuing security interest in personal property of the Lien Grantor, including all right, title and interest of the Lien Grantor in, to and under the Patent Collateral (as defined below);
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lien Grantor grants to the Grantee, to secure the Secured Obligations, a continuing security interest in all of the Lien Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Patent Collateral”), whether now owned or existing or hereafter acquired or arising:
(i) each Patent (as defined in the Security Agreement) owned by the Lien Grantor, including, without limitation, each Patent referred to in Schedule 1 hereto;
(ii) each Patent License (as defined in the Security Agreement) to which the Lien Grantor is a party, including, without limitation, each Patent License identified in Schedule 1 hereto; and
(iii) all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Lien Grantor against third parties for past, present or future infringement of any Patent owned by the Lien Grantor (including, without limitation, any Patent identified in Schedule 1 hereto) and all rights and benefits of the Lien Grantor under any Patent License (including, without limitation, any Patent License identified in Schedule 1 hereto);
provided that the Patent Collateral shall not include any Excluded Assets (as defined in the Security Agreement).
The Lien Grantor irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Lien Grantor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Patent Collateral any and all appropriate action which the Lien Grantor might take with respect to the Patent Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Patent Security Agreement and to accomplish the purposes hereof.
Except to the extent permitted under the terms of the Security Agreement or the Credit Agreement, the Lien Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Patent Collateral.
The foregoing security interest is granted in conjunction with the security interests granted by the Lien Grantor to the Grantee pursuant to the Security Agreement.  The Lien Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LOAN PARTY, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

IN WITNESS WHEREOF, the Lien Grantor has caused this Patent Security Agreement to be duly executed by its officer thereunto duly authorized as of the ____ day of ____________, ____.

[NAME OF LIEN GRANTOR]
By:
Name:
Title:

Acknowledged:
BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

1  Modify as needed if the Lien Grantor is not a corporation.
Schedule 1
to Patent
Security Agreement
[NAME OF LIEN GRANTOR]

PATENTS AND DESIGN PATENTS

Patent No.	Issued	Expiration	Country	Title

PATENT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

PATENT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

EXHIBIT D
to Security Agreement
TRADEMARK SECURITY AGREEMENT

(Trademarks, Trademark Registrations, Trademark
Applications and Trademark Licenses)
WHEREAS, [name of Lien Grantor], a _____________ corporation1 (herein referred to as the “Lien Grantor”) owns, or in the case of licenses is a party to, the Trademark Collateral (as defined below);
WHEREAS, KINETIC CONCEPTS, INC. (the “Borrower”), the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, are parties to a Credit Agreement dated as of May 19, 2008 (as amended from time to time, the “Credit Agreement”); and
WHEREAS, pursuant to (i) the Guarantee and Security Agreement dated as of May __, 2008 (as amended, supplemented and/or otherwise modified from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and Bank of America, N.A., as Administrative Agent for the Secured Parties referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and (ii) certain other Collateral Documents (including this Trademark Security Agreement), the Lien Grantor has guaranteed certain Secured Obligations (as defined in the Credit Agreement) and secured such Guarantee and its other Secured Obligations by granting to the Grantee for the benefit of such Secured Parties a continuing security interest in personal property of the Lien Grantor, including all right, title and interest of the Lien Grantor in, to and under the Trademark Collateral (as defined below);
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lien Grantor grants to the Grantee, to secure the Secured Obligations, a continuing security interest in all of the Lien Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing or hereafter acquired or arising:
(i) each Trademark (as defined in the Security Agreement) owned by the Lien Grantor, including, without limitation, each Trademark registration and application referred to in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark (provided that no security interest shall be granted in the United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law);
(ii) each Trademark License (as defined in the Security Agreement) to which the Lien Grantor is a party, including, without limitation, each Trademark License identified in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, each Trademark licensed pursuant thereto; and
(iii) all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Lien Grantor against third parties for past, present or future unfair competition with, or violation of intellectual property rights in connection with or injury to, or infringement or dilution of, any Trademark owned by the Lien Grantor (including, without limitation, any Trademark identified in Schedule 1 hereto), and all rights and benefits of the Lien Grantor under any Trademark License (including, without limitation, any Trademark License identified in Schedule 1 hereto), or for injury to the goodwill associated with any of the foregoing;
provided that the Trademark Collateral shall not include any Excluded Assets (as defined in the Security Agreement).
The Lien Grantor irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Lien Grantor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Trademark Collateral any and all appropriate action which the Lien Grantor might take with respect to the Trademark Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Trademark Security Agreement and to accomplish the purposes hereof.
Except to the extent permitted under the terms of the Security Agreement or the Credit Agreement, the Lien Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Trademark Collateral.
The foregoing security interest is granted in conjunction with the security interests granted by the Lien Grantor to the Grantee pursuant to the Security Agreement.  The Lien Grantor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LOAN PARTY, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

1  Modify as needed if the Lien Grantor is not a corporation.

IN WITNESS WHEREOF, the Lien Grantor has caused this Trademark Security Agreement to be duly executed by its officer thereunto duly authorized as of the ____ day of __________, ____.

[NAME OF LIEN GRANTOR]
By:
Name:
Title:

Acknowledged:
BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

 Schedule 1
to Trademark
Security Agreement
[NAME OF LIEN GRANTOR]

U.S. TRADEMARK REGISTRATIONS

TRADEMARK	REG. NO.	REG. DATE

U.S. TRADEMARK APPLICATIONS

TRADEMARK	REG. NO.	REG. DATE

TRADEMARK LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

EXHIBIT E
to Security Agreement
PERFECTION CERTIFICATE

Reference is made to the GUARANTEE AND SECURITY AGREEMENT dated as of May 19, 2008 (the “Guarantee and Security Agreement”), among Kinetic Concepts, Inc., the Guarantors party thereto and Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.  Capitalized terms used but not defined herein have the meanings set forth in the Guarantee and Security Agreement.
The undersigned, an officer of each Lien Grantor, hereby certify to the Collateral Agent and each other Secured Party as follows:
1. Names, (a) The exact legal name of each Lien Grantor, as such name appears in its respective certificate of formation, is as follows:

Exact Legal Name of Each Lien Grantor

(b) Set forth below is each other legal name each Lien Grantor has had in the past five years, together with the date of the relevant change:

Lien Grantor	Other Legal Name in Past 5 Years	Date of Name Change

(c) Except as set forth in Schedule 1 hereto, no Lien Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.
(d) Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Lien Grantor that is a registered organization:

Lien Grantor	Organizational Identification Number

(e) Set forth below is the Federal Taxpayer Identification Number of each Lien Grantor:

Lien Grantor	Federal Taxpayer Identification Number

2. Current Locations. (a) The chief executive office of each Lien Grantor is located at the address set forth opposite its name below:

Lien Grantor	Mailing Address	Country	County	State

(b) Set forth below opposite the name of each Lien Grantor are all locations where such Lien Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Lien Grantor	Mailing Address	County	State

(c) The jurisdiction of formation of each Lien Grantor that is a registered organization is set forth opposite its name below:

Lien Grantor	Jurisdiction

(d) Set forth below opposite the name of each Lien Grantor are all the locations where such Lien Grantor maintains any Equipment (other than mobile goods) or Inventory other than any Equipment or Inventory (i) in transit to or from such locations, (ii) in an aggregate amount not to exceed $2,000,000 stored at any leased premises or warehouse, or (iii) being leased to customers by KCI USA, Inc. and KCI Licensing, Inc. in the ordinary course of business:

Lien Grantor	Mailing Address	County	State

(e) Set forth below opposite the name of each Lien Grantor are all the places of business of such Lien Grantor not identified in paragraph (a), (b), (c) or (d) above:

Lien Grantor	Mailing Address	County	State

(f) Set forth below is a list of all real property owned by each Lien Grantor, the name of the Lien Grantor that owns said property and the fair market value apportioned to each site:

Lien Grantor	Address	Owned/ Lease	Entity	Value

(g) Set forth below opposite the name of each Lien Grantor are the names and addresses of all Persons other than such Lien Grantor that have possession of any of the Equipment or Inventory of such Lien Grantor:

Lien Grantor	Mailing Address	County	State

3. Unusual Transactions. Except as set forth on Schedule 3, all Accounts have been originated by the Lien Grantors and all Inventory has been acquired by the Lien Grantors in the ordinary course of business.
4. UCC Filings. Financing statements in substantially the form of Schedule 4 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Lien Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Lien Grantor in Section 2 hereof.
5. Schedule of Filings. Attached hereto as Schedule 5 is a schedule setting forth, with respect to the filings described in Section 4 above, each filing and the filing office in which such filing is to be made.
6. Stock Ownership and other Equity Interests. Attached hereto as Schedule 6 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest owned by the Lien Grantors and the issuers of such stock, partnership interests, membership interests or other equity interests.
7. Debt Instruments. Attached hereto as Schedule 7 is a true and correct list of all promissory notes and other evidence of indebtedness in excess of $2,000,000 held by the Lien Grantors that are required to be pledged under the Guarantee and Security Agreement.
8. Deposit Accounts. Attached hereto as Schedule 8 is a true and correct list of Deposit Accounts maintained by each Lien Grantor, including the name and address of the depositary institution, the type of account and the account number.
9. Securities Accounts. Attached hereto as Schedule 9 is a true and correct list of securities accounts maintained by each Lien Grantor, including the name and address of the intermediary institution, the type of account and the account number.
10. Assignment of Claims Act. Attached hereto as Schedule 10 is a true and correct list of all written contracts between the Lien Grantors and the United States government or any department or agency thereof that have a remaining value of at least $5,000,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date and end date, agency with which the contract was entered into, and a description of the contract type.
11. Mortgage Filings. Attached hereto as Schedule 11 is a schedule setting forth, with respect to each property subject to a Mortgage, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a mortgage with respect to such property must be filed or recorded in order for the Collateral Agent to obtain a perfected security interest therein.
12. Intellectual Property. Attached hereto as Schedule 12A for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Lien Grantor's issued or applied for Patents, material Patent Licenses, registered or applied for Trademarks (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section l(b) of the Lanham Act, 15 U.S.C. § 1051) and material Trademark Licenses, including the name of the registered owner, the registration number of each Patent, Patent License, Trademark and Trademark License owned by any Lien Grantor. Attached hereto as Schedule 12B for filing with the United States Copyright Office is a schedule setting forth all of each Lien Grantor's registered or applied for Copyrights and material Copyright Licenses, including the name of the registered owner, the registration number of each Copyright or Copyright License owned by any Lien Grantor.  Attached hereto as Schedule 12C is a schedule setting forth all Recordable Intellectual Property owned by or registered in the name of each Lien Grantor for which any or all of the associated research and development has been funded in whole or in part by a foreign subsidiary since November 1, 2007.
13. Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of commercial tort claims in excess of $500,000 held by any Lien Grantor, including a brief description thereof.

SCHEDULE 1
Changes in Identity or Corporate Structure Within Past Five Years

Grantor	Change

SCHEDULE 3
Unusual Transactions
Grantor	Unusual Transactions

SCHEDULE 4
UCC Financing Statements
(see following pages)

SCHEDULE 5
UCC Filings and Filing Offices
Grantor	Secretary of State’s Office

UCC Fixture Filings and Filing Offices
Grantor	Filing Office

SCHEDULE 6
Stock Ownership and Other Equity Interests
Issuer	Certificate No.	Registered Owner	Class	No. of Shares	Percentage of Equity Interests

SCHEDULE 7
Debt Instruments
Grantor	Debt Issuer	Description of Debt	Debt Certificate No(s).	Final Maturity	Outstanding Principal Amount

SCHEDULE 8
Deposit Accounts
Grantor	Deposit Accounts

SCHEDULE 9
Securities Accounts
Grantor	Account

SCHEDULE 10
Government Contracts
Grantor

SCHEDULE 11
Mortgage Filings
Grantor

SCHEDULE 12A
Patents, Patent Licenses, Trademarks and Trademark Licenses
Grantor

SCHEDULE 12B
Copyrights and Copyright Licenses
Grantor

SCHEDULE 12C
Intellectual Property Funded by Foreign Subsidiary
Grantor

SCHEDULE 13
Commercial Tort Claims

EXHIBIT G-1
OPINION MATTERS –

FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

May 19, 2008

To the Addressees
listed on Schedule I hereto

Re:  Kinetic Concepts, Inc. Credit Facility

Ladies and Gentlemen:

We have acted as special counsel to each of Kinetic Concepts, Inc., a Texas corporation (the "Borrower"), KCI Holding Company, Inc., a Delaware corporation ("KCI Holding"), KCI International, Inc., a Delaware corporation ("KCI International"), KCI Licensing, Inc., a Delaware corporation ("KCI Licensing"), KCI USA, Inc., a Delaware corporation ("KCI USA"), and Leopard Acquisition Sub, Inc., a Delaware corporation ("Acquisition Sub," and, together with the Borrower, KCI Holding, KCI International, KCI Licensing and KCI USA, collectively, the "Opinion Parties" and each, an "Opinion Party"), in connection with the preparation, execution and delivery of  that certain Credit Agreement, dated as of May 19, 2008 (the "Credit Agreement"), among the Borrower, the financial institutions and other persons identified on Schedule I hereto as lenders (such persons, collectively, the "Lenders" and each, a "Lender") and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), as Swing Line Lender and as L/C Issuer, and certain other agreements, instruments and documents related to the Credit Agreement.  This opinion is being delivered pursuant to Section 4.01(a)(vii) of the Credit Agreement.

In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Opinion Parties and their respective officers and other representatives and of public officials, including the facts and conclusions set forth therein.
In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)   the Credit Agreement;
(b)  each of the promissory notes dated the date hereof and as described on Schedule II hereto (each, a "Note" and collectively, the "Notes");

(c)  the Guarantee and Security Agreement, dated as of May 19, 2008, among the Opinion Parties and the Administrative Agent (the "Security Agreement");

(d)  the Copyright Security Agreement, dated as of May 19, 2008, between the Borrower and the Administrative Agent (the "Copyright Security Agreement");

(e)  the Patent Security Agreement, dated as of May 19, 2008, among the Borrower, KCI Licensing and the Administrative Agent (the "Patent Security Agreement");

(f)  the Trademark Security Agreement, dated as of May 19, 2008, between KCI Licensing and the Administrative Agent (the "Trademark Security Agreement");

(g)  the certificate of the Opinion Parties, executed by John Bibb and Jason Cone, each an Associate General Counsel of the Borrower, dated the date hereof, a copy of which is attached as Exhibit A hereto (the "Officer's Certificate"); and

(b)   such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
We express no opinion as to the laws of any jurisdiction (including without limitation, the laws of the State of Texas, with respect to which we understand you are receiving an opinion from Cox Smith Matthews Incorporated, the State of Delaware, with respect to which we understand you are receiving an opinion from Cox Smith Matthews Incorporated, the State of New Jersey, Australia, Canada, Ireland, Puerto Rico and Japan and the effect thereof on the opinions herein stated) other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations U and X of the Federal Reserve Board) and (iii) for purposes of our security interest opinion in paragraph 4, solely the UCC (as defined below).  In addition, we express no opinion with respect to any laws, rules or regulations that might be implicated by reason of the healthcare industry or other specifically regulated activities or transactions of any Opinion Party or any other entity, including without limitation federal or state Medicare or Medicaid program statutes or regulations, or the effect of the foregoing on the opinions herein stated.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement.  As used herein:

(a)  "Transaction Agreements" means, collectively, the Credit Agreement, the Notes, the Security Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement.
(c)   "Applicable Laws" means those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws.
(d)   "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of New York and the Applicable Laws of the United States of America.
(e)   "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York (without regard to laws referenced in Section 9-201 thereof).
(f)   "UCC Collateral" means the "Collateral" (as such term is defined in the Security Agreement), to the extent the UCC governs a security interest in such collateral.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.   Each of the Transaction Agreements constitutes the valid and binding obligation of each Opinion Party which is a party thereto, enforceable against such Opinion Party in accordance with its terms under the Applicable Laws of the State of New York.
2.   Neither the execution, delivery or performance by any Opinion Party of any of the Transaction Agreements to which it is a party nor the compliance by such Opinion Party with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.
3.   No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any of the Transaction Agreements by any Opinion Party which is a party thereto or the enforceability of any of the Transaction Agreements against any Opinion Party which is a party thereto.
4.   Under the UCC, the provisions of the Security Agreement are effective to create a valid security interest in each Opinion Party's rights in the UCC Collateral in favor of the Administrative Agent to secure such Opinion Party's Secured Obligations.
Our opinion set forth in paragraph 4 hereof is subject to the following assumptions and qualifications:

(a)   we have assumed that each Opinion Party has rights (within the meaning of Section 9-203(b)(2) of the UCC), or with respect to after-acquired property will have rights (within the meaning of Section 9-203(b)(2) of the UCC), in the UCC Collateral granted by it, and we express no opinion as to the nature or extent of such Opinion Party's rights in any of the UCC Collateral and we note that with respect to any after-acquired property, the security interest will not attach until such Opinion Party acquires rights (within the meaning of Section 9-203(b)(2) of the UCC) therein;
(b)   our opinion with respect to proceeds is subject to the limitations set forth in Section 9-315 of the UCC and, in addition, we call to your attention that in the case of certain types of proceeds, other parties such as holders in due course, protected purchasers of securities, persons who obtain control over securities entitlements and buyers in the ordinary course of business may acquire a superior interest or may take their interest free of the security interest of a secured party;
(c)   we express no opinion with respect to commercial tort claims;
(d)   we express no opinion with respect to any goods which are accessions to, or commingled or processed with, other goods to the extent that the security interest is limited by Section 9-335 or 9-336 of the UCC;
(e)   we express no opinion regarding any copyrights, patents, trademarks, service marks or other intellectual property, the proceeds thereof or money due with respect to the lease, license or use thereof except to the extent Article 9 of the UCC may be applicable to the foregoing and, without limiting the generality of the foregoing, we express no opinion as to the effect of any federal laws relating to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein;
(f)   we express no opinion with respect to any collateral constituting claims against any government or governmental agency (including without limitation the United States of America or any state thereof or any agency or department of the United States of America or any state thereof);
(g)   we call to your attention that certain of the issuers of equity interests which may constitute UCC Collateral are organized under the laws of Australia, Canada, Ireland, Puerto Rico and Japan (such jurisdictions, the "Foreign Jurisdictions"), and we express no opinion as to the effect of the laws of such Foreign Jurisdictions on the opinions herein stated.  Our opinion is limited to the UCC, and the laws of the jurisdiction of the issuer of equity interests which may constitute UCC Collateral may affect, among other things, the exercise of remedies with respect to such equity interests and the exercise of voting or other rights with respect to such equity interests;
(h)   we call to your attention that the right of the Administrative Agent to become a partner or member in any portion of the UCC Collateral consisting of a partnership interest or interest in a limited liability company may be limited by applicable law and the terms of the partnership agreement or limited liability company agreement pursuant to which the partnership or limited liability company was formed, as amended or otherwise modified from time to time, and that the only remedy may be the right to receive distributions to which the applicable Opinion Party is otherwise entitled pursuant to the terms of the partnership agreement or limited liability company agreement;
(i)   we advise you that with respect to that portion of the UCC Collateral in which the Administrative Agent has been granted a security interest by more than one agreement, a court may limit the Administrative Agent's right to choose among the rights and remedies to which it may be entitled;
(j)   we express no opinion with respect to the security interest of the Administrative Agent for the benefit of the Secured Parties (other than the Lenders) to secure the Secured Obligations owed to such parties except to the extent that the Administrative Agent has been duly appointed as agent for such persons; and
(k)   we express no opinion with respect to the adequacy of the description of the "Collateral" (as defined in the Security Agreement) or the description used in the definition of "Excluded Assets" (as defined in the Security Agreement) (the "Carveouts") for purposes of Sections 9-108 and 9-203 of the UCC or the effect of the Carveouts on the adequacy of the description of "Collateral" (as defined in the Security Agreement) for purposes of Sections 9-108 and 9-203 of the UCC except with respect to such portions of the descriptions that describe a type of collateral as defined in the UCC.
5.   No Opinion Party is and, solely after giving effect to the loans made pursuant to and the use of proceeds as provided for in the Credit Agreement, no Opinion Party will be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.
Our opinions are subject to the following additional assumptions and qualifications:

(a)   enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(b)   we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement (other than the Opinion Parties to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;
(c)   we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Opinion Parties to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to any of them or (ii) the legal or regulatory status or the nature of the business of any party (other than the Opinion Parties to the extent expressly set forth herein) to the Transaction Agreements;
(d)   we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);
(e)   we express no opinion as to the applicability or effect of any fraudulent transfer or similar law on the Transaction Agreements or any transactions contemplated thereby;
(f)   we express no opinion as to the applicability or effect of any preference or similar law on the Transaction Agreements or any transaction contemplated thereby;
(g)   we express no opinion on the enforceability of any provision in a Transaction Agreement purporting to prohibit, restrict or condition the assignment of rights under such Transaction Agreement to the extent such restriction on assignability is ineffective pursuant to the Uniform Commercial Code;
(h)   in the case of Section 2 of the Security Agreement (the "Guaranty"), certain of the provisions, including waivers, with respect to the Guaranty are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Guaranty, taken as a whole;
(i)   we express no opinion as to the enforceability of any provision of any Transaction Agreement to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;
(j)   we have assumed that all conditions precedent contained in Section 4.01 of the Credit Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Administrative Agent or the Lead Arrangers or the satisfaction of which is otherwise in the discretion or control of the Administrative Agent or the Lead Arrangers have been, or contemporaneously with the delivery hereof will be, fully satisfied or waived;
(k)   to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;
(l)   certain of the remedial provisions with respect to the security contained in the Security Agreement may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Security Agreement, taken as a whole, and the Security Agreement, taken as a whole, together with applicable law, contains adequate provisions for the practical realization of the benefits of the security;
(m)   except as set forth in paragraph 4 hereof, we express no opinion with respect to the validity of any security interest;
(n)   we express no opinion with respect to the perfection or priority of any security interest, or as to any actions that may need to be taken under the Federal trademark laws of the United States, the Federal patent laws of the United States or the Federal copyright laws of the United States with respect to the enforceability of any security interest against subsequent purchasers, mortgagees, and/or transferees of any United States  trademarks, United States patents or United States copyrights included in the collateral;
(o)   we express no opinion with respect to any provision of any Transaction Agreement to the extent it establishes a standard of care for collateral in the possession or control of the Administrative Agent to the extent such standard of care is unenforceable under Sections 1-102 and 9-207 of the Uniform Commercial Code;
(p)   our opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights;
(q)   with respect to the enforceability of all obligations under the Transaction Agreements, we note that a U.S. federal court would award a judgment only in U.S. dollars and that a judgment of a court in the State of New York rendered in a currency other than the U.S. dollar would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of such judgment.  We do not express any opinion as to the enforceability of the provisions of the Transaction Agreements providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under the Transaction Agreements from a court judgment in another currency;
(r)   we express no opinion with respect to any provision of the Credit Agreement to the extent it authorizes or permits any purchaser of a participation interest or any Affiliate of any Lender or the L/C Issuer to set-off or apply any deposit, property or indebtedness or the effect thereof on the opinions contained herein; and
(s)   we express no opinion with respect to any provision of the Credit Agreement to the extent it excuses the issuer of a letter of credit from liability to the extent such provision is unenforceable pursuant to Section 5-103 of the Uniform Commercial Code.
In rendering the foregoing opinions, we have further assumed, with your consent, that:

(a)  each Opinion Party is validly existing and in good standing under the laws of its jurisdiction of organization;
(t)   each Opinion Party has the power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements to which it is a party and the execution and delivery of each of the Transaction Agreements to which it is a party and the consummation by such Opinion Party of the transactions contemplated thereby have been duly authorized by all requisite action on the part of such Opinion Party.  Each of the Transaction Agreements has been duly authorized, executed and delivered by each Opinion Party which is a party thereto;
(u)   the execution, delivery and performance by each Opinion Party of any of its obligations under each of the Transaction Agreements to which it is a party does not and will not conflict with, contravene, violate or constitute a default under (i) the certificate of incorporation or the bylaws or equivalent organizational documents of such Opinion Party, (ii) any lease, indenture, instrument or other agreement to which such Opinion Party or its property is subject, (iii) any rule, law or regulation to which such Opinion Party is subject (other than the Applicable Laws of the State of New York and the Applicable Laws of the United States of America as to which we express our opinion in paragraph 2 herein) or (iv) any judicial or administrative order or decree of any governmental authority; and
(v)   no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than the Governmental Approvals as to which we express our opinion in paragraph 3 herein) is required to authorize or is required in connection with the execution and delivery by or enforceability against any Opinion Party of any Transaction Agreement to which it is a party or the transactions contemplated thereby.
We understand that you are separately receiving an opinion with respect to certain of the foregoing assumptions from Cox Smith Matthews Incorporated, and we are advised that such opinion contains qualifications.  Our opinions herein stated are based on the assumptions specified above and we express no opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinion.

(Remainder of page intentionally left blank)

This opinion is being furnished only to you in connection with the Credit Agreement and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other Person for any purpose without our prior written consent, provided that any Person who becomes party as a Lender to the Credit Agreement pursuant to Section 10.06(b) thereof may rely on this opinion as though it had been addressed to such Person and delivered to such Person on the date hereof.

Very truly yours,

Exhibit A

Officer's Certificate

(See attached)

Schedule I

Addressees

Bank of America, N.A., as Administrative Agent

Lenders
Bank of America, N.A.
JPMorgan Chase Bank, N.A.
The Bank of Nova Scotia Capital
DnB NOR Bank ASA
General Electric Capital Corporation
SunTrust Bank
Bank of Ireland
BNP Paribas
HSBC Bank USA, National Association
ING Capital LLC
RBS Citizens, N.A.
Wells Fargo Bank, N.A.
Wachovia Bank, National Association
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Sumitomo Mitsui Banking Corporation
Fortis Bank SA/NV-NY Branch
KeyBank National Association
Raymond James Bank, FSB
Allied Irish Banks, p.l.c.
CIT Bank
Amegy Bank of Texas
Compass Bank
United Overseas Bank Limited, New York Agency
Commerzbank AG, New York and Grand Cayman Branches
Siemens Financial Services, Inc.
DZ Bank AG
Texas Capital Bank, National Association
Cathay United Bank
State Bank of India, Los Angeles Agency
Taiwan Cooperative Bank, Los Angeles Branch
Bank Leumi USA
Jackson National Life Insurance Company
Banco Espirito Santo S.A., New York Branch
The Bank of East Asia, Limited, New York Branch
Chang Hwa Commercial Bank, Ltd., Los Angeles Branch
Hua Nan Commercial Bank, Ltd.  New York Agency
Schedule II
Notes

Multicurrency Revolving Credit Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Term A Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of The Bank of Tokyo-Mitsubishi UFJ, Ltd.
US Dollar Revolving Credit Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Cathay United Bank
Term A Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Cathay United Bank
Multicurrency Revolving Credit Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of RBS Citizens, N.A.
Term A Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of RBS Citizens, N.A.
Multicurrency Revolving Credit Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Commerzbank AG, New York and Grand Cayman Branches
Term A Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Commerzbank AG, New York and Grand Cayman Branches
US Dollar Revolving Credit Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Compass Bank
Term A Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Compass Bank
Multicurrency Revolving Credit Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of HSBC Bank USA, National Association
Term A Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of HSBC Bank USA, National Association
Multicurrency Revolving Credit Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Texas Capital Bank, National Association
Term A Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Texas Capital Bank, National Association
Multicurrency Revolving Credit Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Wachovia Bank, National Association
Term A Note, dated May 19, 2008, by Kinetic Concepts, Inc. in favor of Wachovia Bank, National Association

EXHIBIT G-2
OPINION MATTERS–
FORM OF OPINION OF COX SMITH MATTHEWS INCORPORATED

May 19, 2008
Bank of America, N.A. 231 S. LaSalle Street Mail Code: IL1-231-10-41 Chicago, IL 60604 and the Lenders from time to time party to the Credit Agreement (as defined below)	coxsmith@coxsmith.com 210 554 5500

Re: Kinetic Concepts, Inc.

Ladies and Gentlemen:

We have acted as special Texas counsel to Kinetic Concepts, Inc., a Texas corporation (the "Company"), KCI USA, Inc., a Delaware corporation ("KCI USA"), KCI Licensing, Inc., a Delaware corporation ("KCI Licensing"), KCI Holding Company, Inc., a Delaware corporation ("KCI Holding"), KCI International, Inc., a Delaware corporation ("KCI International") and Leopard Acquisition Sub, Inc., a Delaware corporation (“Leopard,” and together with KCI USA, KCI Licensing, KCI Holding Company, and KCI International, the "Guarantors"), in connection with the Company’s entry into the Credit Agreement (the “Credit Agreement”) dated as of May 19, 2008, among the Company, the Lenders party thereto (the “Lenders”) and Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer.   This opinion is being rendered to you pursuant to Section 4.01(a)(viii) of the Credit Agreement.  Unless otherwise defined herein, the capitalized terms used in this opinion shall have the meanings given to them in the Credit Agreement.

In connection with this opinion, we have examined, among other things, originals or copies identified to our satisfaction of the following documents: (a) the Organization Documents of the Company and the Guarantors; (b) the records provided to us by the Company and the Guarantors of actions by written consent and minutes of meetings of the shareholders and Board of Directors of the Company and the Guarantors and the records provided to us by the Guarantors of capital stock and other securities issued by the Guarantors; (c) the Credit Agreement and all exhibits thereto; (d) the Guarantee and Security Agreement and all exhibits thereto; (e) the Intellectual Property Security Agreements (as defined in the Guarantee and Security Agreement) and all exhibits thereto; (f) the Notes; (g) the Wake Forest Consent; (h) the UCC-1 financing statements attached hereto as Exhibit A (the “Financing Statements”); and (i) such other documents, instruments and certificates of corporate and public officials as we have deemed necessary or appropriate for purposes of this opinion.  Items (c)-(g) are referred to herein as the “Loan Documents.” In such examination, we have assumed the authenticity of all such documents, records and instruments submitted to us as originals and the conformity with the original documents, records and instruments of all such instruments, documents and records submitted to us as copies.  As to certain questions of fact material to our opinion, we have relied upon certificates and statements of officers and other representatives of the Company and the Guarantors and certificates of public officials.  Further, as to the certain matters of fact material to our opinion, we have relied on the accuracy of the representations and warranties of the Company and the Guarantors set forth in the Credit Agreement.  In addition, we have assumed the due authorization, execution and delivery of all documents referred to herein by the parties thereto other than the Company and the Guarantors and the due authority of all parties executing such documents except persons executing such documents on behalf of the Company and the Guarantors.

Based upon and subject to the limitations, assumptions, qualifications and exceptions set forth herein, we are of the opinion that:
1.           The Company (x) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas and (y) has the requisite corporate power and authority to own its property and to conduct its business as it is now being operated and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except, in the case of this clause (y), to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.
2.           Each Guarantor (x) has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of the State of Delaware, and (y) has the requisite corporate power and authority to own its property and to conduct its business as it is now being operated and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except, in the case of this clause (y), to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.
3.           The Company and each of the Guarantors has the requisite corporate power and authority to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder, and all corporate action required to be taken by the Company and the Guarantors for the due and valid authorization, execution and delivery of each of the Loan Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.
4.           The Company has duly authorized, executed and delivered each of the Loan Documents to which it is a party.
5.           Each Guarantor has duly authorized, executed and delivered each of the Loan Documents to which it is a party.
6.           All of the issued shares of capital stock of each Guarantor have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all perfected security interests and, to our knowledge, free and clear of all other liens, equities or claims, except those that arise, or are permitted, under the Credit Agreement.
7.           No authorization, consent, order, waiver, approval or other action or consideration by, and no notice to or filing with any court, governmental or regulatory authority, body or instrumentality under Texas state law or United States federal law or the General Corporation Law of the State of Delaware (the "DGCL") is required for the due execution and delivery by the Company or any Guarantor of each of the Loan Documents to which they are a party or the performance by the Company or any Guarantor of all of their respective obligations under such Loan Documents, other than (i) the filing of the Financing Statements, or (ii) those consents, approvals authorizations, orders, qualifications and other actions that have been obtained or taken, and any filings that have been made, as of the date hereof.
8.           The borrowings under the Credit Agreement and the application of the proceeds thereof as provided in the Credit Agreement do not violate or result in a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
9.           The execution and delivery by the Company and each of the Guarantors of, and the performance by the Company and each of the Guarantors of their respective obligations under, each of the Loan Documents to which they are a party do not contravene or violate the Organization Documents of the Company or any Guarantor (as currently in effect), or any provision, in each case as currently in effect, of Texas state law or the DGCL.
10.           The execution and delivery by the Company and each of the Guarantors of, and the performance by the Company and each of the Guarantors of their respective obligations under, each of the Loan Documents to which they are a party will not contravene, or constitute a default under, any agreement or instrument binding upon the Company or any Guarantor that is material to the Company and the Guarantors (the “Material Contracts”), taken as a whole, or, to the best of our knowledge, any judgment, order or decree of any governmental body, agency, or court having jurisdiction over the Company or any Guarantor.
11.           The filing of the Financing Statements in the offices set forth on Schedule 5 of the Perfection Certificate (the “Filing Offices”) with respect to the Company and each Guarantor perfects the security interest in all Collateral in which a security interest has been created under the Guarantee and Security Agreement (the “Article 9 Collateral”) to the extent such security interest may be perfected under the UCC by the filing of a financing statement in the Filing Offices.  Assuming that the Financing Statements have been filed in the Filing Offices and have not subsequently been released, terminated or modified, the security interests in the Article 9 Collateral have been perfected, to the extent such security interests may be perfected under the UCC by the filing of a financing statement in the Filing Offices.

12.  To the extent that the federal trademark laws of the United States of America are applicable, the recordation of the Trademark Security Agreement (as defined in the Guarantee and Security Agreement) in the United States Patent and Trademark Office (the "PTO") against the U.S. registered trademarks and trademark applications set forth on Schedule I to the Trademark Security Agreement (the "Trademarks") within three (3) months of the date thereof will render the Administrative Agent's security interest in the right, title and interest of KCI Licensing in such Trademarks, effective against subsequent purchasers and mortgagees of such Trademarks.
13.  To the extent that the federal patent laws of the United States of America are applicable, the recordation of the Patent Security Agreement (as defined in the Guarantee and Security Agreement) in the PTO against the U.S. patents and patent applications set forth on Schedule I to the Patent Security Agreement (the "Patents") within three (3) months of the date thereof will render the Administrative Agent's security interest in the respective right, title and interest of the Company and KCI Licensing in such Patents effective against subsequent purchasers and mortgagees of such Patents.
14.           To the extent that the federal copyright laws of the United States of America are applicable, the recordation of the Copyright Security Agreement (as defined in the Guarantee and Security Agreement)  in the U.S. Copyright Office (the "CO") against the U.S. copyright registrations and applications set forth on Schedule I to the Copyright Security Agreement (the "Copyrights") within one (1) month of its execution will render the Administrative Agent's security interest in the right, title and interest of the Company in such Copyrights effective against subsequent transfers (as provided in the U.S. Copyright Act), purchasers or mortgagees of such Copyrights.
The opinions set forth in paragraphs 1 through 14 above are qualified in their entirety by the following:
A.           Where the phrase “to the best of our knowledge” or similar words appear in this opinion, they mean that we are relying, with your consent, upon such certificates as we have deemed appropriate from the Company and upon the actual conscious awareness of attorneys of our firm who have given substantive legal attention to matters on behalf of the Company or its Subsidiaries in connection with the transactions covered hereby; however, we have not undertaken any independent investigation (including, without limitation, the review of any court file or indices) to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Company or its Subsidiaries.
B.           This opinion is limited to the existing laws of the State of Texas, the UCC, the federal laws of the United States of America and the DGCL.  With respect to the opinion set forth in paragraph 10 concerning the contravention of certain Material Contracts, we have reviewed only, and have assumed that the only agreements and instruments binding upon the Company or any Guarantor that are material to the Company and the Guarantors, taken as a whole, are those agreements and instruments set forth on Exhibit B attached hereto.  We disclaim any opinion as to the application or effect of any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction.  With respect to the opinions set forth in paragraphs 7 and 9 hereof regarding contravention of applicable law or the requirement of any consent, approval, authorization or order of, or qualification with, any governmental body or agency, (a) we express no opinion as to compliance or non-compliance with respect to federal, state or other securities laws or regulations other than those of the State of Texas (including any requirement thereunder to obtain any consent, approval, authorization or order of, or qualification with, any governmental body or agency), and (b) our opinions are expressed only with respect to statutes, laws, judgments, orders, rules and regulations that, in our experience, are applicable to transactions of the type contemplated by the Loan Documents or that, based on our knowledge of the general nature of the business in which the Company is engaged, would reasonably be applicable to such transactions, but without our having made any special investigation concerning any other laws, judgments, decrees, orders, rules or regulations.

C.            We express no opinion regarding the enforceability of any of the Loan Documents or any of the documents or agreements referenced in the Loan Documents, with respect to which we understand you are receiving an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”).

D.           With respect to our opinion regarding perfection set forth in Paragraph 11 above, we have assumed that the Guarantee and Security Agreement is sufficient to create a security interest in the Collateral described therein and we understand that you are relying on the opinion of Skadden Arps with respect thereto.
E.           Where statements in this opinion are qualified by the term “material" or "material adverse effect," those statements involve judgments and opinions as to materiality or lack of materiality of any matter to the Company and its Subsidiaries or their respective businesses, prospects, assets or financial condition which are entirely those of the Company and its Subsidiaries and their respective officers and directors, after having been advised by us as to the legal effect and consequences of such matters.

F.           We have made no examination of, and express no opinion as to, the title or rights of the Company or the Guarantors to, or in, any of the Collateral, the description of any of the Collateral, the existence of any liens, charges, security interests or encumbrances thereon, or the priority or rank of the liens and security interests created by the Collateral Documents.

The opinions set forth in paragraphs 12 through 14 above are further subject to the following assumptions and qualifications:
I.           We have assumed that the Company and each Guarantor which is a party to an Intellectual Property Security Agreement owns all right, title and interest in and to its respective Trademarks, Patents or Copyrights, as applicable, and we express no opinion as to the nature or extent of the Company’s or any Guarantor’s respective rights in, or title to, any of the Trademarks, Patents or Copyrights, as applicable, and our opinion is subject to the effect, if any, of any gaps in the chain of title.
II.           We have assumed that (i) each of (a) the Patent Security Agreement and (b) the Trademark Security Agreement will be recorded in the PTO within three (3) months of the date thereof and (ii) the Copyright Security Agreement will be recorded in the CO within one (1) month of its execution.
III.           We call your attention to the fact that, under Section 10 of the United States Trademark Act (the "Lanham Act") (15 U.S.C. Section 1060), no application to register a mark based on intent to use such mark shall be assignable prior to the filing of an amendment to allege use with the PTO pursuant to Section 1(c) of the Lanham Act or of a verified statement of use pursuant to Section 1(d) of the Lanham Act, except for an assignment to a successor to the business of the applicant, or portion thereof, to which the mark pertains, if that business is ongoing and existing.
IV.           We have assumed that the information contained on Schedule I to each of the Intellectual Property Security Agreements is accurate, and we express no opinion as to the effect of recording the security interest of the Administrative Agent in the PTO or CO with respect to any Trademarks, Patents or Copyrights where the information provided on any such schedule is not accurately reflected in the recordation cover sheet submitted to the PTO or CO or by the PTO or CO in its internal records, and we further assume that, after indexation of the Copyright Security Agreements by the CO, the Copyright Security Agreements would be revealed by a reasonable search of the records of the CO under the title or registration number of the Copyrights.
V.           We advise you that with respect to the Trademarks, Patents or Copyrights in which the Administrative Agent has been granted a security interest by more than one agreement, a court may limit the right of the Administrative Agent to choose among the rights and remedies to which it may be entitled with respect to such Trademarks, Patents or Copyrights.
VI.           We express no opinion as to whether the federal trademark, patent and copyright laws of the United States of America are applicable to security interests in trademarks, patents and copyrights, respectively.
VII.           We call to your attention that, under federal trademark laws of the United States of America, it is generally held that transfers of trademark rights are invalid unless (i) accompanied by the goodwill related to such trademarks, and (ii) the trademarks are used on substantially the same goods and/or services as those previously represented by the trademarks, and we express no opinions as to the assets or goodwill that would have to accompany any trademarks (including the Trademarks) to ensure continuing validity and enforceability of such trademarks in the event of a foreclosure and the ultimate disposition of the trademarks as a result of a default.
VIII.           We call your attention to the fact that the exercise of remedies with respect to the Trademarks, Patents or Copyrights may require additional filings with the PTO or CO.
IX.           We express no opinion as to the validity or enforceability of any of the Trademarks, Patents or Copyrights.

This opinion is intended solely for the benefit of the Administrative Agent and the Lenders in connection with the Credit Agreement and is not to be used by the Administrative Agent and the Lenders for any other purpose or made available to or be relied upon by any other person, firm or entity, other than any Person that becomes a Lender under the Credit Agreement after the date hereof, without our express written consent.  Except as otherwise indicated, the opinions set forth herein are as of the date hereof, and we disclaim any duty to update or advise the Administrative Agent and the Lenders of facts, circumstances, events or changes in the law that may hereafter be brought to our attention even if they may affect or modify the opinions expressed herein.

Respectfully Submitted,

___________________________________
COX SMITH MATTHEWS INCORPORATED

Exhibit A

FINANCING STATEMENTS

[See Attached.]

Exhibit B

MATERIAL AGREEMENTS AND INSTRUMENTS*

1.	Amended and Restated Agreement Among Shareholders, dated as of January 26, 2005.
2.	KCI Employee Benefits Trust Agreement.
3.	Kinetic Concepts, Inc. Management Equity Plan effective October 2, 1997.
4.	Form of Option Instrument with respect to the Kinetic Concepts, Inc. Management Equity Plan.
5.	Standard Office Building Lease Agreement, dated July 31, 2002 between CKW San Antonio, L.P. d/b/a San Antonio CKW, L.P. and Kinetic Concepts, Inc.
6.	Toll Manufacturing Agreement, by and between KCI Manufacturing and Avail Medical Products, Inc. dated December 14, 2007.
7.	License Agreement, dated as of October 6, 1993, between Wake Forest University and Kinetic Concepts, Inc., as amended by that certain Amendment to License Agreement, dated as of July 1, 2000.
8.	Form of Director Indemnity Agreement.
9.	2004 Equity Plan.
10.	2004 Employee Stock Purchase Plan.
11.	Form of Stock Option Agreement under Amended and Restated 2003 Non-Employee Directors Stock Plan.
12.	Form of Restricted Stock Award Agreement under Amended and Restated 2003 Non-Employee Directors Stock Plan.
13.	Executive Deferred Compensation Plan.
14.	Form of KCI 2004 Equity Plan Restricted Stock Award Agreement.
15.	Form of KCI 2004 Equity Plan Nonqualified Stock Option Agreement.
16.	Form of KCI 2004 Equity Plan Restricted Stock Unit Award Agreement.
17.	Form of KCI 2004 Equity Plan International Restricted Stock Unit Award Agreement.
18.	Form of KCI 2004 Equity Plan International Stock Option Agreement.
19.	Letter, dated October 16, 2006, from Kinetic Concepts, Inc. to Catherine M. Burzik outlining the terms of her employment.
20.	2004 Equity Plan Nonqualified Stock Option Agreement between Kinetic Concepts, Inc. and Catherine M. Burzik, dated November 6, 2006.
21.	2004 Equity Plan Restricted Stock Award Agreement between Kinetic Concepts, Inc. and Catherine M. Burzik, dated November 6, 2006.
22.	Kinetic Concepts, Inc. Compensation Policy for Outside Directors, as adopted on December 4, 2007.
23.	Executive Retention Agreement between Kinetic Concepts, Inc. and Martin J. Landon, dated February 21, 2007.
24.	Executive Retention Agreement between Kinetic Concepts, Inc. and Stephen D. Seidel, dated February 21, 2007.
25.	Executive Retention Agreement between Kinetic Concepts, Inc. and Lynne D. Sly, dated February 21, 2007.
26.	Executive Retention Agreement between Kinetic Concepts, Inc. and Todd M. Fruchterman, dated February 21, 2007.
27.	Credit Agreement, dated as of July 31, 2007.
28.	Employment Separation and Release Agreement, dated June 12, 2007, between Kinetic Concepts, Inc. and Mark Carbeau.
29.	Settlement Agreement, dated June 25, 2007, between KCI Europe Holding B.V. and Jörg Menten.
30.	Offer letter, dated July 18, 2007, between Kinetic Concepts, Inc. and Linwood A. Staub.
31.	Executive Retention Agreement, dated July 18, 2007, between Kinetic Concepts, Inc. and Linwood A. Staub.
32.	Contract of Employment, effective December 3, 2007, between KCI UK Holdings Limited and TLV Kumar.
33.	Executive Retention Agreement between Kinetic Concepts, Inc. and T.L.V. Kumar, dated December 3, 2007.
34.	2003 Non-Employee Directors Stock Plan, as Amended and Restated on December 4, 2007.
35.	Form of Kinetic Concepts, Inc. 2004 Equity Plan International Stock Option Agreement, as amended on February 19, 2008.
36.	Form of Kinetic Concepts, Inc. 2004 Equity Plan Restricted Stock Unit Award Agreement, as amended on February 19, 2008.
37.	Form of Kinetic Concepts, Inc. 2004 Equity Plan International Restricted Stock Unit Award Agreement, as amended on February 19, 2008.
38.	Form of Kinetic Concepts, Inc. 2004 Equity Plan Nonqualified Stock Option Agreement, as amended on February 19, 2008.
39.	Form of Kinetic Concepts, Inc. 2004 Equity Plan Restricted Stock Award Agreement, as amended on February 19, 2008.
40.	Agreement and Plan of Merger, dated April 7, 2008, between Kinetic Concepts, Inc., Leopard Acquisition Sub, Inc., and LifeCell Corporation.
41.	Commitment Letter, dated April 7, 2008, between Kinetic Concepts., Inc. Bank of America, N.A., Banc of America Securities LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities, Inc.
42.	Fee Letter, dated April 7, 2008, between Kinetic Concepts., Inc. Bank of America, N.A., Banc of America Securities LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities, Inc.
43.	Engagement Letter, dated April 7, 2008, between Kinetic Concepts., Inc. Bank of America, N.A., Banc of America Securities LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities, Inc.
44.	Purchase Agreement, dated April 15, 2008, by and among Kinetic Concepts., Inc., the Initial Purchasers thereto and KCI USA, Inc., a Delaware corporation.
45.	Indenture, dated as of April 21, 2008, between Kinetic Concepts., Inc., KCI USA, Inc. and U.S. Bank National Association, as trustee.
46.	Letter agreement re: Call Option Transaction between JPMorgan Chase Bank, National Association, London Branch and Kinetic Concepts., Inc. dated as of April 15, 2008.
47.	Letter agreement re: Call Option Transaction between Bank of America, N.A. and Kinetic Concepts., Inc. dated as of April 15, 2008.
48.	Letter agreement re: Warrants between JPMorgan Chase Bank, National Association, London Branch and the Company dated as of April 15, 2008.
49.	Letter agreement re: Warrants between Bank of America, N.A. and the Company dated as of April 15, 2008.
50.	Letter agreement re: Call Option Confirmation and Warrant Confirmation between Kinetic Concepts., Inc. and JPMorgan Chase Bank, National Association, London Branch dated as of April 15, 2008.
51.	Letter agreement re: Call Option Confirmation and Warrant Confirmation between Kinetic Concepts., Inc. and Bank of America, N.A. dated as of April 15, 2008.
52.
Letter, dated April 28, 2008, from J.P. Morgan Securities Inc. and Banc of America Securities LLC to Kinetic Concepts., Inc. advising Kinetic Concepts., Inc. of the their decision to purchase an additional $90 million aggregate principal amount of Kinetic Concepts., Inc.’s 3.25% Convertible Senior Notes Due 2015.

53.	Letter, dated April 28, 2008, from JPMorgan Chase Bank, National Association addressed to Kinetic Concepts., Inc. re: Call Option Confirmation, Warrant Confirmation and Letter Agreement.
54.	Letter, dated April 28, 2008, from Bank of America, N.A. addressed to Kinetic Concepts., Inc. re: Call Option Confirmation, Warrant Confirmation and Letter Agreement.

*All documents referenced in this Exhibit B refer to the form of such documents as filed with or referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 26, 2008, with the exception of the documents listed in Items 40 through 54 of this Exhibit B.

EXHIBIT H

FORM OF AFFILIATE SUBORDINATION AGREEMENT

Section 32 .  Agreement to Subordinate. [INSERT NAME OF BORROWER]’s (the “Company”) obligations to [INSERT NAME OF LENDER] (the “Subordinated Lender”) under this [INSERT NAME OF DOCUMENT] (the “Subordinated Obligations”) are subordinated in right of payment, to the extent and in the manner provided in this [Note/Instrument], to the prior payment of all Senior Debt.  “Senior Debt” means the Obligations (as defined in the Credit Agreement, dated as of May [  ], 2007, among Kinetic Concepts, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto (the “Credit Agreement”), and “Senior Lenders” means the holders from time to time of the Senior Debt.  The subordination provisions of this [Note/Instrument] are for the benefit of and enforceable by the Senior Lenders or their designated representatives.  Capitalized terms used but not defined herein shall have the meanings given such terms in the Credit Agreement.
Section 33 .  Liquidation, Dissolution, Bankruptcy.  Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:
(1)         the Senior Lenders are entitled to receive payment in full in cash of all Senior Debt, including all interest accrued or accruing on the Senior Debt after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the Credit Agreement, whether or not the claim for the interest is allowed or allowable as a claim in the case or proceeding with respect to the Senior Debt (only such payment constituting “payment in full”) before the Subordinated Lender will be entitled to receive any payment of principal of or interest on the Subordinated Obligations; and
(2)         until the Senior Debt is paid in full, any payment or distribution to which the Subordinated Lender would be entitled but for these subordination provisions shall instead be made to the Senior Lenders as their interests may appear.
Section 34 .  Default on Senior Debt.  If at any time any Event of Default (as defined in the Credit Agreement) has occurred and is continuing and the Administrative Agent notifies the Company of the effectiveness of its obligations under this Section 3 (the “Effectiveness Notice”), the Company shall not pay any Subordinated Obligations and the Subordinated Lender shall not take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Obligations.  Promptly after receipt by the Company of the Effectiveness Notice, the Company shall provide a copy of such notice to the Subordinated Lender.  The Administrative Agent shall, at the request of the Company at any time during which an Event of Default is no longer continuing, withdraw any Effectiveness Notice previously delivered, and upon such withdrawal the Company resume making payments of the Subordinated Obligations and the Subordinated Lender may resume receiving such payments.
Section 35 .  When Distribution Must Be Paid Over.  If a payment or other distribution is made to the Subordinated Lender that because of these subordination provisions should not have been made to it, the Subordinated Lender shall hold it in trust for the Senior Lenders and pay it over to them as their interests may appear.
Section 36 .  Subrogation.  A distribution made under these subordination provisions to the Senior Lenders which otherwise would have been made to the Subordinated Lender is not, as between the Company and the Subordinated Lender, a payment by the Company on the Senior Debt.  After all Senior Debt is paid in full and until the Subordinated Obligations are paid in full, the Subordinated Lender will be subrogated to the rights of the Senior Lenders to receive payments in respect of the Senior Debt.
Section 37 .  Relative Rights; Subordination Not to Prevent Events of Default or Limit Right to Accelerate.  These subordination provisions define the relative rights of the Subordinated Lender and the Senior Lenders and do not impair, as between the Company and the Subordinated Lender, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Subordinated Obligations in accordance with their terms; provided that so long as any Default or Event of Default (each as defined in the Credit Agreement) has occurred and is continuing, the Subordinated Lender shall not be entitled to, and waives its right to, accelerate the maturity of the Subordinated Obligations upon an Event of Default under this [Note/Instrument] or exercise any remedies upon an Event of Default under this [Note/Instrument].  The failure to make a payment on the Subordinated Obligations by reason of these subordination provisions does not prevent the occurrence of a Default or an Event of Default under this [Note/Instrument].
Section 38 . Subordinated Lender Entitled to Rely.  For the purpose of ascertaining the outstanding amount of the Senior Debt, the Senior Lenders, and all other information relevant to making any payment or distribution to the Senior Lenders pursuant to [Sections 1-9], the Subordinated Lender is entitled to rely upon an order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 2 above are pending, a certificate of the liquidating trustee or other person making a payment or distribution to the Subordinated Lender, or information provided by the Senior Lenders or the Agent.
Section 39 . Subordination May Not Be Impaired By Company.  No right of any Senior Lender to enforce the subordination of the Subordinated Obligations will be impaired by any act or failure to act by the Company or by its failure to comply with [Sections 1–9].
Section 40 .  Reliance by Senior Lenders on Subordination Provisions; No Waiver.  (a) The Subordinated Lender acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to each Senior Lender, whether the Senior Debt was created or acquired before or after the incurrence of the Subordinated Obligations, to acquire or to hold the Senior Debt, and each Senior Lender will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Debt.
(b)           Subject in all respects to the provisions of the Loan Documents, the Senior Lenders may, at any time and from time to time, without the consent of or notice to the Subordinated Lender, without incurring any liability or responsibility to the Subordinated Lender, and without impairing the rights of the Senior Lenders under these subordination provisions, do any of the following:
(1)         change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Senior Debt or any instrument evidencing the same or any agreement under which the Senior Debt is outstanding or secured;
(2)         sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt;
(3)         release any person liable in any manner for the payment of the Senior Debt; or
(4)         exercise or refrain from exercising any rights against the Company and any other person